     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996


                                                               FILE NO. 333-2757
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM S-11

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              PMC COMMERCIAL TRUST
      (Exact Name of Registrant as Specified in its Governing Instruments)

                             ---------------------

                    17290 PRESTON ROAD, DALLAS, TEXAS 75252
                                 (214) 380-0044
                    (Address of Principal Executive Offices)

                             ---------------------

                          LANCE B. ROSEMORE, PRESIDENT
                              PMC COMMERCIAL TRUST
                               17290 PRESTON ROAD
                              DALLAS, TEXAS 75252
                                 (214) 380-0044
                    (Name and Address of Agent for Service)

                             ---------------------

                                   Copies to:

            KENNETH L. BETTS, ESQ.                        LEE A. MEYERSON, ESQ.
       WINSTEAD SECHREST & MINICK P.C.                  SIMPSON THACHER & BARTLETT
            5400 RENAISSANCE TOWER                         425 LEXINGTON AVENUE
               1201 ELM STREET                           NEW YORK, NEW YORK 10017
             DALLAS, TEXAS 75270                              (212) 455-2000
                (214) 745-5400


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              PMC COMMERCIAL TRUST

                             CROSS REFERENCE SHEET

ITEM
NO.                        ITEM CAPTION                            LOCATION IN PROSPECTUS
- ----    --------------------------------------------------   -----------------------------------
  1     Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus....................   Outside Front Cover Page
  2     Inside Front and Outside Back Cover Pages of
        Prospectus........................................   Inside Front Cover Page and Outside
                                                             Back Cover Page
  3     Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges.........................   Prospectus Summary; Risk Factors;
                                                             Business
  4     Determination of Offering Price...................   Outside Front Cover Page
  5     Dilution..........................................   Not applicable
  6     Selling Security Holders..........................   Not applicable
  7     Plan of Distribution..............................   Underwriting
  8     Use of Proceeds...................................   Use of Proceeds
  9     Selected Financial Data...........................   Selected Financial Data
 10     Management's Discussion and Analysis of Financial
        Condition and Results of Operations...............   Management's Discussion and
                                                             Analysis of Financial Condition and
                                                             Results of Operations
 11     General Information as to Registrant..............   Business; Management; Certain
                                                             Provisions of the Texas REIT Act
                                                             and the Company's Declaration of
                                                             Trust and Bylaws
 12     Policy with Respect to Certain Activities.........   Business
 13     Investment Policies of Registrant.................   Prospectus Summary; Business
 14     Description of Real Estate........................   Not applicable
 15     Operating Data....................................   Not applicable
 16     Tax Treatment of Registrant and Its Security
        Holders...........................................   Federal Income Tax Considerations
 17     Market Price of and Dividends on the Registrant's
        Common Equity and Related Stockholder Matters.....   Outside Front Cover Page; Price
                                                             Range of Common Shares; Dividends
                                                             and Distributions Policy;
                                                             Description of Shares of Beneficial
                                                             Interest
 18     Description of Registrant's Securities............   Description of Shares of Beneficial
                                                             Interest
 19     Legal Proceedings.................................   Business
 20     Security Ownership of Certain Beneficial Owners
        and Management....................................   Principal Shareholders
 21     Directors and Executive Officers..................   Management
 22     Executive Compensation............................   Management; Investment Manager
 23     Certain Relationships and Related Transactions....   Risk Factors; Investment Manager
 24     Selection, Management and Custody of Registrant's
        Investments.......................................   Business; Investment Manager
 25     Policies with Respect to Certain Transactions.....   Business
 26     Limitations of Liability..........................   Management; Description of Shares
                                                             of Beneficial Interest
 27     Financial Statements and Information..............   Prospectus Summary; Selected
                                                             Financial Data; Financial
                                                             Statements
 28     Interests of Named Experts and Counsel............   Experts; Legal Matters
 29     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities....   Not applicable

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JUNE 19, 1996

                                2,000,000 SHARES

                              PMC COMMERCIAL TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

                             ---------------------

     PMC Commercial Trust (the "Company") is a Texas real estate investment trust that originates loans to small business enterprises which are primarily collateralized by first liens on real estate of the related business. The Company principally lends to small businesses in the lodging industry. The Company also targets the commercial real estate, service, retail and manufacturing industries. See "Business." The Company's investment advisor is PMC Advisers, Inc., a wholly-owned subsidiary of PMC Capital, Inc. and an affiliate of the Company. See "Investment Manager." The Company has elected to be taxed as a real estate investment trust ("REIT") for Federal tax purposes. See "Federal Income Tax Considerations."

     All of the Common Shares of Beneficial Interest of the Company, $.01 par value per share (the "Common Shares"), offered hereby are being sold by the Company. In addition to the 2,000,000 Common Shares offered by the Underwriters (the "Underwritten Offering"), the Company is offering, by means of this Prospectus, 60,000 Common Shares (the "Direct Offering") directly to certain officers and trust managers of the Company at the Price to Public net of Underwriting Discount. Upon completion of the Underwritten Offering and the Direct Offering (together, the "Offering"), the executive officers and trust managers of the Company will beneficially own 3.5% of the issued and outstanding Common Shares.


     The Common Shares are listed on the American Stock Exchange under the symbol "PCC." On June 17, 1996, the closing sales price of the Common Shares as reported on the American Stock Exchange was $16.375 per share. See "Price Range of the Common Shares." On May 23, 1996, the Company declared a quarterly dividend of $0.38 per Common Share payable on July 15, 1996 to holders of record as of June 28, 1996. Purchasers of Common Shares in the Offering will not be entitled to receive such dividend. The Company has paid, and intends to continue to pay, quarterly dividends to its shareholders. See "Price Range of Common Shares" and "Dividends and Distributions Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===========================================================================================================
                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                   PUBLIC             DISCOUNT(1)          COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Share...................................           $                   $                    $
- -----------------------------------------------------------------------------------------------------------
Total(3)....................................      $                   $               $            (4)
===========================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the Offering estimated at $300,000 payable by the Company.

(3) The Company has granted the Underwriters an option, exercisable, from time to time, within 30 days, to purchase up to 300,000 additional Common Shares at the Price to Public per share, less the Underwriting Discount, for the purposes of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."

(4) Excludes $         to be received by the Company from the Direct Offering if
    all Common Shares offered in the Direct Offering are sold.

                             ---------------------

     The Common Shares are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the Common Shares will be
made against payment on or about           , 1996 at the office of Oppenheimer &
Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                             ---------------------

OPPENHEIMER & CO., INC.
                            J.C. BRADFORD & CO.
                                                  FAHNESTOCK & CO. INC.

                  The date of this Prospectus is June   , 1996

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company can be examined without charge at, or copies obtained upon payment of the prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports, proxy statements and other information can also be inspected without charge, or copies obtained upon payment of the prescribed fees, at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above.

     Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company is required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or American Stock Exchange requirements, if any, holders of the Common Shares receive annual reports containing audited financial statements with a report thereon from the Company's independent public accountants, and upon request quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed description and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Glossary.

                                  THE COMPANY

     PMC Commercial Trust (the "Company") originates loans to small business enterprises which are primarily collateralized by first liens on real estate of the related business. The Company principally lends to small businesses in the lodging industry. The Company also targets the commercial real estate, service, retail and manufacturing industries. The Company, a Texas real estate investment trust, was formed in June 1993, completed its initial public offering in December 1993 and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     The Company lends primarily to borrowers involved in the lodging industry. The majority of the Company's loans in the lodging industry are to owner-operated facilities generally under national hotel or motel franchises. As of March 31, 1996, (i) 96% of the Company's loan portfolio consisted of loans for the acquisition, renovation and construction of hotels, and (ii) Days Inn and Holiday Inn franchisees accounted for 20.3% and 18.5%, respectively, of the Company's outstanding loan portfolio. Management believes that borrowers in the hotel and motel franchise industry are underserved by traditional lending sources. Based on statistics prepared by the Small Business Administration (the "SBA"), SBA loans to the lodging industry had lower delinquencies and charge-offs as compared to the average of all SBA loans for the ten year period ended December 31, 1994. In addition, based on its lending history and the lending history of PMC Capital, Inc., the Company believes that loans to such lodging franchisees generally represent better credit risks than loans to other types of hotel and motel businesses because such businesses (i) employ proven business concepts, (ii) have consistent product quality, (iii) are screened and monitored by franchisors, and (iv) generally have a higher rate of success as compared to other independent lodging businesses.

     From commencement of operations through March 31, 1996, the Company originated or purchased 76 loans in an aggregate principal amount funded of approximately $75 million. At March 31, 1996, all loans were paying as agreed, and the Company had experienced no loan losses and no charge-offs. There can be no assurance, however, that the Company will not experience loan losses and charge-offs in the future. The loan amounts generally do not exceed the lesser of 70% of the fair value or cost of the collateral.

     The investments of the Company are managed by PMC Advisers, Inc. (the "Investment Manager" or "PMC Advisers"), a wholly-owned subsidiary of PMC Capital, Inc. (together with its subsidiaries, "PMC Capital"). The Company is an affiliate of PMC Capital, which primarily engages in the business of originating loans to small businesses under loan guarantee and funding programs sponsored by the SBA. The predecessor to PMC Capital, Inc. was incorporated in 1979, and the common stock of PMC Capital, Inc. is currently traded on the American Stock Exchange.

     The Company's principal business objective is to maximize shareholder returns by expanding its loan portfolio while adhering to its underwriting criteria. The Company currently has three principal strategies to achieve this objective. First, the Company expects to continue to benefit from the established customer base of PMC Capital due to the referral system available through PMC Advisers. Many of the Company's existing and potential borrowers have other projects that are currently financed by PMC Capital; however, their financing needs have grown over time and now exceed the limitations set for SBA approved loan programs. In addition, borrowers who have financial strength and stability in excess of the SBA loan program criteria represent continuing lending opportunities. Second, the Company is seeking to expand its relationships with national hotel and motel franchisors to secure a consistent flow of lending opportunities. For example, on April 12, 1996, the Company entered into a marketing agreement with U.S. Franchise Systems, Inc. ("USFS") whereby USFS, through its wholly-owned subsidiary, Microtel Inns and Suites Franchising, Inc.

("Microtel"), will present and market to prospective Microtel franchisees the Company's current financing programs. The third principal strategy of the Company is to continue to obtain cost-effective financing to maximize its growth. On March 12, 1996, the Company completed a private placement of $29,500,000 of Fixed Rate Loan Backed Notes, Series 1996-1 (the "Notes"), through a special purpose affiliate of the Company, PMC Commercial Receivable Limited Partnership, a Delaware limited partnership (the "Partnership"). The Company owns, directly or indirectly, all of the interests in the Partnership. In connection with the private placement, the Notes received a "AA" rating from Duff & Phelps Credit Rating Co.

     The Company's principal executive offices are located at 17290 Preston Road, Dallas, Texas 75252, and its telephone number is (214) 380-0044.

                                  RISK FACTORS

     An investment in the Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company. Such risks include, among others:

     - Substantially all of the Company's outstanding loans were to businesses in the lodging industry (96% at March 31, 1996).

     - The Company's business is subject to the risk that borrowers will not satisfy their debt service obligations and the risk that the value of the collateral securing a loan may be insufficient to meet all obligations.

     - The Company is dependent for the selection, structuring, closing and monitoring of its investments on the officers of the Investment Manager.

     - Many entities, as well as individuals, compete for investments similar to those proposed to be made by the Company, some of whom have far greater resources than the Company.

     - The officers of the Company and the Investment Manager will be subject to certain potential conflicts of interest.

     - Interest rate mismatches could negatively impact the Company's net income and dividend yield and the market price of the Common Shares.

     - The Company will be taxed at corporate rates if it fails to maintain its qualification as a REIT.

     - The Company borrows for the purpose of investment leverage, which may be considered a speculative investment technique.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary financial data of the Company and should be read in conjunction with the financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The summary financial data below provides information about the Company's financial history and may not be indicative of future operating results of the Company. The data for the period from June 4, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 has been derived from audited financial statements. The data for the three months ended March 31, 1995 and 1996 has been derived from unaudited financial statements.

                                       PERIOD FROM
                                      JUNE 4, 1993           YEARS ENDED          THREE MONTHS ENDED
                                   (DATE OF INCEPTION)       DECEMBER 31,             MARCH 31,
                                     TO DECEMBER 31,      ------------------      ------------------
                                          1993             1994        1995        1995        1996
                                   -------------------    ------      ------      ------      ------
                                                                                     (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Interest income-loans............        $   3          $2,289      $5,610      $1,107      $1,795
  Interest and dividends-
     other investments.............        $  13          $1,222      $  325      $  230      $   54
  Other income.....................        $  --          $  180      $  295      $   84      $   57
  Total revenues...................        $  16          $3,691      $6,230      $1,421      $1,906
Expenses:
  Advisory and servicing fees,
     net...........................        $  --(3)       $  357      $  946      $  161      $  276
  Interest.........................        $  --          $   37      $  221      $   16      $  252
  Other............................        $   1          $   97      $  167      $   59      $   34
  Total expenses...................        $   1          $  491      $1,334      $  236      $  562
Net income.........................        $  15          $3,200      $4,896      $1,185      $1,344
Weighted average common shares
  outstanding......................    3,099,530       3,430,009   3,451,091   3,444,530   3,519,612
Net income per common share........        $0.01          $ 0.93      $ 1.42      $ 0.34      $ 0.38
Dividends per common share.........        $  --(3)       $ 1.02      $ 1.38      $ 0.30      $ 0.37
Return on average assets(1)........           --(3)         6.5%        8.8%        9.1%(5)     7.5%(4)(5)
Return on average common
  beneficiaries' equity(2).........           --(3)         6.9%       10.2%       10.0%(5)    11.1%(5)

                                                                   AT END OF PERIOD
                                                    -----------------------------------------------
                                                             DECEMBER 31,
                                                    -------------------------------      MARCH 31,
                                                     1993        1994        1995          1996
                                                    -------     -------     -------     -----------
                                                                    (IN THOUSANDS)      (UNAUDITED)
Loans receivable..................................  $ 3,119     $32,694     $59,130       $62,958
Total assets......................................  $43,153     $51,785     $59,797       $83,165
Notes payable.....................................  $    --     $    --     $ 7,920       $29,500
Beneficiaries' equity.............................  $42,941     $47,440     $48,183       $49,001
Total liabilities and beneficiaries' equity.......  $43,153     $51,785     $59,797       $83,165

- ---------------

(1) Based on the Average Annual Value of All Assets. See "Glossary."

(2) Based on the total beneficiaries' equity on the first day of the year and on the last day of each quarter of such year (i) divided by five for the years ended December 31, 1994 and 1995 and (ii) divided by two for the three months ended March 31, 1995 and 1996.

(3) Not applicable due to initial period of the Company's operations which commenced on December 28, 1993.

(4) The decrease was primarily caused by the private placement of the Notes on March 12, 1996.

(5) Percentage annualized.

                                  THE OFFERING

Common Shares Offered to the Public.....  2,000,000 Common Shares
Direct Offering.........................  60,000 Common Shares
Common Shares Outstanding After the
  Offering(1)...........................  5,639,346 Common Shares
Use of Proceeds.........................  The net proceeds to the Company are estimated to be approximately $31.1 million. Initially,
                                          substantially all of the net proceeds of the
                                          Offering will be invested in temporary investments
                                          of the types described under "Business -- Policies
                                          with Respect to Certain Activities." As rapidly as
                                          practicable thereafter, the net proceeds will be
                                          used to make additional loans in accordance with
                                          the Company's lending criteria.
AMEX Symbol.............................  "PCC"

- ---------------

(1) Excludes 13,990 shares issuable upon exercise of outstanding options under the Company's 1993 Employee Share Option Plan and 1993 Trust Manager Share Option Plan which are currently exercisable.

                       DIVIDENDS AND DISTRIBUTIONS POLICY

     In accordance with applicable REIT requirements, the Company has to date made distributions in accordance with the Code. The Company paid dividends per share in the aggregate of $1.02, $1.38 and $0.37 for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, respectively. See "Price Range of Common Shares." On May 23, 1996, the Company declared a quarterly dividend of $0.38 per Common Share payable on July 15, 1996 to holders of record as of June 28, 1996. Purchasers of Common Shares in the Offering will not be entitled to receive such dividend. The Company intends to continue to pay regular quarterly dividends to its shareholders. See "Dividends and Distributions Policy."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company has elected to be taxed as a REIT, commencing with its taxable year ended December 31, 1993. As a REIT, the Company generally is not subject to Federal income tax to the extent it distributes at least 95% of its REIT taxable income (which does not include capital gains) to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax on its taxable income at regular corporate rates. In addition, the Company would generally be disqualified from treatment as a REIT for the four subsequent taxable years. See "Federal Income Tax Considerations -- Requirements for Qualification as a Real Estate Investment Trust."

                                  RISK FACTORS

     An investment in the Company involves various investment risks. Prospective investors should carefully consider the following factors together with the information provided elsewhere in this Prospectus in evaluating an investment in the Company.

CONCENTRATION OF INVESTMENTS

     At March 31, 1996, approximately 96% of the Company's outstanding loans were to small businesses in the lodging industry. There can be no assurance that the Company will continue to experience the positive results it has historically achieved from these lending activities or that market conditions will enable the Company to maintain or increase this level of loan concentration. Any economic factors that negatively impact this industry could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, at March 31, 1996 loans to businesses located in Texas and Maryland comprised 31% and 11%, respectively, of the Company's outstanding loan portfolio. An economic downturn in either of these states could have a material adverse effect on the Company's business, financial condition and results of operations.

     As of March 31, 1996, Days Inn and Holiday Inn franchisees accounted for 20.3% and 18.5%, respectively, of the Company's outstanding loan portfolio. Any economic factors that negatively impact such franchisors could have a material adverse effect on the Company's business, financial condition and results of operations.

CREDIT RISKS OF LOANS

     The Company's lending business is subject to various risks, including, but not limited to, the risk that borrowers will not satisfy their debt service obligations and the risk that the value of the collateral securing a loan, after payment and collection of foreclosure expenses, may be less than the principal amount of such loan. In addition, because the Company's borrowers are small businesses with more limited financial resources, smaller market shares, more restricted access to funding sources, higher leverage and greater dependence on the talents and efforts of one or a few people than larger, more established companies, the Company assumes a greater risk of loss than might otherwise be the case if it focused on lending to larger companies better able to withstand business and economic downturns. The Company attempts to reduce its risk of loss by evaluating each borrower's creditworthiness and the value of the collateral securing each loan; by limiting the maximum amount loaned to any single borrower; by taking security interests in assets, including real property and furniture, fixtures and equipment, of the borrower and, in certain cases, parties related to the borrower; and by obtaining personal guarantees. There can be no assurances, however, that such actions will be sufficient to avoid losses. With respect to business loans purchased, much of the information available to the Investment Manager about such loans is generated at the time that the loan was made by the original lending institution. This information may be largely out-of-date when the Investment Manager considers the loan for purchase, and the ability of the Investment Manager to obtain more current information may be limited. At March 31, 1996, the Company had no loan delinquency greater than 30 days, and based upon management's assessment of the likelihood of payment in full of the Company's outstanding loans, no loan loss reserve has been established. Changes to the facts and circumstances of the borrower, the lodging industry and the economy may result in the establishment of significant loan loss reserves. In the event the Company experiences a loan loss, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Underwriting Criteria and Loan Originations" and "-- Delinquency and Collections."

RELIANCE ON MANAGEMENT AND INVESTMENT MANAGER

     The Company is dependent for the selection, structuring, closing and monitoring of its investments upon the efforts and abilities of the officers of the Investment Manager, Dr. Fredric M. Rosemore, the Investment Manager's Chairman of the Board, Lance B. Rosemore, the Investment Manager's President and Chief Executive Officer, and Dr. Andrew S. Rosemore, the Investment Manager's Executive Vice President and

Chief Operating Officer. The loss or interruption of the services of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the directors and officers of the Investment Manager also serve as directors and officers of PMC Capital and its affiliates and devote such time as they deem appropriate to PMC Capital and such affiliates. Although ultimate control of the Company lies with the trust managers, the trust managers will rely primarily on the advice of the Investment Manager with respect to operating decisions. Accordingly, the success of the Company is dependent in large part on the services provided by the Investment Manager. The Investment Management Agreement can be terminated by the Investment Manager for any reason upon 60 days' prior written notice delivered to the Company, pursuant to a majority vote of the independent directors of the Investment Manager. Other than this notice requirement, there is no contractual impediment to the termination of the Investment Management Agreement by the parties thereto. At March 31, 1996, the Company had approximately $35.7 million in loan commitments outstanding. In the event the Investment Management Agreement were terminated, a significant portion of the then outstanding commitments would no longer be required to be funded by the Company; however, such commitments will remain the obligations of PMC Advisers. Although management of the Company believes that the Company can obtain the services of third party investment advisors or hire sufficient personnel to internally manage the Company's investments in the event that the Investment Management Agreement is not renewed or is terminated, no assurance can be given that the Company could obtain alternative investment management services on similar terms or in a timely manner or that the same quality of portfolio could be maintained. Additionally, the Company may not independently originate or purchase mortgage loans while the Investment Management Agreement is in effect. The Company's inability to find an alternative investment manager on similar terms and its lack of experience in originating loans could adversely influence the decision of the Independent Trust Managers with respect to the renewal of the Investment Management Agreement and could act as practical deterrents to the termination or modification of the Investment Management Agreement by the Company. The Company does not maintain "key man" life insurance on any of its officers or the officers or employees of the Investment Manager. See "Management" and "Investment Manager."


COMPETITION

     Many entities, including banks, financial institutions, insurance companies and other lending companies, including mortgage REITs, as well as individuals, compete for investments similar to those proposed to be made by the Company, some of whom have far greater resources than the Company. Competition has increased as the financial strength of the banking and thrift industries has improved. Increased competition makes it more difficult for the Company to originate loans on favorable terms or purchase loans at attractive prices. The principal competitive factors in the Company's business are the loan terms offered to borrowers and the quality of service provided to borrowers. In addition, PMC Capital may compete with the Company for certain loans; however, to the extent that investment opportunities reviewed by the Investment Manager conform to the investment criteria of the Company and the Company has funds available to make such investments, such investments may be made by the Company rather than PMC Capital. See "Conflicts of Interest; Transactions with Affiliates" and "Business -- Loan Originations and Underwriting,"
"-- Competition" and "-- Policies with Respect to Certain Activities."

CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

     The officers of the Investment Manager are also officers of PMC Capital and in such capacities operate the business of PMC Capital and its subsidiaries. PMC Capital and its subsidiaries have originated and purchased business loans similar to the types of loans in which the Company invests and may do so in the future under certain limited circumstances. The Investment Manager could also establish or advise additional investment entities in the future for the purpose of investing in business loans.

     Pursuant to a loan origination agreement among the Investment Manager, PMC Capital and the Company (the "Loan Origination Agreement"), loans which meet the Company's underwriting criteria are to be funded by the Company provided that funds are available. In such event, loans generally will not be made by PMC Capital other than: (i) loans in an original principal amount not exceeding $1,100,000 made pursuant to the SBA Section 7(a) or Small Business Investment Company ("SBIC") loan programs utilized by PMC

Capital's subsidiaries and (ii) bridge loans to be refinanced by SBA Section 7(a) or SBIC loans upon approval of the SBA loan application. Accordingly, potential conflicts between PMC Capital and the Company with respect to loan origination opportunities will be resolved in accordance with the criteria set forth in the Loan Origination Agreement. See "Business -- Underwriting Criteria and Loan Originations." The participation by PMC Capital in the business loan market could make it more difficult for the Company to originate loans on favorable terms or purchase business loans at attractive prices which could have a material adverse effect on the Company's business, financial conditions and results of operations.

     The fee of the Investment Manager is primarily based on the value of the Company's assets. As a result, any increases in the value of the Company's assets from leverage will benefit the Investment Manager and the Investment Manager will have a potential conflict in determining whether the Company should write-down the value of any assets. The Investment Manager has agreed to a reduced fee with respect to leveraged assets. In addition, the Annual Fee of the Investment Manager will be earned only to the extent that the Company's annual Return on Average Common Equity Capital, after deducting the Base Fee and the Annual Fee, is at least equal to the minimum return of 6.69%. Consequently, the Investment Manager could approve higher risk investments to maximize current income in order to exceed 6.69% which could result in increased risk of loss to the Company's assets. Because the maximum Annual Fee is 1% of the Average Annual Value of All Invested Assets and is payable regardless of the amount of distributions to shareholders as long as the minimum return of 6.69% is attained, there may be no direct correlation between payment of the Annual Fee and the amount of distributions to shareholders. See "Management" and "Investment Manager."

INTEREST RATE AND PREPAYMENT RISK

     The ability of the Company to achieve certain of its investment objectives will depend in part on its ability to continue to borrow funds or issue preferred shares of beneficial interest ("Preferred Shares") on favorable terms, and there can be no assurance that such borrowings or issuances can in fact be achieved. The Company's net income is materially dependent upon the "spread" between the rate at which it borrows funds (typically either short-term at variable rates or long-term at fixed rates) and the rate at which it loans these funds (typically long-term at fixed rates). During periods of changing interest rates, interest rate mismatches could negatively impact the Company's net income and dividend yield and the market price of the Common Shares. If interest rates decline, the Company may experience significant prepayments, and such prepayments, as well as scheduled repayments, are likely to be reloaned at lower rates, which may have an adverse effect on the Company's business, financial condition and results of operations and on its ability to maintain distributions at the level then existing.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company must meet a number of highly technical and complex requirements, described under "Federal Income Tax Considerations," to maintain its status as a REIT under the Code. Failure to qualify as a REIT would result in the taxation of the Company at corporate rates and loss of pass-through tax treatment which would have a significant adverse effect on the Company's business, financial condition and results of operations and on the return to shareholders. Failure to qualify as a REIT under the Code during a taxable year would generally render the Company ineligible to elect REIT status again until the fifth subsequent taxable year. The Company will not be required to make distributions to shareholders in the event that it fails to qualify as a REIT under the Code and there can be no assurance that the Company will continue to make distributions in such event. Transfers of the Common Shares are subject to certain restrictions to protect the Company's REIT status under the Code. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" and "Federal Income Tax Considerations." In addition, the Company may be subject to state or local taxes. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT, the Federal income tax consequences of such qualification or the application of state or local taxes to the Company. Under legislation which became effective in 1992, certain entities which employ leverage and whose assets consist principally of real estate mortgages may be classified as taxable mortgage pools. To date, the Internal Revenue Service has issued practically no guidance on the classification of REITs as taxable mortgage pools and it is unclear whether the Company would ever be classified as one. Additionally, tax counsel to the Company is rendering no opinion as to whether the Company would be taxable as a mortgage pool. See "Federal Income Tax Considerations."


LEVERAGE

     The Company has established a revolving credit facility, completed a private placement of the Notes through the Partnership and may issue Preferred Shares (although the Company has no current plans to do so) to acquire additional funds to continue its lending activities. To the extent that the Company utilizes its credit facility, executes notes or issues Preferred Shares, the Company is leveraged. Lenders and preferred beneficiaries will have fixed dollar claims on the Company's assets superior to the claims of the holders of Common Shares and may require that the Company agree to covenants that could restrict its flexibility in the future and may limit the Company's ability to pay dividends. The Company's net income is materially dependent upon the "spread" between the rate at which it borrows funds (typically either short-term at variable rates or long-term at fixed rates) and the rate at which it loans these funds (typically long-term at fixed rates). If the returns on loans originated by the Company with funds obtained from borrowings or the issuance of Preferred Shares fail to cover the cost of such funds, the Company's cash flow will be reduced and could be negative. Additionally, any increase in the interest rate earned by the Company on investments in excess of the interest rate or dividend rate incurred on the funds obtained from either borrowings or the issuance of Preferred Shares would cause its net income to increase more than it would without the leverage. Conversely, any decrease in the interest rate earned by the Company on investments would cause net income to decline by a greater amount than it would if the funds had not been obtained from either borrowings or the issuance of Preferred Shares and invested. Leverage is thus generally considered a speculative investment technique. In order for the Company to repay indebtedness or meet its obligations in respect of any outstanding Preferred Shares on a timely basis, the Company may be required to dispose of assets at a time at which it would not otherwise do so and at prices which may be below the net book value of the loan. Dispositions of assets may adversely affect the Company's business, financial condition and results of operations and the Company's ability to maintain its qualification as a REIT for Federal tax purposes. See "Business -- Policies with Respect to Certain Activities" and "Federal Income Tax Considerations."

REMEDIES UPON DEFAULT

     In the event of a default on a business loan, the Company's available remedies would include legal action against the borrower or guarantor and foreclosure against the collateral securing the loan. The Company could experience significant delays in exercising its rights as a secured lender and might incur substantial costs in foreclosing on the mortgaged property and taking other steps to protect its investment. The Company's rights may, in some instances, be subordinate to mechanics' liens, materialmens' liens or government liens which could be significant in amount and which could, therefore, limit the amount recovered by the Company. In addition, the Company's ability to obtain payment from the borrower or guarantor to the extent of any deficiency resulting after the sale of collateral might be limited by bankruptcy or similar laws. Therefore, there can be no assurance that the Company would ultimately collect the full amount owed on a defaulted loan.

ENVIRONMENTAL LIABILITIES

     The Company may in the future acquire through foreclosure properties that secured defaulted loans or make direct purchases of real estate. While the Company performs extensive due diligence investigations into properties both prior to originating loans secured by such properties and prior to foreclosing thereon, there is a risk that hazardous substances or wastes, contaminants, pollutants or sources thereof could be discovered on properties acquired by the Company or with respect to which the Company is deemed to be an owner or operator under applicable environmental laws. In such event, the Company could be required under certain environmental laws to remediate such conditions and clean up the affected property at its sole cost and expense or to contribute to the cost of such remediation or clean up, which could have a material adverse effect on the Company. In addition, the Company could be required to pay fines and/or penalties imposed by governmental agencies. The Company requires environmental site assessments of real estate securing loans it makes as a condition to making such loans; however, there can be no assurance that such assessments would reveal any or all potential environmental liabilities.

CERTAIN LEGAL CONSIDERATIONS

     Applicable state laws generally regulate interest rates and other charges, require certain disclosures and require licensing of originators of loans. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of loans. Depending on the provisions of the applicable law and the specified facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on its outstanding loans, could result in penalties to the Company and may entitle the borrower to a refund of amounts previously paid.

     The Company's loans are also subject to Federal laws, including:

          (i) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

          (ii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience.

Violations of certain provisions of these Federal laws may limit the ability of the Company to collect all or part of the principal of or interest on its loans and in addition could subject the Company to damages and administrative enforcement. The Company believes that it is in compliance with all applicable laws.

CHANGES IN INVESTMENT AND FINANCING POLICIES

     The investment and financing policies of the Company and its policies with respect to certain other activities, including growth, capitalization, distributions, REIT status and operating policies, are established by the trust managers. See "Business -- Policies with Respect to Certain Activities." The trust managers may amend or revise these policies from time to time at their discretion without a vote of the shareholders of the Company.

OWNERSHIP LIMIT; ANTI-TAKEOVER EFFECT

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To ensure that the Company will not fail to qualify as a REIT under this test, the Declaration of Trust of the Company provides that no holder of capital shares, other than any trust manager, employee of the Company and any other person approved by the trust managers, may directly or indirectly own more than 9.8% of the lesser of the number or value of the outstanding capital shares; provided, however, in no event may the trust managers grant an exemption from the foregoing ownership limitation to any trust manager, employee or other person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding capital shares would result in the termination of the Company's status as a REIT, which could have a material adverse effect on the Company's business, financial condition and its results of operations. There can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the shares thereby causing the Company to fail to qualify as a REIT. The ownership limits may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders or (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of 9.8% in number or value of the outstanding Common Shares or otherwise to effect a change of control of the Company. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer."

RISK FOR IRAS OR INVESTORS SUBJECT TO ERISA

     Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider whether the investment of plan assets in the Common Shares satisfies the diversification requirements of ERISA, whether the investment is prudent in light of possible limitations on the marketability of the Common Shares, and whether such fiduciaries have authority to acquire such Common Shares under their appropriate governing instruments and Title I of ERISA. Also, fiduciaries of an individual retirement account ("IRA") should consider that an IRA may only make investments that are authorized by the appropriate governing instruments. See "ERISA Considerations."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of the loan portfolio and availability of funds. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  THE COMPANY

     The Company originates loans to small business enterprises which are primarily collateralized by first liens on real estate of the related business. The Company principally lends to small businesses in the lodging industry. The Company also targets the commercial real estate, service, retail and manufacturing industries. The Company has elected to be taxed as a REIT under the Code. The Company, a Texas real estate investment trust, was formed in June 1993 and completed its initial public offering in December 1993.

     The Company lends primarily to borrowers involved in the lodging industry. The majority of the Company's loans in the lodging industry are to owner-operated facilities generally under national hotel or motel franchises. As of March 31, 1996, (i) 96% of the Company's loan portfolio consisted of loans for the acquisition, renovation and construction of hotels, and (ii) Days Inn and Holiday Inn franchisees accounted for 20.3% and 18.5%, respectively, of the Company's outstanding loan portfolio. Management believes that borrowers in the hotel and motel franchise industry are underserved by traditional lending sources. Based on statistics prepared by the SBA, SBA loans to the lodging industry had lower delinquencies and charge-offs as compared to the average of all SBA loans for the ten year period ended December 31, 1994. In addition, based on its lending history and the lending history of PMC Capital, the Company believes that loans to such lodging franchisees generally represent better credit risks than loans to other types of hotel and motel businesses because such businesses (i) employ proven business concepts, (ii) have consistent product quality, (iii) are screened and monitored by franchisors, and (iv) generally have a higher rate of success as compared to other independent lodging businesses.

     From commencement of operations through March 31, 1996, the Company originated or purchased 76 loans in an aggregate principal amount funded of approximately $75 million. At March 31, 1996, all loans were paying as agreed, and the Company had experienced no loan losses and no charge-offs. There can be no assurance, however, that the Company will not experience loan losses and charge-offs in the future. The loan amounts generally do not exceed the lesser of 70% of the fair value or cost of the collateral.

     The investments of the Company are managed by PMC Advisers, a wholly-owned subsidiary of PMC Capital. The Company is an affiliate of PMC Capital, which is a closed-end management investment company that operates as a business development company under the Investment Company Act of 1940, as amended. PMC Capital primarily engages in the business of originating loans to small businesses under loan guarantee and funding programs sponsored by the SBA. The predecessor to PMC Capital, Inc. was incorporated in 1979, and the common stock of PMC Capital, Inc. is currently traded on the American Stock Exchange.

     The Company's principal business objective is to maximize shareholder returns by expanding its loan portfolio while adhering to its underwriting criteria. The Company currently has three principal strategies to achieve this objective. First, the Company expects to continue to benefit from the established customer base of PMC Capital due to the referral system available through PMC Advisers. Many of the Company's existing and potential borrowers have other projects that are currently financed by PMC Capital; however, their financing needs have grown over time and now exceed the limitations set for SBA approved loan programs. In addition, borrowers who have financial strength and stability in excess of the SBA loan program criteria represent continuing lending opportunities. Second, the Company is seeking to expand its relationships with national hotel and motel franchisors to secure a consistent flow of lending opportunities. For example, on April 12, 1996, the Company entered into a marketing agreement with USFS whereby USFS, through its wholly-owned subsidiary, Microtel, will present and market to prospective Microtel franchisees the Company's current financing programs. The third principal strategy of the Company is to continue to obtain cost-effective financing to maximize its growth. On March 12, 1996, the Company completed a private placement of $29,500,000 of Notes through the Partnership, a special purpose affiliate of the Company. The Company owns, directly or indirectly, all of the interests in the Partnership. In connection with the private placement, the Notes received a "AA" rating from Duff & Phelps Credit Rating Co.

     The Company was organized as a Texas real estate investment trust in June 1993 and has elected to be taxed as a REIT under the Code. The Company's principal office is located at 17290 Preston Road, Third Floor, Dallas, Texas 75252 and its telephone number is (214) 380-0044.

                                USE OF PROCEEDS

     Based upon an assumed offering price of $16.125 per share, the net proceeds to the Company from the Offering (after deducting estimated offering expenses) are estimated to be approximately $31.1 million ($35.7 million if the Underwriters' over-allotment option is exercised in full). Substantially all of the net proceeds of the Offering will initially be invested in interest bearing accounts and short-term interest bearing securities. As rapidly as practicable thereafter, the net proceeds of the Offering will be used to make loans in accordance with the Company's lending criteria.

                          PRICE RANGE OF COMMON SHARES

     The Common Shares have been traded on the American Stock Exchange under the symbol "PCC" since February 1995 and before that on the Nasdaq National Market under the symbol "PMCTS" since December 17, 1993 (the date the Common Shares first began trading on Nasdaq National Market). As of May 31, 1996, there were 459 holders of record of Common Shares. The following table sets forth for the periods indicated the high and low sales prices as reported on the American Stock Exchange and the Nasdaq National Market and the dividends declared by the Company per share for each such period.


                                                                           REGULAR      SPECIAL
                                                                          DIVIDENDS    DIVIDENDS
                     QUARTER ENDED                    HIGH       LOW      PER SHARE    PER SHARE
    -----------------------------------------------  ------     ------    ---------    ---------
    March 31, 1994.................................  $15.25     $13.50     $ 0.240          --
    June 30, 1994..................................  $15.38     $13.25     $ 0.240          --
    September 30, 1994.............................  $15.00     $13.50     $ 0.240          --
    December 31, 1994..............................  $14.25     $11.25     $ 0.280       $0.02
    March 31, 1995.................................  $14.00     $11.75     $ 0.300          --
    June 30, 1995..................................  $15.13     $12.25     $ 0.315          --
    September 30, 1995.............................  $15.13     $13.75     $ 0.330          --
    December 31, 1995..............................  $17.13     $13.88     $ 0.355       $0.08
    March 31, 1996.................................  $17.88     $15.75     $ 0.370          --
    June 30, 1996 (through June 17, 1996)..........  $17.38     $15.50     $ 0.380          --

                       DIVIDENDS AND DISTRIBUTIONS POLICY

GENERAL

     The Company distributes to its shareholders substantially all of its net investment income and realized net capital gains, if any, as determined for income tax purposes. Dividends are paid by the Company at the discretion of the trust managers and depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations") and such other factors as the trust managers may deem relevant. Applicable law may limit the amount of dividends and other distributions payable by the Company. At each meeting in any fiscal year for the purpose of declaring dividends, the trust managers declare a dividend of net investment income at a quarterly rate based on an estimate of the year's net investment income. A special dividend is also generally declared prior to the end of December, for distribution during the following January, to shareholders of record as of the last business day of the year, in at least the minimum amount required to comply with the Code's provisions regarding the distribution of the year's distributable net investment income and net realized capital gains.

     Dividends are paid based on taxable income and, accordingly, may be greater or less than book income. If the Company is unable to distribute amounts sufficient to satisfy the requirements under the Code relating to its status as a REIT, the Company could incur liability for taxes and possibly lose its status as a REIT. See "Federal Income Tax Considerations." In the event that amounts distributed exceed the earnings and profits of the Company available for distribution, such excess will be considered a tax free return of capital to a shareholder to the extent of the shareholder's adjusted basis in his Common Shares and as capital gain to the extent the distributions exceed both available earnings and profits and stock basis.

     On May 23, 1996, the Company declared a quarterly dividend of $0.38 per Common Share payable on July 15, 1996 to holders of record as of June 28, 1996. Purchasers of Common Shares in this Offering will not be entitled to receive such dividend. For information relating to the frequency and amounts of dividends paid on the Common Shares, see "Price Range of Common Shares."

DIVIDEND REINVESTMENT PLAN

     Pursuant to the Company's Dividend Reinvestment Plan (the "Plan"), a shareholder whose Common Shares are registered in his own name may elect to have all distributions reinvested automatically in additional Common Shares by contacting the American Stock Transfer and Trust Company (the "Plan Agent"). The Company may place limitations on participation in the Plan to assure the maintenance of its REIT status. See "Federal Income Tax Considerations." Shareholders whose Common Shares are held in the name of a nominee may have distributions reinvested automatically by the nominee in additional Common Shares under the Plan, but only to the extent the nominee participates on his behalf. Shareholders whose Common Shares are held in the name of a nominee should contact the nominee for details. All distributions to investors who do not participate (or whose nominee does not participate) in the Plan will be paid by check mailed directly to the record holder by or under the direction of the Plan Agent.

     The Plan Agent will promptly apply a Plan participant's dividends or distributions to the purchase of newly issued Common Shares from the Company. The purchase price of Common Shares purchased from the Company will be 98% of the average of the closing sales prices, as reported in The Wall Street Journal, at which Common Shares were traded on the last five days on which trading in the Common Shares is reported to have taken place on the American Stock Exchange prior to the payment date of the dividend or distribution. The number of Common Shares to be received by the Plan participants on account of the dividend or distribution will be calculated on the basis of the initially determined market price and will be credited to their accounts as of the payment date of the dividend or distribution.

     The Plan Agent will maintain all shareholder accounts in the Plan and will furnish written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records. Certificates for the shares will be retained by the Plan Agent and available upon 20 days' notice. Because of the length of such notice period, it may take longer for a shareholder to liquidate Common Shares held under the Plan than Common Shares held outside the Plan. There will be no charge to participants for reinvesting dividends and capital gains distributions.

     The Plan also permits participants to purchase Common Shares thereunder by making cash payments to the Plan Agent in amounts of not less than $50 or more than $10,000 per month. These optional cash payments will be applied to acquire Common Shares from the Company on the same terms as the reinvestment of dividends.

     The automatic reinvestment of distributions will not relieve participants of any income tax which may be payable on distributions.

     Experience under the Plan may indicate that changes are desirable. Accordingly, the Company reserves the right to amend or terminate the Plan on at least 90 days' written notice to participants in the Plan. The Company may also amend or terminate the Plan without notice if necessary to preserve the Company's REIT status.

     The Company has reserved 400,000 Common Shares for issuance pursuant to the Plan. All Common Shares acquired under the Plan will be originally issued by the Company, and a written prospectus relating to such Common Shares may be obtained from the Company or the Plan Agent.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996, and of the Company and its subsidiaries on a pro forma basis to give effect to the 2,000,000 Common Shares offered hereby at an assumed offering price of $16.125 per share and the 60,000 Common Shares in the Direct Offering at an assumed offering price of $16.125 per share net of Underwriting Discount. This table should be read in conjunction with the Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                          AS OF MARCH 31, 1996
                                                                          ---------------------
                                                                          ACTUAL      PRO FORMA
                                                                          -------     ---------
                                                                          (DOLLARS IN THOUSANDS)
                                                                               (UNAUDITED)
Short-term debt.........................................................  $    --     $      --
                                                                          =======     =========
Long-term debt..........................................................  $    --     $      --
Fixed rate loan backed notes............................................   29,500        29,500
Beneficiaries' equity:
  Common Shares, $.01 par value; 100,000,000 shares authorized;
     3,540,988 and 5,600,988(1) outstanding, respectively...............       35            56
Additional paid-in capital..............................................   49,110        80,179
Cumulative net income...................................................    9,456         9,456
Cumulative dividends....................................................   (9,600)       (9,600)
                                                                          -------     ---------
Total beneficiaries' equity.............................................   49,001        80,091
                                                                          -------     ---------
  Total capitalization..................................................  $78,501     $ 109,591
                                                                          =======     =========

- ---------------

(1) Does not include up to 300,000 shares reserved for issuance upon exercise of the Underwriters' over-allotment option. See "Underwriting."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company as of and for the period from June 4, 1993 (date of inception) to December 31, 1993, for the years ended December 31, 1994 and December 31, 1995 and for the three months ended March 31, 1995 and March 31, 1996. The following data should be read in conjunction with the financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected financial data presented below for the period from June 4, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 has been derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent public accountants, whose report with respect thereto is included elsewhere in this Prospectus. The selected financial data presented below for the three months ended March 31, 1995 and 1996 has been derived from unaudited financial statements.

                                        PERIOD FROM
                                       JUNE 4, 1993           YEARS ENDED          THREE MONTHS ENDED
                                    (DATE OF INCEPTION)       DECEMBER 31,             MARCH 31,
                                      TO DECEMBER 31,      ------------------      ------------------
                                           1993             1994        1995        1995        1996
                                    -------------------    ------      ------      ------      ------
                                                                                      (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Interest income-loans.............        $   3          $2,289      $5,610      $1,107      $1,795
  Interest and dividends -- other
     investments....................        $  13          $1,222      $  325      $  230      $   54
  Other income......................        $  --          $  180      $  295      $   84      $   57
  Total revenues....................        $  16          $3,691      $6,230      $1,421      $1,906
Expenses:
  Advisory and servicing fees,
     net............................        $  --(3)       $  357      $  946      $  161      $  276
  Interest..........................        $  --          $   37      $  221      $   16      $  252
  Other.............................        $   1          $   97      $  167      $   59      $   34
  Total expenses....................        $   1          $  491      $1,334      $  236      $  562
Net income..........................        $  15          $3,200      $4,896      $1,185      $1,344
Weighted average common shares
  outstanding.......................    3,099,530       3,430,009   3,451,091   3,444,530   3,519,612
Net income per common share.........        $0.01          $ 0.93      $ 1.42      $ 0.34      $ 0.38
Dividends per common share..........        $  --(3)       $ 1.02      $ 1.38      $ 0.30      $ 0.37
Return on average assets(1).........           --(3)         6.5%        8.8%        9.1%(5)     7.5%(4)(5)
Return on average common
  beneficiaries' equity(2)..........           --(3)         6.9%       10.2%       10.0%(5)    11.1%(5)

                                                                   AT END OF PERIOD
                                                    -----------------------------------------------
                                                             DECEMBER 31,
                                                    -------------------------------      MARCH 31,
                                                     1993        1994        1995          1996
                                                    -------     -------     -------     -----------
                                                                                        (UNAUDITED)
                                                                   (IN THOUSANDS)
Loans receivable................................... $ 3,119     $32,694     $59,130       $62,958
Total assets....................................... $43,153     $51,785     $59,797       $83,165
Notes payable...................................... $    --     $    --     $ 7,920       $29,500
Beneficiaries' equity.............................. $42,941     $47,440     $48,183       $49,001
Total liabilities and
  beneficiaries' equity............................ $43,153     $51,785     $59,797       $83,165

- ---------------

(1) Based on the Average Annual Value of All Assets. See "Glossary."

(2) Based on the total beneficiaries' equity on the first day of the year and on the last day of each quarter of such year (i) divided by five for the years ended December 31, 1994 and 1995 and (ii) divided by two for the three months ended March 31, 1995 and 1996.

(3) Not applicable due to initial period of the Company's operations which commenced on December 28, 1993.

(4) The decrease was primarily caused by the private placement of the Notes on March 12, 1996.

(5) Percentages annualized.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated in June 1993 and had no operations prior to completion of its initial public offering (the "IPO") on December 28, 1993. Accordingly, there are no comparable 1993 results to the year ended December 31, 1994. The net proceeds to the Company from the IPO were $47,738,828, including the over-allotment option with respect thereto.

     During the three months ended March 31, 1996, the Company originated and funded $4.8 million of loans, all to businesses operating in the lodging industry. During the year ended December 31, 1995, the Company originated and funded $31.7 million of loans, all to businesses operating in the lodging industry. During the year ended December 31, 1994, the Company originated and funded or purchased loans with a face value of $35.2 million. Of these loans, approximately $32.5 million, or 92%, were to corporations and individuals operating in the lodging industry. As of March 31, 1996, the total portfolio outstanding was $64.0 million ($62.9 million after reductions for loans purchased at a discount and deferred commitment fees) with a weighted average contractual interest rate of approximately 11.2%. The weighted average contractual interest rate does not include the effects of the amortization of discount on purchased loans or commitment fees on funded loans. Loans are collateralized primarily by first liens on real estate acquired and are guaranteed, for all but one loan, by the principals of the businesses financed. Included in the funded loans are $1.8 million which have been advanced pursuant to the SBA 504 program. See "Business -- SBA Section 504 Program." Interest rates charged on such advances are comparable to those which are customarily charged by the Company.

CERTAIN ACCOUNTING CONSIDERATIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company follows the accounting practices prescribed by the American Institute of Certified Public Accountants-Accounting Standards Division in Statement of Position 75-2 "Accounting Practices of Real Estate Investment Trusts" ("SOP 75-2"). In accordance with SOP 75-2, a loan loss reserve is established based on a determination, through an evaluation of the recoverability of individual loans, by the Board of Trust Managers when significant doubt exists as to the ultimate realization of the loan. To date, no loan loss reserves have been established. The determination of whether significant doubt exists and whether a loan loss provision is necessary for each loan requires judgment and considers the facts and circumstances existing on the evaluation date. Changes to the facts and circumstances of the borrower, the lodging industry and the economy may result in the establishment of significant loan loss reserves. At such time as a determination is made that there exists significant doubt as to the ultimate realization of a loan, the effect on operating results may be material.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1995 Compared to the Three Months Ended March 31, 1996

     The net income of the Company for the three months ended March 31, 1995 and 1996 was $1.185 million and $1.344 million, or $0.34 and $0.38 per share, respectively.

     Interest income -- loans increased by $689,000, or 62%, from $1.107 million for the three months ended March 31, 1995 to $1.796 million for the three months ended March 31, 1996. This increase was primarily attributable to: (i) the reallocation of the Company's initial investment of the proceeds of the IPO in cash equivalents and U.S. Government securities to higher-yielding loans to small businesses, and (ii) portfolio growth from the proceeds of borrowing arrangements. The average invested assets in loans to small businesses increased by $24.8 million, or 69%, from $36.2 million during the three months ended March 31, 1995, to $61.0 million during the three months ended March 31, 1996. The annualized average yields on loans for the three months ended March 31, 1996 and 1995 were approximately 12.1% and 13.1%, respectively. Interest income -- loans includes interest earned on loans, the accretion of discount on purchased loans (approximately $7,000 and $6,000 during the three months ended March 31, 1996 and 1995, respectively) and the accretion of deferred commitment fees (approximately $51,000 and $56,000 during the three months ended March 31, 1996 and 1995, respectively).

     Interest and dividends -- other investments decreased by $177,000, or 77%, from $231,000 during the three months ended March 31, 1995 to $54,000 during the three months ended March 31, 1996. This decrease was due to the reduction in funds available for short-term investments as the Company continued to invest proceeds from the IPO. The proceeds from the IPO were initially invested in government securities and money market funds until small business loans were identified and funded. The average outstanding short-term investments of the Company decreased by $6.8 million, 44%, from $15.3 million during the three months ended March 31, 1995 to $8.5 million during the three months ended March 31, 1996. The Company had no material short-term investments outstanding during the quarter ended March 31, 1996 until the completion of the structured financing in mid-March (see Note 10 to the consolidated financial statements). The average yields on short-term investments during the three months ended March 31, 1996 and 1995 were approximately 5.6% and 5.8%, respectively.

     Other income decreased by $27,000, or 32%, from $84,000 during the three months ended March 31, 1995 to $57,000 during the three months ended March 31, 1996. Other income consists of: (i) amortization of construction monitoring fees, (ii) prepayment penalties, (iii) late fees and other loan fees, and (iv) other miscellaneous collections. The decrease was primarily due to the prepayment fees collected on a loan during the three months ended March 31, 1995 of $51,000. The decrease was offset by income recognized from the monitoring of construction hotel/motel projects in process which increased by $7,000 from $32,000 during the three months ended March 31, 1995 to $39,000 during the three months ended March 31, 1996.

     Expenses consisted primarily of the servicing and advisory fees paid to the Investment Manager. For additional discussion relating to the components of the servicing and advisory fees, see "Investment Manager -- Investment Management Agreement." The operating expenses borne by the Investment Manager include any compensation to the Company's officers (other than stock options) and the cost of office space, equipment and other personnel required for the Company's day-to-day operations. The expenses paid by the Company include transaction costs incident to the acquisition and disposition of investments, regular legal and auditing fees and expenses, the fees and expenses of the Company's Independent Trust Managers, the costs of printing and mailing proxies and reports to shareholders and the fees and expenses of the Company's custodian and transfer agent, if any. The Company, rather than the Investment Manager, will also be required to pay expenses associated with any litigation and other extraordinary or nonrecurring expenses. Pursuant to the Investment Management Agreement, the Company incurred an aggregate of $356,000 in management fees for the three months ended March 31, 1996. Of the total management fees paid or payable to the Investment Manager during the three months ended March 31, 1996, $80,000 has been netted against commitment fees as a direct cost of originating loans. Investment management fees were $240,000 for the three months ended March 31, 1995. Of the total management fees paid or payable to the Investment Manager during the three months ended March 31, 1995, $80,000 was netted against commitment fees as a direct cost of originating loans. The increase in investment management fees of $116,000 (prior to netting direct costs of originating loans), or 48%, is primarily due to the average outstanding invested assets increasing from $35.2 million during the three months ended March 31, 1995 to $60.6 million during the three months ended March 31, 1996 (a $25.4 million increase, or 72%) and average total assets increasing from $51.4 million during the three months ended March 31, 1995 to $66.2 million during the three months ended March 31, 1996 (a $15.0 million increase, or 29%).

     Legal and accounting fees decreased by $17,000, or 65%, from $26,000 during the three months ended March 31, 1995, to $9,000 during the three months ended March 31, 1996. This decrease is attributable to billing of accounting and corporate legal fees during the three months ended March 31, 1995.

     General and administrative expenses decreased by $8,000, or 24%, from $33,000 during the three months ended March 31, 1995 to $25,000 during the three months ended March 31, 1996. This decrease is primarily attributable to the cost of printing and mailing the Company's dividend reinvestment plan and the cost of listing of the Company's common shares of beneficial interest on the American Stock Exchange during the three months ended March 31, 1995.

     Interest expense of $252,000 relates to interest and non-utilization charges on the Company's revolving credit facility (approximately $136,000), interest on the structured financing (approximately $105,000) and interest incurred on borrower advances (approximately $11,000) during the three months ended March 31, 1996. The obligation to pay interest on borrower advances is included in borrower advances on the accompanying balance sheet. The Company did not have any outstanding borrowings during the three months ended March 31, 1995. Interest on borrower advances was $16,000 during the three months ended March 31, 1995.

  Year Ended December 31, 1994 Compared to the Year Ended December 31, 1995

     The net income of the Company for the years ended December 31, 1994 and 1995 was $3.2 million and $4.9 million, or $0.93 per share and $1.42 per share, respectively.

     Interest income -- loans increased by $3.3 million, or 143%, from $2.3 million for the year ended December 31, 1994 to $5.6 million for the year ended December 31, 1995. This increase was primarily attributable to the reallocation of the Company's initial investment of the proceeds of the IPO from cash and U.S. Government securities to higher-yielding loans to small businesses. The average invested assets increased by $27.9 million, or 148%, from $18.9 million during the year ended December 31, 1994 to $46.8 million during the year ended December 31, 1995. The average yields on loans for the years ended December 31, 1995 and 1994 were approximately 12.1% and 13.2%, respectively. Interest income -- loans includes interest earned on loans, the accretion of discount on purchased loans (approximately $26,000 and $22,000 during the years ended December 31, 1995 and 1994, respectively) and the accretion of deferred commitment fees (approximately $197,000 and $166,000 during the years ended December 31, 1995 and 1994, respectively).

     Interest and dividends -- other investments decreased by $875,000, or 73%, from $1.2 million during the year ended December 31, 1994 to $325,000 during the year ended December 31, 1995. This decrease was due to the reduction in funds available for short-term investments as the Company began making loans from the proceeds of the IPO. The proceeds from the IPO were initially invested in government securities and money market funds until Primary Investments were identified and funded. The average short-term investments of the Company decreased by $25.2 million, or 81%, from $31.2 million during the year ended December 31, 1994 to $6.0 million during the year ended December 31, 1995. The average yields on short-term investments during the years ended December 31, 1995 and 1994 were approximately 5.5% and 3.9%, respectively.

     Other income increased by $115,000, or 64%, from $180,000 during the year ended December 31, 1994 to $295,000 during the year ended December 31, 1995. Other income consists of: (i) amortization of construction monitoring fees, (ii) prepayment penalties, (iii) late fees and other loan fees, and (iv) other miscellaneous collections. The increase was primarily due to construction hotel/motel projects in process increasing causing an increase of $111,000 in construction monitoring fees recognized as income from $35,000 during the year ended December 31, 1994 to $146,000 during the year ended December 31, 1995.

     Expenses consisted primarily of the servicing and advisory fees paid to PMC Advisers. For additional discussion relating to the components of the servicing and advisory fees, see "Investment Manager -- Investment Management Agreement." The operating expenses borne by the Investment Manager, none of which is allocated to the Company, include any compensation to the Company's officers (other than stock options) and the cost of office space, equipment and other personnel required for the Company's day-to-day operations. The expenses paid by the Company include transaction costs incident to the acquisition and disposition of investments, regular legal and auditing fees and expenses, the fees and expenses of the Company's Independent Trust Managers, the costs of printing and mailing proxies and reports to shareholders and the fees and expenses of the Company's custodian and transfer agent, if any. The Company, rather than the Investment Manager, will also be required to pay expenses associated with any litigation and other extraordinary or nonrecurring expenses. Pursuant to the Investment Management Agreement, the Company incurred an aggregate of $1,189,000 in management fees for the year ended December 31, 1995. Of the total management fees paid or payable to the Investment Manager during the year ended December 31, 1995, $244,000 has been netted against commitment fees as a direct cost of originating loans. Investment management fees were $429,000 for the year ended December 31, 1994. No advisory fees for the six month period ended June 30, 1994 were due to the Investment Manager. Of the advisory and servicing fees paid or payable to the Investment Manager during the year ended December 31, 1994, $71,500 was netted against commitment fees as a direct cost of originating loans. The increase in investment management fees of $760,000 (prior to netting direct costs of originating loans), or 177%, is primarily due to the increase in the average invested assets increasing from $18.9 million to $46.8 million and average total assets increasing from $49.0 million to $53.9 million.

     Legal and accounting fees increased by $38,000, or 115%, from $33,000 during the year ended December 31, 1994 to $71,000 during the year ended December 31, 1995. This increase is attributable to higher accounting expenses and corporate legal fees attributed to the increased corporate activity.

     General and administrative expenses increased by $32,000, or 50%, from $64,000 during the year ended December 31, 1994 to $96,000 during the year ended December 31, 1995. This increase is primarily attributable to (i) shareholder servicing fees incurred during the year ended December 31, 1995 for dividend payments, (ii) the cost of printing and mailing the Company's dividend reinvestment plan and annual reports, and (iii) the cost of listing the Common Shares on the American Stock Exchange.

     Interest expense of $222,000 relates to interest and non-utilization charges on the revolving credit facility (approximately $171,000) and interest incurred on borrower advances (approximately $51,000) during the year ended December 31, 1995. The interest payable at December 31, 1995, of $56,267 pertained to interest incurred on the outstanding balance of the revolving credit facility. The obligation to pay interest on borrower advances is included in borrower advances on the accompanying balance sheet.

     As the Company is currently qualified as a REIT under the applicable provisions of the Code, there are no provisions in the financial statements for Federal income taxes.

CASH FLOW ANALYSIS

     The Company generated $3.8 million and $6.6 million from operating activities during the years ended December 31, 1995 and 1994, respectively. The decrease of $2.8 million, or 42%, was primarily due to fluctuations in borrowers advances (decreased $4.1 million from a source of $2.3 in 1994 to a use of $1.8 million in 1995). During 1994, as many construction projects were in the initial stages, the borrowers were required to submit their required advances. Since 1994 was the first full year of operations, there was no reimbursement activity for prior years advances and consequently 1994 had a significant positive cash flow from borrower advances. During 1995, many of the construction projects were significantly completed, with the result being a net reduction in outstanding borrower advances at December 31, 1995. See "Business -- Borrower Advances." Net income increased $1.7 million, or 53%, from $3.2 million during the year ended December 31, 1994 to $4.9 million during the year ended December 31, 1995. Cash used for advances to affiliates increased by $500,000, from $160,000 at December 31, 1994 to $660,000 at December 31, 1995. The increase was a result of the annual fee payable pursuant to the Investment Management Agreement increasing in 1995 due to the larger base of invested assets and achieving the target to earn the full incentive fee, with such fee payable in 1996.

     The Company used $26.7 million and $25.1 million through investing activities during the years ended December 31, 1995 and 1994, respectively. As lending is the Company's primary source of business, loans funded/purchased is the main reason for these uses. Loans funded/purchased were $31.7 million during the year ended December 31, 1995 as compared to $35.0 million for the year ended December 31, 1994, a 9% decrease. This decrease was due to the amount of construction projects in process during 1995, whereas these projects utilize the Company's funds available for commitment, the actual funding process occurs over a period of time. During 1994, most of the amounts loaned related to the acquisition or refinance of lodging properties.

     The Company generated $4.3 million and $2.3 million from financing activities during the years ended December 31, 1995 and 1994, respectively. During 1994, the main source of funds was $5.2 million received from the exercise of the over-allotment option in connection with the IPO. During 1995, the main source of funds was $7.9 million of net proceeds from advances under the Company's revolving credit facility. The Company's main use of funds from financing activities is the payment of dividends as a part of its requirements to maintain REIT status. Dividends paid increased from $2.5 million during the year ended December 31, 1994 to $4.3 million during the year ended December 31, 1995. This increase of $1.8 million corresponds to the Company's increase in net income.

LIQUIDITY AND CAPITAL RESOURCES

     The primary use of the Company's funds is to originate loans and, from time to time, to acquire loans from certain governmental agencies and/or their agents. The Company also uses funds for payment of dividends to shareholders, management and advisory fees (in lieu of salaries and other administrative overhead), general corporate overhead and interest and principal payments on borrowed funds.

     At March 31, 1996, the Company had approximately $17.0 million of cash and cash equivalents and approximately $35.7 million in outstanding commitments to originate loans. Such commitments were made in the ordinary course of the Company's business. These commitments to extend credit are conditioned upon compliance with the terms of the commitment letter. Commitments have fixed expiration dates and require payment of a fee. Since some commitments expire without the proposed loan closing, the total committed amounts do not necessarily represent future cash requirements. In general, to meet its liquidity requirements, including expansion of its outstanding loan portfolio, the Company intends to use: (i) its short-term revolving credit facility described below, (ii) placement of long-term borrowings, (iii) issuance of debt securities, and/or (iv) offering of additional equity securities, including the Offering. Pursuant to the Investment Management Agreement, if the Company does not have available capital to fund outstanding commitments, the Investment Manager will refer such commitments to affiliates of the Company. The ability of the Company to meet its liquidity needs will depend on its ability to borrow funds or issue equity securities on favorable terms.

     By December 31, 1995, the Company had fully utilized the proceeds from the IPO. During 1995, the Company completed an arrangement for a revolving credit facility providing the Company with funds to originate loans collateralized by commercial real estate. This credit facility provides the Company up to the lesser of $20 million or an amount equal to 50% of the value of the underlying property collateralizing the borrowings. At March 31, 1996, the Company had no outstanding borrowings under the credit facility and $20 million available thereunder. The Company is charged interest on the balance outstanding under the credit facility at the Company's election of either the prime rate of the lender less 50 basis points or 200 basis points over the 30, 60 or 90 day LIBOR. Additional funds will be available to the Company from the proceeds of the dividend reinvestment plan or SBA 504 loan takeouts. Management anticipates these sources of funds will be adequate to meet its existing obligations.

     On March 12, 1996, a special purpose affiliate of the Company, PMC Commercial Receivable Limited Partnership, a Delaware limited partnership (the "Partnership"), completed a private placement (the "Private Placement") of $29,500,000 of its Fixed Rate Loan Backed Notes, Series 1996-1 (the "Notes"). The Company owns, directly or indirectly, all of the partnership interests of the Partnership. The Notes, which were issued at par, mature in 2016 and bear interest at the rate of 6.72% per annum and are secured by approximately $39.7 million of loans contributed by the Company to the Partnership, of which the Company owns a 99% limited partnership interest. The loans were originated or purchased by the Company in accordance with the Company's lending strategy and underwriting criteria. The Partnership has the exclusive obligation for the repayment of the Notes, and the holders of the Notes have no recourse to the Company or its assets in the event of nonpayment, other than the mortgage loans securing the Notes. The net proceeds from this issuance of the Notes (approximately $27.1 million after giving effect to issuance costs of $500,000 and the establishment of a $1.9 million deposit held by the trustee as collateral) were distributed to the Company in accordance with its partnership interest in the Partnership. The Company used approximately $10.3 million of such proceeds to pay down outstanding borrowings under the Company's credit facility and intends to make additional loans in accordance with its lending criteria with the remaining proceeds. In connection with the Private Placement, the Notes received a "AA" rating from Duff & Phelps Credit Rating Co.

     In general, if the returns on loans originated by the Company with funds obtained from any borrowing or the issuance of any Preferred Shares fail to cover the cost of such funds, the net cash flow on such loans will be negative. Additionally, any increase in the interest rate earned by the Company on investments in excess of the interest rate or dividend rate incurred on the funds obtained from either borrowings or the issuance of Preferred Shares would cause its net income to increase more than it would without the leverage. Conversely, any decrease in the interest rate earned by the Company on investments would cause net income to decline by a greater amount than it would if the funds had not been obtained from either borrowings or the issuance of Preferred Shares. Leverage is thus generally considered a speculative investment technique. See "Risk Factors -- Leverage."

     Loan demand has remained high for the types of loans originated by the Company (see "Business -- Loan Commitments"). The Private Placement may not provide the Company with sufficient capital to expand the outstanding portfolio at historical levels. Accordingly, during the year ending December 31, 1996, the Company may seek additional sources for financing, including the Offering. There can be no assurance that the Company will be able to raise funds through these financing sources. If these sources are not available, the Company will have to fully utilize its $20 million revolving credit facility and may have to slow the rate of increasing the outstanding loan portfolio.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," to require disclosure in the body of the financial statements or the accompanying notes regarding the fair value of financial instruments for which it is practicable to estimate that value and the methods and significant assumptions used. The effective date is for financial statements issued in fiscal years ending after December 15, 1995. The Company has incorporated the requirements of SFAS No. 107 in the accompanying financial statements.

     In 1993, FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These pronouncements are effective for fiscal years beginning after December 15, 1994. These statements provide income recognition criteria for loans and generally require creditors to value certain impaired and restructured loans at the present value of the expected future cash flows, discounted at the loan's effective interest rate, or at fair value of the collateral if the loan is collateral dependent.

     The implementation of SFAS No. 114 and SFAS No. 118 did not have an effect on the Company's financial statements.

     In 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." Pursuant to SFAS No. 123, a company may elect to continue expense recognition under Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employee" (APB No. 25) or to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value methodology outlined in SFAS No. 123. SFAS No. 123 further specifies that companies electing to continue expense recognition under APB No. 25 are required to disclose pro forma net income and pro forma earnings per share as if the fair value based accounting prescribed by SFAS No. 123 has been applied. The Company has elected to continue expense recognition pursuant to APB No. 25. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995.

                                    BUSINESS

GENERAL

     The Company is a commercial lender that originates loans to small business enterprises which are primarily collateralized by first liens on real estate. The Company principally lends to small businesses in the lodging industry and also targets the commercial real estate, service, retail and manufacturing industries. The Company was formed in June 1993 as a REIT pursuant to the Texas Real Estate Investment Trust Act (the "Texas REIT Act"). The Company's investments are managed pursuant to the Investment Management Agreement with PMC Advisers, a wholly-owned subsidiary of PMC Capital and an affiliate of the Company.

     Although the Company, PMC Advisers and PMC Capital are separate entities, the management team of all three entities is the same, which provides significant underwriting benefits to the Company. The loans funded by the Company have many of the same characteristics as the loans typically originated by PMC Capital and the underwriting criteria for such loans is similar to the underwriting criteria typically required by PMC Capital (other than with respect to loan amounts and SBA eligibility requirements). Consequently, the Company believes that the experience of the officers of PMC Advisers in originating loans for PMC Capital benefits the Company.

     The Company also expects to continue to benefit from the established customer base of PMC Capital, particularly those customers with a strong credit profile. The Company benefits from the in-house referral system which is presently in place at PMC Capital utilizing the existing marketing efforts available through PMC Advisers. Many of the Company's existing and potential borrowers have other projects that are currently financed by PMC Capital. These borrowers' financing needs have grown over time and now exceed the limitations set for SBA approved loan programs. These borrowers generally have greater financial strength and stability than those targeted for SBA loan programs.

BUSINESS STRATEGY


     The Company's principal business objective is to maximize shareholder returns by expanding its loan portfolio while adhering to its underwriting criteria. The Company currently has three principal strategies to achieve this objective. First, the Company expects to continue to benefit from the established customer base of PMC Capital due to the referral system available through PMC Advisers. Many of the Company's existing and potential borrowers have other projects that are currently financed by PMC Capital; however, their borrowers' financing needs have grown over time and now exceed the limitations set for SBA approved loan programs. See "-- SBA Regulations." In addition, borrowers who have financial strength and stability in excess of the SBA loan program criteria and represent continuing lending opportunities. Second, the Company is seeking to expand its relationship with national hotel and motel franchisors to secure a consistent flow of lending opportunities for the Company. For example, on April 12, 1996, the Company entered into a marketing agreement with USFS whereby USFS, through its wholly-owned subsidiary, Microtel, will present and market to prospective Microtel franchisees the Company's current financing programs. All fees payable to USFS pursuant to the marketing agreement will be paid by the Investment Manager, and the Company will have no obligation with respect thereto. The third principal strategy of the Company is to continue to obtain cost-effective financing to maximize its growth. On March 12, 1996, the Company completed a private placement of $29,500,000 of Notes through the Partnership, a special purpose affiliate of the Company. The Company owns, directly or indirectly, all of the interests in the Partnership. In connection with the private placement, the Notes received a "AA" rating from Duff & Phelps Credit Rating Co.


UNDERWRITING CRITERIA AND LOAN ORIGINATIONS

     Underwriting Criteria. The Company primarily originates loans to small businesses that (i) exceed the net worth, asset, income, number of employees or other limitations applicable to the SBA programs utilized by PMC Capital, (ii) require funds in excess of $1.1 million without regard to SBA eligibility requirements, or (iii) require funds which PMC Capital does not have available and which otherwise meet the Company's underwriting criteria. Such loans ("Primary Investments") are primarily collateralized by first liens on real estate of the related business, personally guaranteed by the principals of the entities obligated on the loans and are subject to the Company's underwriting criteria.

     The underwriting criteria applied by the Company to evaluate prospective borrowers generally requires such borrowers to (i) provide first-lien real estate mortgages not exceeding 70% of the lesser of appraised value or cost,
(ii) provide proven management capabilities, (iii) meet certain criteria with respect to historical or projected debt coverage, and (iv) have principals with satisfactory credit histories and provide personal guarantees, as applicable.

     Pursuant to management's policies, at least 75% of the Company's assets must be utilized to fund the Primary Investments. Through March 31, 1996, the Company had utilized 98% of its invested assets to fund the Primary Investments. In addition, the Company may utilize a maximum of 25% of its assets to (i) purchase from certain governmental agencies and other sellers, loans on which payments are current at the time of the Company's commitment to purchase such loans and which meet the Company's underwriting criteria, (ii) invest in other commercial loans secured by real estate, and (iii) invest in real estate, provided such investments do not affect the ability of the Company to maintain its qualification as a REIT under the Code. Management of the Company has broad discretion in evaluating and pursuing investment opportunities.

     Loan Originations. As of March 31, 1996, 96% of the Primary Investments have been to small business owners in the lodging industry. In addition, the Company may lend to small business owners in the commercial real estate, service, retail and manufacturing industries. The Company operates from the existing offices of the Investment Manager in Texas, Florida and Georgia and management anticipates that the Company will conduct operations from any future office of the Investment Manager. The Investment Manager receives loan referrals from PMC Capital and solicits loan applications on behalf of the Company from borrowers through personal contacts, attendance at trade shows, meetings and correspondence with local chambers of commerce, direct mailings, advertisements in trade publications and other marketing methods. The Company is not responsible for any compensation to PMC Capital for referrals. In addition, the Company receives a significant percentage of loans generated through referrals from lawyers, accountants, real estate brokers, loan brokers and existing borrowers. In some instances, the Company may make payments to non-affiliated individuals who assist in generating loan applications, with such payments generally not exceeding 1% of the principal amount of the loan. Through March 31, 1996, the Company had not made or committed to any such payment.

     The Investment Manager, PMC Capital and the Company have entered into the Loan Origination Agreement to address conflicts of interest regarding the loan origination function. The Loan Origination Agreement generally requires that loans which meet the Company's underwriting criteria be funded by the Company provided that funds are available. In such event, loans generally will not be made by PMC Capital other than: (i) loans in an original principal amount not exceeding $1.1 million which qualify for the SBA Section 7(a) or SBIC loan programs utilized by its subsidiaries and (ii) bridge loans to be refinanced by SBA Section 7(a) upon approval of the SBA loan application. Generally, the Company originates loans to borrowers who exceed one or more of the limitations applicable to the SBA Section 7(a) and SBIC loan programs utilized by PMC Capital's subsidiaries. See "-- SBA Regulations." The Company will not originate loans in principal amounts less than $1.1 million which qualify for SBA Section 7(a) or SBIC loan programs unless PMC Capital is unable to originate such loans because of insufficient available capital.

     All prospective Primary Investments are considered by the Investment Manager for investment by the Company. In the event that the Company does not have funds available, origination opportunities presented to the Company may be originated by PMC Capital or its subsidiaries.

     Upon receipt of a completed loan application, the Investment Manager's credit department (which is also the credit department of PMC Capital) conducts an analysis of the loan which may include either a third-party appraisal or valuation by the Investment Manager of the property collateralizing the loan to assure compliance with loan-to-value ratios, a site inspection generally by a member of senior management of the Investment Manager, a review of the borrower's business experience and credit history and an analysis of debt service coverage and debt-to-equity ratios.

     The Investment Manager's loan committee (which is also the loan committee of PMC Capital), which is comprised of members of the Company's senior management, makes a determination with respect to each loan application. The Investment Manager's loan committee generally meets on a daily basis and either approves the loan application as submitted, approves the loan application subject to additional conditions or rejects the loan application. After a loan is approved, the credit department will prepare and submit to the borrower a good faith estimate and cost sheet detailing the anticipated costs of the financing. The closing department reviews the loan file and assigns the loan to the Company's counsel, the fees of whom are paid by the borrower. Prior to any funding of a loan, the closing department is provided with the loan documentation from the closing attorney which is reviewed prior to authorizing disbursement.

     After a loan is closed, the Investment Manager's servicing department (which is also the servicing department of PMC Capital) is responsible on an ongoing basis for: (i) obtaining all financial information required by the loan documents, (ii) verifying that adequate insurance remains in effect, (iii) refiling Uniform Commercial Code financing statements evidencing the loan, if required, (iv) collecting and applying loan payments, and (v) monitoring delinquent accounts.

LOAN PORTFOLIO CHARACTERISTICS

     As a result of the application of the Company's underwriting criteria, the Company's loan portfolio has the following characteristics:

      (i) All loans used by borrowers to acquire real estate and/or construct improvements thereon (the "Real Estate Loans") are secured by first liens on business real property. Each of the related loans used to acquire furniture, fixtures and equipment for certain of such real estate (the "FFE Loans") is secured by a first lien on the furniture, fixtures and equipment acquired with the proceeds of such loan and by a second lien on the real property of the borrower under the related Real Estate Loans. Other additional properties of certain borrowers or guarantors have been used as additional collateral in some instances.

      (ii) All originated loans are guaranteed by the principal(s) of the borrowers.

     (iii) The loan amounts of Real Estate Loans (together with related FFE Loans) are generally equal to or less than 70% of the fair value or cost of the primary collateral. When necessary, credit enhancements, such as additional collateral, are obtained to assure a maximum of 70% loan to value ratio.

     The Company's loan portfolio also has the following characteristics:

     a. At March 31, 1996, the Company had 66 loans outstanding with an aggregate principal amount outstanding of $64,048,000.

     b. At March 31, 1996, all loans were paying as agreed, and none of the loans was 30 days or more delinquent.

     c. Borrowers are principally involved in the lodging industry (96% as of March 31, 1996). The remainder of the loan portfolio is comprised of two loans in the commercial office rental market.

     d. The Company has not loaned more than 10% of its assets to any single borrower.

     e. At March 31, 1996, the outstanding principal amounts of the Real Estate Loans ranged from approximately $300,000 to $2.5 million and the outstanding principal amounts of FFE Loans ranged from approximately $57,000 to $312,000.

     f.   All originated loans provide for interest payments at fixed rates.

     g. All originated loans, other than loans made under the SBA Section 504 program (the "Program"), have original maturities ranging from five to 20 years which may be extended, subject to certain conditions, by mutual agreement of the Company and the borrower until the loan is fully amortized if the original maturity date of the loan is prior to the stated maturity.

     h. Originated loans, other than Program loans, provide for scheduled amortization (ranging from six to 20 years). Substantially all Real Estate Loans have balloon payment requirements (which may be extended at maturity, subject to certain conditions, by mutual agreement of the Company and the Borrower) and entitle borrowers to prepay all or part of the principal amount, subject to a prepayment penalty.

     i. At March 31, 1996, the weighted average maturity for the Company's portfolio of loans was approximately six years.

LOAN PORTFOLIO

     From June 4, 1993 (date of inception) through March 31, 1996, the Company originated or purchased 76 loans in an aggregate principal amount of approximately $75 million. The weighted average interest rate for the Company's portfolio of loans outstanding as of March 31, 1996 was 11.2%.

     All loans are paying as agreed. From inception through March 31, 1996, the Company experienced no loan losses and no charge-offs.

     All loans originated by the Company provide for fixed interest rates. The weighted average interest rate for loans funded in the period from commencement of operations (December 28, 1993) to December 31, 1993, the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 were 11.50%, 11.05%, 11.42% and 11.02%, respectively. The following table sets forth the interest rates charged under the Company's portfolio for the loans originated for the period from inception to December 31, 1993 and the years ended December 31, 1994 and December 31, 1995 and the three months ended March 31, 1996:

            INTEREST RATES AND PRINCIPAL AMOUNTS OF LOANS ORIGINATED
                                 (IN THOUSANDS)

                                                         INTEREST RATES
                            ------------------------------------------------------------------------
    PERIOD ORIGINATED       10.00-10.49%   10.50-10.99%   11.00-11.49%   11.50-11.99%   12.00-12.25%      TOTAL
- --------------------------  ------------   ------------   ------------   ------------   ------------     -------
Inception to December 31,
  1993(1).................     $   --        $     --       $     --       $  3,216         $ --         $ 3,216
Year ended December 31,
  1994....................         --          19,181          4,263         10,083          131          33,658
Year ended December 31,
  1995....................         --           3,562          8,469         19,459          221          31,711
Three months ended March
  31, 1996................      1,700             216            702          2,212           --           4,830
                               ------        --------       --------       --------         ----         -------
          Total...........     $1,700        $ 22,959       $ 13,434       $ 34,970         $352         $73,415
                               ======        ========       ========       ========         ====         =======
Percentage of Portfolio...        2.3%           31.3%          18.3%          47.6%         0.5%         100.00%
                               ======        ========       ========       ========         ====         =======

- ---------------

(1) The Company commenced operations on December 28, 1993.

     All loans originated by the Company (other than Program loans) are guaranteed by the principal(s) of the borrowers and have original maturities ranging from five to 20 years, which may be extended, subject to certain conditions, by the mutual consent of the Company and the borrower until the loan is fully amortized. The following table sets forth the amortization terms for the loans in the Company's portfolio as of March 31, 1996:

                                                                           AGGREGATE
                                                                           PRINCIPAL
                                                             NUMBER       OUTSTANDING       PERCENT OF
                    AMORTIZATION TERM                       OF LOANS     (IN THOUSANDS)     PORTFOLIO
- ----------------------------------------------------------  --------     --------------     ----------
10 years or fewer.........................................      9           $  2,642            4.1%
11 to 20 years............................................     55             59,928           93.6%
21 to 30 years............................................      2              1,478            2.3%
                                                               --           --------          -----
          Total...........................................     66           $ 64,048          100.0%
                                                               ==           ========          =====

     The Company lends primarily to borrowers involved in the lodging industry. As of March 31, 1996, 96% of the Company's loan portfolio consisted of loans for the acquisition, renovation and construction of hotels. As of March 31, 1996, Days Inn and Holiday Inn franchisees accounted for 20.3% and 18.5%, respectively, of the Company's outstanding loan portfolio.

     The following table sets forth a breakdown of the Company's loan portfolio at March 31, 1996 to borrowers involved in the hotel (national franchises and independent hotels) and commercial real estate industries:

                                                                       PRINCIPAL        PERCENTAGE
                                                          NO. OF      OUTSTANDING           OF
                                                          LOANS      (IN THOUSANDS)     PORTFOLIO
                                                          ------     --------------     ----------
    Days Inn............................................    11          $ 13,015           20.3%
    Holiday Inn(1)......................................    12            11,817           18.5%
    Ramada Inn..........................................     4             5,988            9.4%
    Best Western(2).....................................     6             5,378            8.4%
    Comfort Inn(3)......................................     7             5,133            8.0%
    Hampton Inn(4)......................................     4             4,126            6.4%
    Econolodge(5).......................................     3             3,284            5.1%
    Howard Johnsons(6)..................................     3             3,283            5.1%
    Quality Inn(7)......................................     3             2,441            3.8%
    Super 8.............................................     3             1,506            2.4%
    Knights Inn.........................................     1               645            1.0%
    Sleep Inn...........................................     1               216            0.3%
                                                            --          --------          -----
              Total of Franchise Affiliates.............    58            56,832           88.7%
    Independent Hotels..................................     6             4,669            7.3%
    Commercial Real Estate..............................     2             2,547            4.0%
                                                            --          --------          -----
    Total...............................................    66          $ 64,048          100.0%
                                                            ==          ========          =====

- ---------------

(1) Represents (i) five loans originated for Holiday Inn franchises with $5,894,776 principal outstanding which represents 9.2% of the loan portfolio, including one FFE Loan of $180,270, and (ii) seven loans originated for Holiday Inn Express franchisees with $5,921,899 principal outstanding which represents 9.2% of the loan portfolio, including one FFE Loan of $56,704.

(2) Includes one FFE Loan of $311,694.

(3) Represents (i) six loans originated for Comfort Inn franchisees with $4,021,438 principal outstanding which represents 6.3% of the loan portfolio, including one SBA Section 504 program loan of $517,513 and one FFE Loan of $104,794, and (ii) one loan originated for a Comfort Inn Suite franchisee with $1,111,358 principal outstanding which represents 1.7% of the loan portfolio.

(4) Includes one FFE Loan of $117,335.

(5) Includes one Program loan of $700,000.

(6) Includes one FFE Loan of $60,000.

(7) Includes one Program loan of $593,665.

     The following table sets forth the aggregate amount of loans originated or purchased for each quarter for the periods indicated:

                  LOANS ORIGINATED OR PURCHASED BY QUARTER(1)

                                 (IN THOUSANDS)

                                                              1994        1995        1996
                                                             -------     -------     ------
    First Quarter..........................................  $ 7,039     $ 9,328     $4,830
                                                                                     ======
    Second Quarter.........................................   13,594      11,110
    Third Quarter..........................................    6,471       4,441
    Fourth Quarter.........................................    7,879       6,832
                                                             -------     -------
                                                             $34,983     $31,711
                                                             =======     =======

- ---------------

(1) The Company commenced operations on December 28, 1993 and funded a $3.2 million loan in the period from commencement of operations through December 31, 1993.

     The following table sets forth the amount of the Company's loans originated and repaid for the period and years indicated:

                                               PERIOD FROM
                                               JUNE 4, 1993                              THREE
                                                 (DATE OF                               MONTHS
                                                INCEPTION)          YEARS ENDED          ENDED
                                                    TO             DECEMBER 31,          MARCH
                                               DECEMBER 31,     -------------------       31,
                                                 1993(1)         1994        1995        1996
                                               ------------     -------     -------     -------
                                                                (IN THOUSANDS)
    Loans receivable -- beginning of
      period.................................     $   --        $ 3,119     $32,694     $59,130
    Loans originated or purchased............      3,216         34,983      31,711       4,830
    Loan repayments(2).......................         --         (4,862)     (4,992)     (1,015)
    Other adjustments(3).....................        (97)          (546)       (283)         13
                                               ------------     -------     -------     -------
    Loans receivable -- end of period........     $3,119        $32,694     $59,130     $62,958
                                               ==========       =======     =======     =======

- ---------------

(1) The Company commenced operations on December 28, 1993.

(2) Includes the payoff on certain SBA 504 loans and prepaid loans.

(3) Includes effect of amortization of loans purchased at a discount and commitment fees collected which are accounted for in accordance with SFAS No. 91.

LENDING ACTIVITIES

     During the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, the Company originated loans to 38, 31 and 4 corporations, partnerships or individuals. During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the Company funded approximately $33.6, $31.7 and $4.8 million and collected commitment fees of approximately $1.3 million, $546,000 and $262,000, respectively.

     The Company purchased two loans with a face value of $1,502,005 for $1,325,113 from certain governmental agencies during the year ended December 31, 1994. The discount of $176,892 is netted against loans receivable and is being amortized over the remaining life of the loans. During the years ended

December 31, 1994 and 1995, and the three months ended March 31, 1996, approximately $22,000, $26,000 and $7,000, respectively, of the discount was recognized as interest income. Subsequent to December 31, 1994, the Company has purchased no loans.

     Approximately 31% and 11% of the Company's loan portfolio as of March 31, 1996 consisted of loans to borrowers in Texas and Maryland, respectively. Approximately 32% and 12% of the Company's loan portfolio as of December 31, 1995 consisted of loans to borrowers in Texas and Maryland, respectively. No other state had a concentration of 10% or greater during either period. The Company's loan portfolio was approximately 96%, concentrated in the lodging industry at both December 31, 1995 and March 31, 1996.

     When originating a loan, the Company charges a commitment fee. In accordance with SFAS No. 91, this non-refundable fee, less direct costs associated with the origination, is deferred and included as a reduction of the carrying value of loans receivable. These net deferred commitment fees are being recognized as an adjustment of yield over the life of the related loan. The Company had $664,962, $974,971 and $968,699 in net unamortized deferred commitment fees at December 31, 1994 and 1995, and March 31, 1996, respectively.

DELINQUENCY AND COLLECTIONS

     To date, the Company has had only one loan delinquent for longer than 30 days. Such loan was current as of March 31, 1996. If a borrower fails to make a required monthly payment, the borrower will generally be notified by mail after ten days. If the borrower has not made full payment within ten days, a late fee is assessed. If the borrower has not responded or made full payment within 20 days after the loan becomes delinquent, a second notification letter will be sent. Following such notification, a collection officer will initiate telephone contact. If the borrower has not responded or made full payment within 30 days after the loan becomes delinquent, a third notification letter will be sent and follow-up telephone contact will be made by the collection officer. In the event a borrower becomes 45 days delinquent, a ten day demand letter will be sent to the borrower requiring that the loan be brought current within ten days. After the expiration of such ten day period, the Company may proceed with legal action. The Company's policy with respect to loans in arrears as to interest payments for periods in excess of 60 days is to generally discontinue the accrual of interest income on such loans. The Company will deliver a default notice and begin foreclosure and liquidation proceedings when it determines that pursuit of these remedies is the most appropriate course of action. The Company continually monitors loans for possible exposure to loss. In its analysis, the Company reviews various factors, including the value of the collateral securing the loan and the borrower's payment history. Based upon this analysis, a loan loss reserve will be established on a case by case basis. Through March 31, 1996, no loan loss reserve had been established.

SBA SECTION 504 PROGRAM

     The Company participates as a private lender in the Program. Participation in the Program offers an opportunity to enhance the credit status of loans. The Program provides assistance to small business enterprises in obtaining subordinate long-term financing by guaranteeing debentures available through certified development companies ("CDCs") for the purpose of acquiring land, buildings, machinery and equipment and for modernizing, renovating or restoring existing facilities and sites. A typical finance structure for a Program project would include a first mortgage covering 50% of the project cost from a private lender such as the Company, a second mortgage obtained through the Program covering up to 40% of the project cost and a contribution of at least 10% of the project cost by the principals of the small business enterprise being assisted. The Company generally requires at least 15% of the equity in a project to be contributed by the principals of the borrower as well as guarantees of the principals. The first mortgage is not guaranteed by the SBA. Although the total size of projects utilizing the Program guarantees are unlimited, the maximum amount of subordinated debt in any individual project generally is $750,000 (or $1 million for certain projects). Typical projects range in size from $500,000 to $2.5 million. A business eligible for financing pursuant to the Program must:
(i) be a for-profit corporation, partnership or proprietorship, (ii) not exceed $6 million in net worth, and (iii) not exceed $2 million in average net income (after Federal income taxes) for each of the previous two years. Financing pursuant to the Program cannot be used for working capital or inventory, consolidating or repaying debt or financing a plant not located in the U.S. or its possessions. As of March 31, 1996, the Company had $1,811,000 outstanding which is anticipated to be paid off by permanent subordinated financing provided by the Program.

U.S. FRANCHISE SYSTEMS, INC. AGREEMENT

     On April 12, 1996, the Company entered into a marketing agreement (the "Marketing Agreement") with U.S. Franchise Systems, Inc., a Delaware corporation ("USFS"), whereby USFS, through its wholly-owned subsidiary, Microtel Inns and Suites Franchising, Inc. ("Microtel"), will present and market to prospective Microtel franchisees the Company's current financing programs along with other financing options. Microtel offers franchises for the establishment and operation of a line of economy lodging facilities known as "Microtel Inns," "Microtel Inns & Suites" and "Microtel Suites" (collectively referred to as the "Microtel Inns"). The Microtel Inns are designed to appeal to the traveling public interested in low cost accommodations and basic lodging facilities.

     Under the Marketing Agreement, Microtel would refer prospective franchisees of Microtel Inns directly to the Company as a potential lending source in connection with the acquisition and construction of a Microtel Inn. Utilizing its standard underwriting criteria and credit review process, the Company would evaluate each prospective franchisee prior to originating a loan. Under the Marketing Agreement, the Company is under no obligation to originate a loan to prospective franchisee of Microtel. Certain senior officers of Oppenheimer & Co., one of the Representatives of the Underwriters, are investors in USFS for their personal accounts.

     USFS will generally deposit 2% of each loan commitment made under the Marketing Agreement with the Company into a reserve account (the "Reserve Account"), with a minimum Reserve Account balance of $100,000, to collateralize the payment and performance of such loans and pay losses, if any, suffered by the Company on uncollected loans. To the extent that the reserve amount exceeds the amount required, such excess amount would be remitted by the Company to USFS each quarter. Under the Marketing Agreement, all fees payable to USFS will be paid by the Investment Manager and the Company will have no obligation with respect thereto.

OTHER INVESTMENTS

     The Company has purchased from certain governmental agencies two loans secured by first liens on real estate at a discount. The Investment Manager selected and evaluated such loans using substantially the same underwriting criteria applicable to originated loans. When purchasing loans from governmental agencies, underwriting information received by the Investment Manager, such as loan applications, financial statements, property appraisals and other loan documentation that was developed by the original lending institution, may be outdated. In such cases, the Investment Manager will seek to supplement this information with additional data such as credit reports on borrowers, geographical analysis, industry demographics, economic data and, in selected cases, current property appraisals or site visits. Prohibitions by sellers against contacting borrowers might limit the Investment Manager's ability to obtain accurate current information about the borrower and the Investment Manager may have to rely on the original underwriting information with limited ability to verify the information. These loans are currently performing as agreed.

     While the Company has not to date done so, it may also finance real estate investors, who are not operators of the properties financed. Such loans would be collateralized by a lien on the real estate acquired or other real estate owned by the borrower or its principals. The personal guaranty of one or more of the principals will typically be obtained. The loans will generally carry a fixed rate and have maturities of five to 20 years from the date of issuance. In some instances, there may be earlier maturity dates or dates on which the interest rate may be modified. Most loans will provide for scheduled monthly amortization and have a balloon payment requirement. In addition, the Company may also purchase real estate to hold in the Company's investment portfolio.

BORROWER ADVANCES

     The Company finances some projects during the construction phase. At March 31, 1996, the Company was in the process of monitoring approximately $21.6 million in total commitments for construction projects, of which $9.9 million had been funded. As part of the monitoring process to verify that the borrower's equity investment is utilized for its intended purpose, the Company holds a portion of the borrower's equity investment. These funds are itemized by category (e.g., interest, inventory, construction contingencies, etc.) and are released by the Company only upon presentation of appropriate documentation relating to the construction project. To the extent possible, these funds are utilized before any related loan proceeds are disbursed. At March 31, 1996, of the borrower advances, $1.1 million was to be disbursed on behalf of borrowers and is included as a liability on the Company's financial statements.

LOAN COMMITMENTS

     At March 31, 1996, the Company had approximately $19.2 million of loan commitments outstanding to 15 small business concerns in the lodging industry. The weighted average interest rate on these loan commitments at March 31, 1996 was 10.57%. In addition, the Company had approximately $8.5 million of loan commitments outstanding on 13 partially funded construction loans and $8.0 million of loan commitments outstanding on 11 Program loans. An additional $15.2 million in commitments made by the Investment Manager had been designated for the Company at March 31, 1996, with a weighted average interest rate of 10.64%, subject to availability of funds. These commitments are made in the ordinary course of the Company's business and, in management's opinion, are generally on the same terms as those to existing borrowers. Since some commitments expire without the proposed loan closing, the total committed amounts do not necessarily represent future cash commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

TAX STATUS

     The Company has elected to be taxed as a REIT under Section 856(c) of the Code. As a REIT, the Company generally is not subject to Federal income tax to the extent it distributes at least 95% of its REIT taxable income to shareholders. The Company may, however, be subject to certain state and local taxes on its income and property. REITs are subject to a number of organizational and operational requirements under the Code. See "Federal Income Tax Considerations."

INVESTMENT MANAGER

     The investments of the Company are managed by PMC Advisers. Pursuant to the Investment Management Agreement between the Company and PMC Advisers, the Company is obligated to pay to the Investment Manager, quarterly in arrears, a base fee (the "Base Fee") consisting of a quarterly servicing fee of 0.125% of the Average Quarterly Value of All Assets, representing on an annual basis approximately 0.50% of the Average Annual Value of All Assets, and a quarterly advisory fee of 0.25% of the Average Quarterly Value of All Invested Assets, representing on an annual basis approximately 1% of the Average Annual Value of All Invested Assets. In addition, for each calendar year during which the Company's annual Return on Average Equity Capital after deduction of the Base Fee (the "Actual Return") exceeds 6.69%, the Company will pay to the Investment Manager, as incentive compensation, an additional advisory fee (the "Annual Fee") equal to the product determined by multiplying the Average Annual Value of All Invested Assets by a percentage equal to the difference between the Actual Return and 6.69%, up to a maximum of 1% per annum. The Annual Fee will be earned only to the extent that the annual Return on Average Common Equity Capital after the deduction of the Base Fee and Annual Fee is at least equal to 6.69%. All such advisory fees will be reduced by 50% with respect to the value of Invested Assets that exceed Common Equity Capital as a result of leverage or the issuance of Preferred Shares. See "Investment Manager."

     Pursuant to the Investment Management Agreement, the Company incurred an aggregate of $429,000, $1,189,000 and $356,000 in management fees for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, respectively. See "Investment Manager -- Investment Management Agree-ment." Of the total management fees paid or payable to the Investment Manager as of December 31, 1994 and 1995 and the three months ended March 31, 1996, $71,500, $244,000 and $80,000, respectively, has been netted against commitment fees as a direct cost of originating fees. Pursuant to the Investment Management Agreement, no advisory fees were due to the Investment Manager from inception through June 30, 1994. See "Investment Manager."

COMPETITION

     The Company believes its primary competitors are banks, financial institutions, insurance companies and other lending companies. Additionally, there are lending programs which have been established by national franchisors in the lodging industry. Many of these entities may have greater financial and larger managerial resources than the Company. The Company believes that it competes with such entities based on: (i) the interest rates, maturities and payment schedules offered to borrowers, (ii) the reputation, experience and marketing ability of officers of the Investment Manager, (iii) the timely credit analysis and decision-making processes followed by the Investment Manager and
(iv) the renewal options available to borrowers.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     Investment Policies. The Company's principal investment objective is to obtain current income from interest payments and other related fee income on its Invested Assets for distribution to shareholders. The Company invests in accordance with underwriting criteria established by the trust managers with the intention of creating a portfolio of investments while preserving the capital base of the Company and generating income for distribution to the Company's shareholders. The Company's investments are primarily intended to be held to maturity. The Company's investments and plan of operation are restricted by tax provisions applicable to REITs. These tax provisions include restrictions on the ability to sell investments for a gain, therefore, the Company has a low turnover rate with respect to its investments.

     The Company will not purchase or otherwise acquire equity securities (other than the acquisition of securities upon foreclosure of a security interest, if any), and under no circumstances will the Company invest in the securities of other issuers for the purpose of exercising control. The Company will not underwrite securities of other issuers except to the extent that it might be deemed an "underwriter" for securities law purposes with respect to investments that have not been and may not be offered publicly without registration under federal or state securities laws. The Invested Assets that the Company has originated or acquired will generally be held to maturity; however, the Company may, from time to time, if it determines it to be advantageous and consistent with its status as a REIT, sell specified loans to purchasers. The Company will not offer its own securities in exchange for property, except to the extent that the Company may issue Common Shares, priced at not less than their market value, in lieu of an equivalent amount of cash to purchase Invested Assets or derivative securities where such transaction would, in the judgment of the trust managers, be advantageous to the Company and consistent with the Company's status as a REIT. The Company will not purchase or otherwise reacquire its Common Shares except to the extent that it may elect to redeem Common Shares to maintain its REIT status. The Company may, however, redeem senior securities issued by it to the extent permitted by the terms of such senior securities. The Company may elect to create and sell interests in real estate mortgage investment conduits or collateralized mortgage obligations if deemed appropriate by the Company. The Company will not acquire residual interests in real estate mortgage investment conduits, as defined in the Code, or interests in pools of loans offered by certain governmental agencies or other similar entities, except that the Company may invest temporarily in mortgage pass-through certificates or interests in mortgage pools guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation or similar agencies and instrumentalities. The trust managers, including a majority of the Independent Trust Managers, may adopt or change any investment policy of the Company consistent with its status as a REIT without a vote of the shareholders of the Company.

     Financing Policies. The Company intends to borrow money from, and issue debt securities to, banks, insurance companies and other lenders, and may issue Preferred Shares in order to obtain additional funds to originate Primary Investments and Other Investments. No assurance can be given that credit facilities will be available to the Company on favorable terms or at all. Any such borrowing or issuance of Preferred Shares will require the specific approval of the trust managers, including a majority of the Independent Trust Managers. Except to the extent of nonrecourse purchase money financing from the agencies or other sellers of loans, the Company will not, without the approval of a majority of its shareholders, incur a borrowing or issue Preferred Shares if as a result the Company's total liability for money borrowed would exceed 200% of its shareholders' equity or the total amount of borrowings and obligations in respect of outstanding Preferred Shares would exceed 300% of common shareholders' equity, determined as of the time of each borrowing or issuance.

     Affiliate Transaction Policy. Section 4.12 of the Bylaws of the Company provides that, except as otherwise provided by the Declaration of Trust or the Bylaws, and in the absence of fraud, a contract, act or other transaction, between the Company and any other person, or in which the Company is interested, shall be valid and no trust manager or officer of the Company shall have any liability as a result of entering into any such contract, act or transaction, even though (i) one or more of the trust managers, directly or indirectly, is interested in, connected with or is a trustee, partner, director, shareholder, member, employee, officer or agent of such other person, or (ii) one or more of the trust managers, individually or jointly with others, is a party to, or directly or indirectly is interested in, or connected with, such contract, act or transaction, provided that (a) such interest or connection is disclosed in reasonable detail or known to the trust managers and thereafter the trust managers authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Independent Trust Managers, or (b) such interest or connection is disclosed in reasonable detail or known to the shareholders, and thereafter such contract, act or transaction is approved by shareholders holding a majority of the shares then outstanding and entitled to vote thereon.

     Section 4.11 of the Bylaws provide that any trust manager or officer of the Company may acquire, own, hold and dispose of shares of the Company for his individual account, and may exercise all rights of a shareholder to the same extent and in the same manner if he were not a trust manager or officer of the Company. Any trust manager or officer of the Company may, in a capacity other than that of trust manager or officer of the Company, have business interests and engage in business activities similar to or in addition to those relating to the Company which may include the acquisition, syndication, holding, management, development, operation or disposition, for his own account or for the account of others, of interest in mortgages, interests in real property, or interests in persons engaged in the real estate business. Each trust manager and officer of the Company shall be free of any obligation to present to the Company any investment opportunity which comes to him in any capacity other than solely as trust manager or agent of the Company, even if such opportunity is of a character which, if presented to the Company, could be exploited by the Company. Subject to Section 4.12 of the Bylaws discussed above, any trust manager or officer of the Company may be a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest, in any person who may be engaged to render advice or services to the Company, and may receive compensation from such person as well as compensation as trust manager or officer or otherwise hereunder.

     The Company has not adopted any polices with respect to its shareholders, affiliates (other than trust managers and officers) or any other person (i) having any direct or indirect pecuniary interest (a) in any investment to be acquired or disposed of by the Company or (b) in any transactions to which the Company is a party or has an interest, or (ii) engaging for their own account in business activities of the type conducted by the Company.

     Reports to Shareholders. The Company provides annual reports to the holders of Common Shares containing audited financial statements with a report thereon from the Company's independent public accountants and, upon request, quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. See "Available Information."

SBA REGULATIONS

     The Company primarily originates loans to small businesses that, among other things, exceed the net worth, asset, income, number of employees or other limitations applicable to the SBA programs utilized by PMC Capital. See
"-- Underwriting Criteria and Loan Originations." While the eligibility requirements of the Section 7(a) of the SBA program vary by the industry of the borrower and other factors, the general eligibility requirements of loans originated under
Section 7(a) of the SBA program are that: (i) gross sales of the borrower cannot exceed a range of between $5.0 million and $21.5 million depending upon the industry of the borrower (other than with respect to certain industries where eligibility is determined based on a number of employees), (ii) when the total amount of the proposed financing (a) is $250,000 or less, each 20% owner of the applicant must contribute to the business personal liquid assets per the SBA rules and regulations ("Personal Liquid Assets") in excess of two times the total financing or $100,000, whichever is greater, (b) is between $250,0000 and $500,000, each 20% owner of the applicant must contribute Personal Liquid Assets to the business in excess of one and one-half times the total financing or $500,000, whichever is greater and (c) exceeds $500,000, each 20% owner of the applicant must contribute to the business Personal Liquid Assets in excess of one times the total financing or $750,000, whichever is greater, and (iii) the maximum aggregate SBA loan guarantees to a borrower cannot exceed $750,000.

     Loans originated pursuant to the SBIC program are not guaranteed by SBA and generally require that: (i) the net worth of the borrower and certain affiliates of the borrower cannot exceed $18 million; and (ii) net income after Federal income taxes of the borrower averages less than $6 million for the most recent two years.

EMPLOYEES

     The Company has no salaried employees. All personnel required for the Company's operations are provided by the Investment Manager.

LEGAL PROCEEDINGS

     The Company is involved from time to time in routine litigation incidental to its business. The Company does not believe that its current proceedings will have a material adverse effect on the results of operations or financial condition of the Company.

                                   MANAGEMENT

TRUST MANAGERS AND OFFICERS

     The Company is managed by its trust managers, who are elected annually by the shareholders. The trust managers are responsible for appointing the executive officers of the Company, for selecting, monitoring and supervising the Investment Manager, for approving borrowings by the Company and for periodically valuing the Company's portfolio. The trust managers are also responsible for the adoption from time to time of such investment policies and limitations as they may deem appropriate in light of the Company's investment objective.

     The following table sets forth the names and positions of the trust managers and officers of the Company.

                                                             POSITIONS AND
                      NAME                            OFFICES WITH THE COMPANY(1)
    -----------------------------------------  -----------------------------------------
    Dr. Andrew S. Rosemore(2)................  Chairman of the Board, Executive Vice
                                               President, Chief Operating Officer,
                                               Treasurer and Trust Manager
    Lance B. Rosemore(2).....................  President, Chief Executive Officer,
                                               Secretary and Trust Manager
    Jan F. Salit.............................  Executive Vice President, Chief
                                               Investment Officer and Assistant
                                               Secretary
    Barry N. Berlin..........................  Chief Financial Officer
    Mary J. Brownmiller......................  Senior Vice President
    Nathan G. Cohen(3).......................  Trust Manager
    Dr. Martha R. Greenberg(2)...............  Trust Manager
    Roy H. Greenberg(3)......................  Trust Manager
    Irving Munn(3)...........................  Trust Manager
    Dr. Ira Silver(3)........................  Trust Manager

- ---------------

(1) All of the officers of the Company have held positions with the Company since the formation of the Company on June 4, 1993.

(2) Lance B. Rosemore and Dr. Andrew S. Rosemore are brothers and Dr. Martha R. Greenberg is their sister.

(3) Messrs. Cohen, Greenberg and Munn and Dr. Silver serve as Independent Trust Managers.

     Information concerning the trust managers and executive officers of the Company is as follows:

     DR. ANDREW S. ROSEMORE -- Dr. Rosemore, 49, has been Executive Vice President, Chief Operating Officer and Treasurer of the Company since June 1993 and has been Chairman of the Board of Trust Managers since January 1994. He has also been the Chief Operating Officer of PMC Capital since May 1992 and Executive Vice President of PMC Capital since 1990. From 1988 to May 1990, Dr. Rosemore was Vice President of PMC Capital. Dr. Rosemore has been a director of PMC Capital since 1988.

     MR. LANCE B. ROSEMORE -- Mr. Rosemore, 47, has been President, Chief Executive Officer and Secretary of the Company since June 1993. He has also been Chief Executive Officer of PMC Capital since May 1992 and President of PMC Capital since 1990. Mr. Rosemore has been employed by PMC Capital since 1979. From 1990 to May 1992, Mr. Rosemore was Chief Operating Officer of PMC Capital. Mr. Rosemore has been Secretary of PMC Capital since 1983. Mr. Rosemore has been a director of PMC Capital since 1983.

     MR. JAN F. SALIT -- Mr. Salit, 46, has been Executive Vice President of the Company since June 1993, and Chief Investment Officer and Assistant Secretary since January 1994. He has also been Executive Vice

President of PMC Capital since May 1993 and Chief Investment Officer and Assistant Secretary of PMC Capital since March 1994. From 1979 to 1992, Mr. Salit was employed by Glenfed Financial Corporation and its predecessor company Armco Financial Corporation, a commercial finance company, holding various positions including Executive Vice President and Chief Financial Officer.

     MR. BARRY N. BERLIN --Mr. Berlin, 36, has been Chief Financial Officer of the Company since June 1993. Mr. Berlin has also been Chief Financial Officer of PMC Capital since November 1992. From August 1986 to November 1992, he was an audit manager with Imber and Company, Certified Public Accountants. Mr. Berlin is a Certified Public Accountant.

     MS. MARY J. BROWNMILLER -- Ms. Brownmiller, 41, has been Senior Vice President of the Company since June 1993. Ms. Brownmiller has also been Senior Vice President of PMC Capital since 1992 and Vice President of PMC Capital since November 1989. From 1987 to 1989, she was Vice President for Independence Mortgage, Inc., an SBA lender. From 1976 to 1987, Ms. Brownmiller was employed by the SBA, holding various positions including senior loan officer. While at the SBA, Ms. Brownmiller was involved in making credit decisions, monitoring adherence to SBA underwriting criteria and assisting in the final determination as to the approval of loans of all sizes. Ms. Brownmiller is a Certified Public Accountant.

     MR. NATHAN G. COHEN --Mr. Cohen, 50, has been an Independent Trust Manager of the Company since May, 1994. Mr. Cohen has been Controller and Chief Financial Officer of ATCO Rubber Products, Inc., a manufacturer of products for HVAC systems, since November 1986.

     DR. MARTHA R. GREENBERG -- Dr. Greenberg, 45, has been a trust manager of the Company since May 1996. Dr. Greenberg has practiced optometry for 17 years in Russellville, Alabama. Dr. Greenberg has been a director of PMC Capital since 1984. Dr. Greenberg is not related to Mr. Roy H. Greenberg, but is the sister of Mr. Lance B. Rosemore and Dr. Andrew S. Rosemore.

     MR. ROY H. GREENBERG -- Mr. Greenberg, 37, has been an Independent Trust Manager of the Company since September 1993. Mr. Greenberg has been the President of Whitehall Real Estate, Inc., a real estate management firm, since December 1989. Prior thereto, he was Vice President of GHR Realty Holding Group, Inc., a real estate management company, from June 1985 to December 1989. Mr. Greenberg is not related to Dr. Martha R. Greenberg.


     MR. IRVING MUNN -- Mr. Munn, 46, has been an Independent Trust Manager of the Company since September 1993. Mr. Munn has been a principal of Kaufman, Munn and Associates, P.C., a public accounting firm in Dallas, Texas or its predecessor, since 1990. For more than two years prior thereto, Mr. Munn was a manager with the accounting firm Philip Vogel & Co. in Dallas, Texas. Mr. Munn is a Certified Public Accountant.


     DR. IRA SILVER -- Dr. Silver, 50, has been an Independent Trust Manager of the Company since May 1996. Dr. Silver has been employed by J.C. Penney Co., Inc. since 1978, is currently their Chief Economist and since 1984 has been a Manager of Planning, Forecasting and Technical Support in the Planning and Research Department. He holds a Ph.D in Economics from the City University of New York. Dr. Silver had been a director of PMC Capital from 1992 through 1994.

     All officers and trust managers hold office until their respective successors are elected and qualified or until their earlier resignation or removal. The Company has elected four Independent Trust Managers who are not affiliated with the Investment Manager or PMC Capital. Messrs. Greenberg and Munn comprise the Audit Committee of the Board of Trust Managers and all of the Independent Trust Managers serve as the administrators of the Share Option Plans (as defined below).

     A majority of the Independent Trust Managers must approve all transactions between PMC Advisers or PMC Capital and the Company, including the approval and renewal of the Investment Management Agreement. Although Dr. Silver served as a director of PMC Capital from 1992 to 1994, the Company does not believe that such relationship with PMC Capital affects his ability to serve as an Independent Trust Manager. To the extent that any trust manager is interested in a proposed transaction involving the Company, such trust manager would be considered an interested party with respect to such transaction and such transaction must be approved by the disinterested trust managers as indicated under "Transactions with Affiliates" below.

     The Independent Trust Managers will each (i) be reimbursed by the Company for their expenses in attending meetings of trust managers or any committee thereof, (ii) receive a fee of $500 for attendance in person at each meeting, and (iii) be granted options under the Trust Managers Plan (as defined below). The Company's officers are employees of the Investment Manager and receive no compensation from the Company for their services as officers or trust managers, although they may receive options under the Employee Plan (as defined below).

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 9.20 of the Texas REIT Act, subject to procedures and limitations stated therein, allows the Company to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The Company is required by Section 9.20 of the Texas REIT Act to indemnify a trust manager or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a trust manager or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under the Texas REIT Act, trust managers and officers are not entitled to indemnification if (i) the trust manager or officer is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received and (ii) the trust manager or officer was found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any provision of the Declaration of Trust, bylaws, agreements or otherwise. In addition, the Company has, pursuant to Section 15.10 of the Texas REIT Act, provided in its Declaration of Trust that, to the fullest extent permitted by applicable law, a trust manager of the Company shall not be liable for any act, omission, loss, damage or expense arising from the performance of his duty under the Texas REIT Act, except for his own willful misfeasance, malfeasance or negligence.

     The Company's Declaration of Trust and Bylaws provide for indemnification by the Company of its trust managers and officers to the fullest extent permitted by the Texas REIT Act. In addition, the Company's Bylaws provide that the Company may pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer provided that (i) the trust managers have consented to the advancement of expenses (which consent shall not unreasonably be withheld) and
(ii) the Company shall have received (a) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under the Texas REIT Act and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met or it is ultimately determined that indemnification of the trust manager or officer against expenses incurred by him in connection with that proceeding is prohibited by Section 9.20 of the Texas REIT Act.

     In addition, the Investment Management Agreement provides that the Investment Manager shall be deemed an agent of the Company and the Investment Manager and its directors, officers and employees shall be indemnified by the Company to the same extent as the trust managers and officers of the Company.

SHARE OPTION PLANS

     General. The Company has adopted the 1993 Employee Share Option Plan (the "Employee Plan") and the 1993 Trust Manager Share Option Plan (the "Trust Manager Plan," and together with the Employee Plan, the "Share Option Plans"). The purpose of the Share Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel to serve as trust managers and officers of the Company and to provide an incentive to others such as the directors, officers or key employees of the Investment Manager whose job performance affects the Company. The Share Option Plans each provide for administration by a committee of the Independent Trust Managers established for such purpose (the "Plan Administrators"). The exercise price for any option granted under the Share Option Plans may not be less than 100% of the fair market value of the Common Shares at the time the option is granted.

     Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Share Option Plans authorize the grant of options to acquire in the aggregate Common Shares in an amount equal to 6% of the issued and outstanding Common Shares at any time. If an option granted under the Share Option Plans expires or terminates, the Common Shares subject to any unexercised portion of that option will again become available for the issuance of further options under the Share Option Plans. Unless previously terminated by the trust managers, the Share Option Plans will terminate on the tenth anniversary of the effective date of the Share Option Plans and no options may be granted under the Share Option Plans thereafter.

     No options may be granted under the Share Option Plans to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding Common Shares. There is no limit on the number of nonqualified options that may be granted to any one individual, provided that the grant of the options may not cause the Company to fail to qualify as a REIT. An optionee may, with the consent of the Plan Administrators, elect to pay for the Common Shares to be received upon exercise of his options in cash, Common Shares or any combination thereof.

     The trust managers may, without affecting any outstanding options, from time to time revise or amend the Share Option Plans, and may suspend or discontinue the Share Option Plans at any time. However, no such revision or amendment may increase the number of shares subject to the Share Option Plans (with the exception of adjustments resulting from changes in capitalization), change the class of participants eligible to receive options granted under the Share Option Plans or modify the period within which or the terms upon which the options may be exercised pursuant to the Share Option Plans without shareholder approval.

     The Employee Plan. The Employee Plan provides for the grant of both qualified incentive share options ("ISOs") which meet the requirements of
Section 422 of the Code and nonqualified share options. ISOs may be granted to the officers and key employees of the Company. Nonqualified share options may be granted to the trust managers who are officers of the Company, other officers and key employees (if any) of the Company and to the management, directors, officers and key employees of the Investment Manager. Options granted under the Employee Plan will become exercisable in accordance with the terms of the grant made by the Plan Administrators. The Plan Administrators have discretionary authority to select participants from among eligible persons and to determine at the time an option is granted whether it is intended to be an ISO or a nonqualified option, and when and in what increments Common Shares covered by the option may be purchased. Under current law, ISOs may not be granted to any trust manager of the Company who is not also a full time employee or to directors, officers and other employees of entities unrelated to the Company.

     With respect to ISOs granted under the Employee Plan, the exercise price must be at least equal to the fair market value of the Common Shares on the date of grant and the term cannot exceed five years. With respect to any individual, the aggregate fair market value (determined at the time the option is granted) of Common Shares with respect to which ISOs may be granted under the Employee Plan, or any other plan of the Company, which options are exercisable for the first time during any calendar year, may not exceed $100,000.

     Each option must terminate no more than five years from the date it is granted. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     The Trust Manager Plan. Only Independent Trust Managers are eligible to participate in the Trust Managers Plan which provides for the grant of nonqualified stock options. The Trust Manager Plan is a nondiscretionary plan pursuant to which options to purchase 2,000 Common Shares are granted to each Independent Trust Manager on the date such trust manager takes office and additional options to purchase 1,000 Common Shares are granted each year thereafter on the anniversary date of the date that the trust manager takes office so long as such trust manager is re-elected to serve as a trust manager. Such options are exercisable at the fair market value of the Common Shares on the date of grant. The options granted under the Trust Manager Plan become exercisable one year after date of grant and expire if not exercised on the earlier of (i) 30 days after the option holder no longer holds office as an Independent Trust Manager for any reason or (ii) within five years after date of grant.

COMPENSATION OF TRUST MANAGERS

     During 1995, the Independent Trust Managers received a $500 fee for each meeting the Board of Trust Managers attended. The Independent Trust Managers will be reimbursed by the Company for their expenses related to attending board or committee meetings. For the year ended December 31, 1995, each of Messrs. Cohen and Munn received $2,500 and Mr. Greenberg received $2,000 for services rendered as Independent Trust Managers.

     In accordance with the terms of the Trust Manager Plan, each of the Independent Trust Managers is, on the anniversary date of his election to the Board of Trust Managers, automatically granted options (which are exercisable one year after the date of grant) to purchase 1,000 Common Shares. Accordingly, each of Messrs. Greenberg and Munn was granted an option to acquire 1,000 Common Shares on December 15, 1995, at an exercise price of $15.75 per share, and Mr. Cohen was granted an option to acquire 1,000 Common Shares on May 10, 1995, at an exercise price of $14.125 per share, in each case the exercise price was equal to the fair market value of the Common Shares on the date of grant.

OPTION GRANTS

     The following table sets forth information regarding stock options granted to each of the executive officers in the fiscal year ended December 31, 1995.

                                                                                                            POTENTIAL
                                                                                                         REALIZABLE VALUE
                                                                                                        AT ASSUMED ANNUAL
                                                NUMBER OF      % OF TOTAL                                 RATES OF SHARE
                                                SECURITIES      OPTIONS                                 PRICE APPRECIATION
                                                UNDERLYING     GRANTED TO     EXERCISE                   FOR OPTION TERM
                                                 OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION    ------------------
                      NAME                      GRANTED(#)    FISCAL YEAR     ($/SHARE)      DATE         5%         10%
- ------------------------------------------      ----------    ------------    --------    ----------    -------    -------
Lance B. Rosemore...............................    6,000          27%         $15.75      12/15/00     $26,108    $57,693
Andrew S. Rosemore..............................    6,000          27%          15.75      12/15/00      26,108     57,693
Jan F. Salit....................................    3,840          18%          15.75      12/15/00      16,709     36,924
Barry N. Berlin.................................    3,840          18%          15.75      12/15/00      16,709     36,924
Mary J. Brownmiller.............................    1,200           5%          15.75      12/15/00       5,222     11,539

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth, for each of the executive officers, information regarding exercise of stock options during the fiscal year ended December 31, 1995 and the value of unexercised stock options as of December 31, 1995. The closing price for the Common Shares, as reported by the American Stock Exchange, on December 29, 1995 (the last trading day of the fiscal year) was $16.25.

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                            UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                               SHARES                    OPTIONS AT DECEMBER 31, 1995        DECEMBER 31, 1995
                             ACQUIRED ON      VALUE      (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
            NAME             EXERCISE(#)   REALIZED($)               (#)                            ($)
- --------------------------   -----------   -----------   ----------------------------   ---------------------------
Lance B. Rosemore............    7,675        35,017            13,675(u)                      36,578(u)
Andrew S. Rosemore...........    7,675        35,017            13,675(u)                      36,578(u)
Jan F. Salit.................    2,026         9,243           1,814(e)/7,680(u)             7,936(e)/18,720(u)
Barry N. Berlin..............    1,498         6,834           2,342(e)/7,680(u)            10,246(e)/18,720(u)
Mary J. Brownmiller..........      307         1,401             893(e)/2,400(u)              3,907(e)/5,850(u)

- ---------------

(e) Options are exercisable within 60 days of the date hereof.

(u) Options are not exercisable within 60 days of the date hereof.

                               INVESTMENT MANAGER

     As a wholly-owned subsidiary and investment manager of PMC Capital, PMC Advisers also generates lending opportunities which fulfill the investment criteria of the Company. Through this advisory relationship, the Company benefits from PMC Capital's over 17 years of operating history and over $350 million in assets under management. The principal address of the Investment Manager is 17290 Preston Road, Third Floor, Dallas, Texas 75252 and its telephone number is (214) 380-0044.

     All of the directors and officers of PMC Advisers are also directors and officers of PMC Capital. In addition, the trust managers, other than the Independent Trust Managers, and the officers of the Company are directors and officers of the Investment Manager. See "Risk Factors" and "Management." The directors and officers of the Investment Manager are as follows:

                                                        POSITIONS AND OFFICES
                     NAME                            WITH THE INVESTMENT MANAGER
    --------------------------------------  ---------------------------------------------
    Dr. Fredric M. Rosemore...............  Chairman of the Board and Treasurer
    Lance B. Rosemore(1)(2)...............  President, Chief Executive Officer and
                                              Secretary
    Dr. Andrew S. Rosemore(1)(2)..........  Executive Vice President and Chief Operating
                                              Officer
    Jan F. Salit(2).......................  Executive Vice President, Chief Investment
                                              Officer and Assistant Secretary
    Barry N. Berlin(2)....................  Chief Financial Officer
    Mary J. Brownmiller(2)................  Senior Vice President
    Dr. Irvin M. Borish...................  Director
    Robert Diamond........................  Director
    Dr. Martha R. Greenberg(1)(2).........  Director
    Thomas Hamill.........................  Director
    Barry A. Imber........................  Director
    Lee Ruwitch...........................  Director

- ---------------

(1) Lance B. Rosemore and Dr. Andrew S. Rosemore are the sons, and Dr. Martha Greenberg is the daughter, of Dr. Fredric M. Rosemore.

(2) Also serve as trust managers or officers of the Company. See "Management" for additional information with respect to such persons.

     Information relating to the directors of the Investment Manager who do not have a position with the Company is as follows:

     DR. FREDRIC M. ROSEMORE -- Dr. Rosemore, 72, has been the Chairman of the Board and Treasurer of PMC Capital since 1983. From 1990 to 1992, Dr. Rosemore was a Vice President of PMC Capital and from 1979 to 1990, Dr. Rosemore was the President of PMC Capital. For many years, he was engaged in diverse businesses, including the construction of apartment complexes, factory buildings and numerous commercial retail establishments. From 1948 to 1980, Dr. Rosemore practiced optometry. He has been a director of PMC Capital since 1983.

     DR. IRVIN M. BORISH -- Dr. Borish, 83, served as Benedict (Distinguished) Professor of Optometry at the University of Houston, after retiring from Indiana University, where he holds the status of Professor Emeritus. He practiced optometry for over 30 years. He is the author of a major text in his field and holds five patents in contact lenses. Dr. Borish has been a director of PMC Capital since 1989.

     MR. ROBERT DIAMOND -- Mr. Diamond, 64, has been an attorney for 39 years. He is currently of counsel to the law firm of Diamond & Diamond, P.A., Millburn, New Jersey. He served as a director of PMC Capital from 1982 to 1992 and rejoined the Board of Directors in January 1994. He served as a member of the Board of Directors of Allstate Financial Corporation from 1991 to 1993. He has managed personal investments since 1991.

     MR. THOMAS HAMILL -- Mr. Hamill, 42, has been the President, Chief Executive Officer and a director of Caliban Holdings and its subsidiary, Belvedere Holdings Ltd. ("Belvedere"), since 1993. From 1989 to 1993, Mr. Hamill was the President, Chief Operating Officer and a director of Belvedere. From September 1986 to December 1989, Mr. Hamill was Vice President of Belvedere America Re and Vice President and Secretary of Belvedere Corporation. Mr. Hamill is the Chairman of the Board and a non-executive director of Midlands Management Corporation. Mr. Hamill has been a director of PMC Capital since 1992.

     MR. BARRY A. IMBER -- Mr. Imber, 49, has been a principal of Imber and Company, Certified Public Accountants, or its predecessor, since 1982. Imber and Company was the independent certified public accountant for PMC Capital and its subsidiaries for the years ended December 31, 1988 through December 31, 1991. Mr. Imber was a Trust Manager of the Company from September 1993 to March 1995 and a director of PMC Capital since March 1995.

     MR. LEE RUWITCH -- Mr. Ruwitch, 82, has managed personal investments since 1986. Since 1987, he has been the President of LFR Corporation and since 1992, he has been a partner in TCA Joint Venture. Each of these entities is principally engaged in the business of financial investments. From 1964 to 1986, Mr. Ruwitch was the publisher and owner of Review Business Publications, Inc. in Miami, Florida. From 1949 to 1964, he served as president of the company which operates public television station WTVJ in Miami, Florida. Mr. Ruwitch has been active in the communications industry for over 30 years. Mr. Ruwitch has been a director of PMC Capital since 1984.

INVESTMENT MANAGEMENT AGREEMENT


     The Company has entered into an Investment Management Agreement with the Investment Manager. The Investment Management Agreement expires on December 31 of each year and is currently scheduled to expire on December 31, 1996; however, it is renewable by the Company, subject to (i) a determination by a majority of the Independent Trust Managers that the Investment Manager's performance has been satisfactory, (ii) a determination by a majority of the Independent Trust Managers that the terms of the Investment Management Agreement are appropriate in light of the Company's performance and then existing economic conditions, and
(iii) the termination rights of the parties. The Investment Management Agreement may be terminated for any reason upon 60 days' written notice by (i) a majority vote of the Independent Trust Managers of the Company, (ii) a vote of the holders of more than two-thirds of the outstanding Common Shares, or (iii) a majority vote of the independent directors of the Investment Manager. Other than the notice provision, there is no contractual impediment to the termination of the Investment Management Agreement by the parties thereto. In the event the Investment Management Agreement were terminated, a significant portion of the then outstanding commitments would no longer be required to be funded by the Company; however, such commitments will remain the obligations of PMC Advisers. See "Risk Factors -- Reliance on Management and Investment Manager." The Investment Management Agreement is not assignable by the Investment Manager without the written consent of the Company. All transactions with the Investment Manager must be approved by a majority of the Independent Trust Managers as well as a majority of the independent directors of the Investment Manager, although no shareholder approval of either party is required. Additionally, the Investment Management Agreement may be amended, supplemented, discharged or modified, provided that such amendment, supplement, discharge or modification, in the case of the Company, is approved by a majority vote of the Independent Trust Managers or a vote of the holders of more than two-thirds of the outstanding Common Shares and, in the case of PMC Advisers, is approved by a majority vote of its disinterested directors. While the Company has no current relationship with any investment manager other than PMC Advisers, management of the Company believes that in the event that the Investment Management Agreement is not renewed, the Company can obtain the services of third party investment advisors or hire sufficient personnel to internally manage the Company's investments, although there is no assurance that similar investment management services can be obtained on similar terms or in a timely manner. Additionally, the Company may not independently originate or purchase mortgage loans while the Investment Management Agreement is in effect. The Company's inability to find an alternative investment manager on similar terms and its lack of experience in originating loans could act as practical deterrents to the termination or modification of the Investment Management Agreement by the Company. See "Risk
Factors -- Reliance on Management and Investment Manager."


     Pursuant to the Investment Management Agreement, the Investment Manager, under the supervision of the trust managers, identifies, evaluates, structures and closes the investments made by the Company, arranges debt financing for the Company, subject to the approval of the Independent Trust Managers, and is responsible for monitoring the investments made by the Company, including loan portfolio management and servicing.

     The Company pays all operating expenses except those specifically required to be borne by the Investment Manager pursuant to the Investment Management Agreement. The operating expenses required to be borne by the Investment Manager include any compensation to the Company's officers (other than stock options) and the cost of office space, equipment and other personnel required for the Company's day-to-day operations. The expenses paid by the Company include transaction costs incident to the acquisition and disposition of investments, regular legal and auditing fees and expenses, the fees and expenses of the Company's Independent Trust Managers, the costs of printing and mailing proxies and reports to shareholders and the fees and expenses of the Company's custodian and transfer agent, if any. The Company, rather than the Investment Manager, is also required to pay expenses associated with any litigation and other extraordinary or nonrecurring expenses. All fees that may be paid to the Investment Manager by any person other than the Company in connection with any investment transaction of the Company will be paid or credited to the Company.

     Pursuant to the Investment Management Agreement, the Company pays to the Investment Manager, quarterly in arrears, a Base Fee consisting of a quarterly servicing fee of 0.125% of the Average Quarterly Value of All Assets, representing on an annual basis approximately 0.5% of the Average Annual Value of All Assets, and a quarterly advisory fee of .25% of the Average Quarterly Value of all Invested Assets, representing on an annual basis approximately 1% of the Average Annual Value of All Invested Assets. In addition, for each calendar year during which the Actual Return exceeds 6.69%, the Company will pay to the Investment Manager, as incentive compensation, the Annual Fee equal to the product determined by multiplying the Average Annual Value of All Invested Assets by a percentage equal to the difference between the Actual Return and 6.69%, up to a maximum of one percent (1%) per annum. The Annual Fee will be earned only to the extent that the annual Return on Average Common Equity Capital after deduction of the Base Fee and Annual Fee is at least equal to the minimum return of 6.69%. The Annual Fee will be calculated and paid (to the extent payable) on an annual basis without regard to cumulative performance results from preceding years. All advisory fees will be reduced by 50% with respect to the value of Invested Assets that exceed Common Equity Capital as a result of leverage. In addition, the Base Fee shall be reduced for each quarter during the term of the Investment Management Agreement by an amount equal to the amount of servicing or supervisory servicing fees, if any, required to be paid for such quarter by the Company to any third party which is unaffiliated with the Company or the Investment Manager for the servicing of certain assets. The quarterly fee and any Annual Fee are paid as soon as practical after the values have been determined. See "Risk Factors -- Conflicts of Interest; Transactions with Affiliates" and "Glossary."


     The bases for the terms of the fees to be paid to PMC Advisers were (i) a comparison of comparable fees charged by other investment advisors of mortgage real estate investment trusts and (ii) negotiations between PMC Advisers and the Company in consultation with the managing underwriters of the IPO. The Company believes that, as a result of such comparisons and negotiations, the fees under the Investment Management Agreement are comparable to the fees payable by other mortgage real estate investment trusts to their investment managers.

     The following table sets forth the management fees paid by the Company to the Investment Manager for the periods indicated:

                                                                                    THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,       ENDED
                                                         ------------------------     MARCH 31,
                                                           1994          1995            1996
                                                         ---------     ----------   ------------
Base Fees
  Advisory Fee.........................................  $133,831     $  455,363       $136,688
  Servicing Fee........................................   246,876        266,792         82,716
                                                         --------     ----------       --------
          Total Base Fee...............................   380,707        722,155        219,404
Annual Fee.............................................    48,104        467,565        136,688
                                                         --------     ----------       --------
          Total Management Fee.........................  $428,811     $1,189,720       $356,092
                                                         ========     ==========       ========

     Pursuant to the Investment Management Agreement, for the six month period following any public offering of Common Shares by the Company (other than pursuant to the Plan and the Share Option Plans), no additional servicing fees will be charged by the Investment Manager with respect to the proceeds received from such public offering. In addition, the proceeds of any such offering will not be included in Common Equity Capital for determining the reduction of the advisory fees as a result of leverage for such six month period. See "Glossary."

     The trust managers believe that the compensation paid to the Investment Manager under the Investment Management Agreement is fair in the context of (i) the services to be provided by the Investment Manager, (ii) the fee arrangements of investment advisers in other real estate investment trusts, (iii) the annual renewal and termination provisions of the Investment Management Agreement, and
(iv) returns on similar investments. The ability of the Company to achieve an Actual Return in excess of 6.69%, and of the Investment Manager to earn the incentive compensation described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the control of the Company or the Investment Manager.

     In accordance with the terms of the Investment Management Agreement, the Investment Manager will be considered an agent of the Company for the purpose of the indemnification provisions of the Company's Declaration of Trust and Bylaws and will not be liable to the Company, its shareholders or creditors except for violation of law or conduct which would preclude indemnification by the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the outstanding Common Shares as of May 31, 1996, by (i) the only shareholder known to the management of the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each trust manager and executive officer, and (iii) the trust managers and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the Common Shares shown as beneficially owned by such person:

                                                                 NUMBER OF
                                                               COMMON SHARES     PERCENT PRIOR
                         NAME AND ADDRESS                      BENEFICIALLY         TO THE
                        OF BENEFICIAL OWNER                        OWNED           OFFERING
    --------------------------------------------------------   -------------     -------------
    Dr. Andrew S. Rosemore(1)..................................     68,385            1.9%
    Dr. Martha R. Greenberg....................................     26,795             *
    Lance B. Rosemore(2).......................................     20,543             *
    Nathan G. Cohen(3).........................................      4,700             *
    Irving Munn................................................      4,000             *
    Barry N. Berlin(4).........................................      3,893             *
    Jan F. Salit...............................................      3,840             *
    Roy H. Greenberg...........................................      3,500             *
    Mary J. Brownmiller........................................      1,200             *
    Peter B. Cannell & Co., Inc................................    359,825(5)        10.0%
    919 Third Avenue
    New York, New York 10022
    All trust managers and executive officers as a group (10
      persons)**...............................................    136,856            3.8%

- ---------------

  * Less than 1%.

 ** Dr. Ira Silver owns no Common Shares.

(1) Includes 28,950 shares held by his profit sharing plan, 23,400 shares held by his IRA account, 3,570 held in a trust of which Dr. Rosemore is the beneficiary and 400 shares held in the name of his minor children.

(2) Includes 1,231 shares held in the name of his minor children, and 4,600 shares held in a trust of which Mr. Rosemore is the beneficiary.

(3) Includes 1,200 shares held in the name of his wife.

(4) Includes 53 shares held in the name of his minor child.

(5) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1996. Peter B. Cannell & Co., Inc. ("Cannell") is a registered investment adviser and the shares reported on the Schedule 13G are held in client discretionary investment advisory accounts. While Cannell may be deemed to be the beneficial owner of these shares under the rules of the Securities and Exchange Commission, Cannell disclaims any beneficial interest of all such Common Shares.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The Declaration of Trust of the Company authorizes the Company to issue up to 100,000,000 shares of beneficial interest of the Company ("Trust Shares"), consisting of Common Shares, Preferred Shares and such other types of classes of shares of beneficial interest as the trust managers may create and authorize from time to time. Upon completion of the Offering, 5,639,346 Common Shares will be issued and outstanding, excluding up to 300,000 Common Shares which may be purchased by the Underwriters to cover over-allotments, if any. As of May 31, 1996, there were 3,579,346 Common Shares issued and outstanding.

     The Company's Declaration of Trust also provides that, subject to the provisions of any class or series of the capital shares of the Company then outstanding, the shareholders of the Company shall be entitled to vote only on the following matters: (i) election or removal of trust managers; (ii) amendment of the Declaration of Trust; (iii) termination of the Company; (iv) reorganization of the Company; (v) merger or consolidation of the Company or the sale or disposition of all or substantially all of the Company's assets; and
(vi) termination of the Investment Management Agreement. Except with respect to the foregoing matters, no action taken by the shareholders of the Company at any meeting shall in any way bind the trust managers.

     Both the Texas REIT Act and the Company's Declaration of Trust provide that no shareholder of the Company will be individually or personally liable for any obligation of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be individually or personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     Common Shares of Beneficial Interest. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. There is no cumulative voting in the election of trust managers, which means that the holders of two-thirds of the outstanding Common Shares can elect all of the trust managers then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the trust managers out of funds legally available therefor. See "Dividends and Distributions Policy."

     Holders of Common Shares have no conversion, redemption or preemptive rights to subscribe for any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares, if any.

     Preferred Shares of Beneficial Interest. The Preferred Shares authorized by the Company's Declaration of Trust may be issued from time to time in one or more series in such amounts and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the trust managers. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of the Common Shares. Upon completion of the Offering, no Preferred Shares will be outstanding and the Company has no present plans to issue any Preferred Shares following the completion of the Offering.

     Classification or Reclassification of Common Shares of Beneficial Interest or Preferred Shares of Beneficial Interest. The Declaration of Trust authorizes the trust managers to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, (i) not more than 50% in value of its outstanding Trust Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the Trust Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and
(iii) certain percentages of the Company's gross income must be from particular activities. See "Federal Income Tax Considerations." Because the trust managers believe it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder other than any person approved by the trust managers, at their option and in their discretion (provided that such approval will not result in the termination of the status of the Company as a REIT), may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the trust managers) of the total outstanding Trust Shares. The trust managers may waive the Ownership Limit if evidence satisfactory to the trust managers and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trust managers no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Trust Shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the trust managers determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer or issuance of Trust Shares or any security convertible into Trust Shares that would (i) create a direct or indirect ownership of Trust Shares in excess of the Ownership Limit, (ii) with respect to transfers only, result in the Trust Shares being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Trust Shares. The Company's Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Trust Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Trust Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares shall be equal to the fair market value of such Excess Shares on the last trading day immediately preceding the day on which notice of such proposed transfer was sent, as reflected in the closing sales price for the Excess Shares, if then listed on a national securities exchange, or such price for the Excess Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Excess Shares are not then listed on a national securities exchange, the latest bid quotation for the Excess Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, the fair market value as determined by the trust managers in good faith. From and after the date fixed for purchase by the trust managers, so long as payment of the purchase price for the Excess Shares to be so redeemed shall have been made or duly provided for, the holder of such Excess Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Excess Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Trust Shares must give a written notice to the Company containing the information specified in the Company's Declaration of Trust by January 30 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Trust Shares as the trust managers deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     American Stock Transfer and Trust Company acts as the Company's transfer and dividend paying agent and registrar.

                CERTAIN PROVISIONS OF THE TEXAS REIT ACT AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The following paragraphs summarize certain provisions of the Texas REIT Act and the Company's Declaration of Trust and Bylaws. The summary does not purport to be complete and reference is made to Texas law and the Company's Declaration of Trust and Bylaws for complete information.

TRUST MANAGERS

     The Company's Bylaws provide that the number of trust managers of the Company shall be determined by the trust managers; provided, however, such number shall not be less than three. Any vacancy occurring in the trust managers may be filled by a vote of the majority of the trust managers or by the vote of two-thirds of the outstanding Common Shares of the Company. At least a majority of the trust managers must be natural persons and residents of the State of Texas; however, trust managers need not be shareholders of the Company unless the Company's Declaration of Trust or Bylaws so require. The trust managers of the Company will each serve for a term of one year (except that an individual who has been elected to fill a vacancy will hold office only for the unexpired term of the trust manager he is replacing); provided, however, under the terms of the Company's Declaration of Trust, the trust managers may, at any time and from time to time, provide that in any subsequent election the trust managers shall be divided into classes, so long as the term of office of a trust manager shall be not more than three years and the term of office of at least one class shall expire each year.

INVESTMENT OF TRUST ESTATE

     Under the Texas REIT Act, the trust managers or officers have the power to exercise complete discretion with respect to the investment of the trust estate subject to the limitation that seventy-five percent (75%) of the total trust assets shall be invested in real property (including the ownership and co-ownership of land or improvements thereon and leaseholds of land or improvements thereon), interests in mortgages on real property, shares in other real estate investment trusts, cash and cash items (including receivables) and government securities; provided, that (i) the trust managers or officers do not have the power to invest in severed mineral, oil or gas royalty interests and
(ii) the trust managers or officers may invest any percentage of the trust estate in a subsidiary corporation or entity, so long as such percentage ownership is not contrary to or inconsistent with the section of the Code (or any successor statute) which relates to or governs real estate investment trusts or the regulations adopted under such sections.

AMENDMENT TO THE DECLARATION OF TRUST

     Under the Texas REIT Act, the Company's Declaration of Trust may be amended, from time to time, upon receipt of the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares of the Company. The Company's Declaration of Trust, as amended, may contain only such provisions as may lawfully be contained in the original Declaration of Trust at the time of making such amendment.

TERMINATION OF THE TRUST AND SHAREHOLDER MEETINGS

     The Company's Declaration of Trust permits the termination of the Company and the discontinuation of the operations of the Company by the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares of the Company. Upon receiving such vote, the trust managers shall liquidate the Company and distribute the remaining property and assets of the Company among its shareholders in accordance with their respective rights and interests after applying such property to the payment of the liabilities and obligations of the Company. For the annual meetings of shareholders in the years 2003, 2006 and 2009, the trust managers will include in the proxy statement a resolution to be voted on by shareholders which, if approved by the holders of at least two-thirds of the outstanding Common Shares, would require the trust managers to initiate the orderly liquidation of the Company. The Bylaws of the Company provide that the Company shall hold an annual meeting and may hold special meetings of the shareholders which may be called by the trust managers, any officer of the Company or the holders of at least 10% of the outstanding Trust Shares. At each annual meeting of the shareholders, the shareholders will vote on the election of trust managers and on any resolutions properly presented at such annual meetings.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion of the Federal tax rules governing a REIT and its shareholders provides a summary of the material federal income tax consequences affecting the Company and its shareholders and is based on the Code, judicial decisions, Treasury Regulations, rulings and other administrative interpretations, all of which are subject to change. Because many provisions of the Code have been revised substantially by recent legislation, very few judicial decisions, Treasury Regulations, rulings or other administrative pronouncements have been issued interpreting many of the revisions to the Code. Investors should be aware that Congress continues to consider new tax bills. Accordingly, no assurance can be given that future legislation, administrative regulations, rulings, or interpretations or court decisions will not alter significantly the tax consequences described below or that such changes or decisions will not be retroactive. The Company has not requested, nor does it presently intend to request, a ruling from the Internal Revenue Service (the "Service") with respect to any of the matters discussed below. Because the provisions governing REITs are complex, no attempt is made in the following discussion to discuss in detail all of the possible tax considerations applicable to the Company or its shareholders, including state tax laws. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD SATISFY HIMSELF AS TO THE INCOME AND OTHER TAX CONSIDERATIONS AND CONSEQUENCES OF HIS PARTICIPATION IN THE COMPANY BY CONSULTING HIS OWN TAX ADVISOR BEFORE PURCHASING COMMON SHARES.


     The Company has elected to be taxed as a REIT for Federal income tax purposes commencing with its tax year ended December 31, 1993 and for each subsequent taxable year. Based on the assumptions and representations summarized below and the facts set forth in this Prospectus, Winstead Sechrest & Minick P.C., counsel to the Company, is of the opinion that the Company has been organized in conformity with the requirements for qualification as a REIT for Federal income tax purposes and that its anticipated investments and its plan of operation (which plan includes complying with all of the REIT requirements described in this Prospectus) will enable it to continue to so qualify and that the information contained in this section, to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. Except for statements of fact or as otherwise specifically noted, the opinion covers all matters set forth under this caption "Federal Income Tax Considerations." Unlike a tax ruling (which will not be sought), an opinion of counsel, which is based on counsel's review and analysis of existing law, is not binding on the Service. Accordingly, no assurance can be given that the Service would not successfully challenge the tax status of the Company as a real estate investment trust.


FEDERAL TAXATION OF THE COMPANY -- IN GENERAL

     In general, as long as the Company qualifies as a REIT, it will not be subject to Federal income tax on income or capital gain that it distributes in a timely manner to shareholders.

     If the Service successfully challenged the tax status of the Company as a REIT, the Company's income and capital gains would become subject to Federal income tax (including any applicable minimum tax) at corporate rates. Consequently, the amount of after tax earnings available for distribution to shareholders would decrease substantially. In addition, "net capital gain" (net long-term capital gain in excess of net short-term capital loss) distributed by the Company would be taxed as ordinary dividends to shareholders rather than as long-term capital gain. The Company would not be eligible to re-elect REIT status under the Code until the fifth taxable year beginning after the taxable year in which it failed so to qualify, unless its failure to qualify was due to reasonable cause and not to willful neglect and certain other requirements were satisfied. Also, immediately prior to requalification as a REIT under the Code, the Company could be taxed on any unrealized appreciation in its assets.


     Qualification of the Company as a REIT for Federal tax purposes will depend on its continuing to meet various requirements governing, among other things, the ownership of its Common Shares, the nature of its assets, the sources of its income and the amount of its distributions to shareholders. Although the trust managers and the Investment Manager intend to cause the Company to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may be impossible or impractical.


REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

     Although the Company must meet certain qualifications to be a real estate investment trust under the Texas REIT Act (see "Certain Provisions of the Texas REIT Act and of the Company's Declaration of Trust and Bylaws"), the Company must independently qualify as a REIT under the Code. To qualify as a REIT under the Code, the Company must properly elect to be a real estate investment trust and must satisfy various requirements in each taxable year including, among others, the following:

          1. Share Ownership. (a) The beneficial ownership of Common Shares of the Company must be held by a minimum of 100 persons for at least 335 days of a taxable year consisting of 12 months (or a proportionate part of a taxable year consisting of less than 12 full months), and (b) Common Shares representing no more than 50% (by value) of the Company may be owned (directly or under rules of constructive ownership prescribed by the Code) by five or fewer individuals at any time during the last half of a taxable year (the "50% Shareholder Test"). Certain tax-exempt entities are treated as individuals for purposes of the 50% Shareholder Test. In addition, the applicable constructive ownership rules provide, among other things, that Common Shares held by a corporation, partnership, trust or estate will be regarded as being held proportionately by its shareholders, partners or beneficiaries, as the case may be, and Common Shares owned by certain persons may be regarded as being owned by certain members of their families. Common Shares held by a qualified pension plan will be treated as held proportionately by its beneficiaries; however, Common Shares held by a qualified pension plan will be treated as held by one individual if persons related to the plan (such as the employer, employees, officers, or directors) own in the aggregate more than 5% by value of the Common Shares and the Company has accumulated earnings and profits attributable to any period for which it did not qualify as a REIT.

          To assure continued compliance with the 50% Shareholder Test, the Company's Declaration of Trust prohibits any individual investor from acquiring an interest in the Company such that the individual would own (or be deemed under the applicable rules of constructive ownership to own) more than 9.8% of the outstanding Common Shares, unless the trust managers (including a majority of the Independent Trust Managers) are provided evidence satisfactory to them in their sole discretion that the qualification of the Company as a REIT will not be jeopardized.

          Treasury Regulations require the Company to maintain records of the actual and constructive beneficial ownership of its Common Shares. In accordance with those regulations, the Company must and will demand from shareholders written statements concerning the actual and constructive beneficial ownership of Common Shares. Any shareholder who does not provide the Company with required information concerning share ownership will be required to include certain information relating thereto with his income tax return.

          2. Asset Diversification. At the close of each quarter of the taxable year, at least 75% of the value of the Company's total assets must be represented by "real estate assets" (which category includes interests in real property, mortgages on real property and certain temporary investments), cash, cash items and U.S. Government securities (the "75% Asset Test"). In addition, at those times, the remaining 25% of the value of the Company's total assets may not consist, in whole or in part, of securities in respect of any one issuer in an amount greater in value than 5% of the value of the Company's total assets or more than 10% of the outstanding voting securities of such issuer (the "25% Asset Test"). If the Company is in violation of the foregoing requirements (due to a discrepancy between the value of its investments and such requirements) after the acquisition of any security or property, then the Company will be treated as not violating the requirements if it cures the violation within 30 days of the close of the quarter.

          While the Investment Manager intends to manage the Company to meet the 75% Asset Test and 25% Asset Test, no assurance can be given that the Company will be able to do so.

          The assets of the Company's wholly-owned subsidiaries will be attributed directly to the Company for purposes of the asset diversification rules.

          3. Sources of Income. The Company must satisfy three distinct income-based tests for each taxable year: the "75% Income Test," the "95% Income Test" and the "30% Income Test."

          The 75% Income Test requires that at least 75% of the Company's gross income (other than from certain "prohibited transactions") in each taxable year consist of certain types of income identified in the Code, including qualifying rents from real property; qualifying interest on obligations secured by mortgages on real property or interests in real property; gain from the sale or other disposition of real property (including interests in real property and mortgages on real property) held for investment and not primarily for sale to customers in the ordinary course of business; income and gain from certain properties acquired by the Company through foreclosure; and income earned from certain qualifying types of temporary investments. Income earned from qualifying temporary investments means income that is (i) attributable to stock or debt instruments, (ii) attributable to the temporary investment of capital received by the Company from the issuance of shares of beneficial interests or from a public offering of debt securities that have a maturity of at least five years, and (iii) received or accrued within one year from the date the Company receives such capital. Interest income and gain realized from the disposition of loans which are secured solely by real property will constitute qualifying income for purposes of the 75% Income Test, assuming that such interest income is not excluded from the calculation of interest for purposes of the 75% Income Test by reason of such interest being dependent on income or profits as described in Code Section 856(f) and assuming that any such loan which is disposed of is held for investment and not primarily for sale to customers in the ordinary course of a trade or business.

          Under the 95% Income Test, at least 95% of the Company's gross income (other than from certain "prohibited transactions") in each taxable year must consist of income which qualifies under the 75% Income Test as well as dividends and interest from any other source, gain from the sale or other disposition of stock and other securities which is not dealer property, any payment to the Company under an interest rate swap or cap agreement entered into as a hedge against variable rate indebtedness incurred to acquire or carry real estate assets, and any gain from the disposition of such an agreement.

          Finally, under the 30% Income Test, the Company must limit its realization of certain types of income so that, in each taxable year, less than 30% of its gross income is derived from sale or other disposition of
     (a) stock or securities held for less than one year (which includes an interest rate swap or cap agreement entered into by the Company as a hedge against any variable rate indebtedness incurred to acquire or carry real estate assets), (b) with certain limited exceptions, real property (including interests in and mortgages on real property) held for less than four years and (c) property in a transaction treated as a "prohibited transaction" under the Code.

          Were the Company to experience prepayments or restructurings of loans substantially in excess of the amount of prepayments or restructurings currently expected, the Company might be unable to satisfy the 30% Income Test. The Investment Manager will monitor compliance with this test. Were prepayments or restructurings to exceed expected levels, the Company's ability to dispose of other loans might be limited. Moreover, any short-term capital gains realized upon the disposition of temporary investments of working capital would be subject to the limitations imposed by the 30% Income Test.

          If the Company fails to meet the requirements of either or both the 75% Income Test or the 95% Income Test in a taxable year but otherwise meets the applicable requirements for qualification as a REIT, it may nevertheless continue to qualify under the Code as a REIT if certain conditions are met. The conditions that must be satisfied include (i) disclosure of each item of income in the REIT's tax return, (ii) any incorrect information regarding each item of income must not be due to fraud, and (iii) the failure to satisfy the tests must be due to reasonable cause and not due to willful neglect. While satisfaction of the conditions would prevent the Company from losing its tax status as a REIT, the Company generally would be liable for a special tax with respect to the amount of the Company's income which is nonqualifying for purposes of the 75% Income Test or the 95% Income Test. The Code does not provide for any mitigation provisions with respect to the 30% Income Test. Accordingly, if the Company failed to meet the 30% Income Test, its tax status as a REIT would terminate automatically.


          4. Distribution Requirements. With respect to each taxable year, the Company must distribute to shareholders an amount at least equal to the sum of 95% of its "REIT taxable income" (generally, the taxable income of the REIT, adjusted to (i) disallow the deduction for dividends received, (ii) reduce the deduction for dividends paid to the extent attributable to net income from foreclosure property, and (iii) exclude net income from foreclosure property), excluding any net capital gain ("net investment income"), and 95% of its net income from "foreclosure property" in excess of the Federal income tax from such income, minus certain items of noncash income. As noted in "Dividends and Distributions Policy," the Company distributes substantially all of its net investment income annually. The Company likewise distributes annually substantially all of its realized net capital gains. The Service may waive the distribution requirements for any tax year if the Company establishes that it was unable to meet such requirements by reason of distributions previously made to meet the requirement of section 4981 of the Code (relating to the 4% Federal excise tax on undistributed income discussed below).


          Unlike net investment income, the Company's net capital gain need not be distributed in order for the Company to maintain its status under the Code as a REIT; however, the Company will be taxable on any net capital gain and net investment income which it fails to distribute in a timely manner under Code rules.

          While the Company expects to meet its distribution requirements, its ability to make distributions may be impaired if it has insufficient cash flow or otherwise has excessive noncash income or nondeductible expenditures. Furthermore, the distribution requirement may be determined not to have been met in a given year by reason of the Service later successfully challenging the deductibility of a Company expenditure. In such event, however, it may be possible to cure a failure to meet the distribution requirement with a "deficiency dividend," but if the Company uses that procedure, it may incur substantial tax penalties and interest.


          The Company will be subject to a nondeductible 4% Federal excise tax with respect to undistributed ordinary income and capital gain net income unless it also meets a calendar year distribution requirement. To meet this requirement, the Company must, in general, distribute with respect to each calendar year an amount equal to the sum of (a) 85% of its ordinary income (adjusted under the Code for various items), (b) 95% of its capital gains in excess of its capital losses (subject to certain adjustments), and (c) any ordinary income and capital gain net income not distributed in prior calendar years. The Company intends to make distributions to shareholders so that it will not incur this tax but, as noted above, various situations could make it impractical to meet the prescribed distribution schedule.


          The Company is authorized to issue Preferred Shares. Should the Company do so, and should the Company distribute a capital gain dividend while Preferred Shares are outstanding, it may be required to designate a portion of dividends entitled to be received by holders of the Preferred Shares as capital gain dividends, thereby reducing the portion of total distributions paid to holders of the Company's Common Shares which may be characterized as capital gains dividends.

FEDERAL TAXATION OF THE COMPANY -- SPECIFIC ITEMS

     Acquisitions of Loans at a Discount. Some of the loans (with a fixed maturity date of more than one year from the date of issuance) that the Company may acquire will be treated as debt securities that are issued originally at a discount. Generally, original issue discount ("OID") is treated like interest income and would be included in the gross income of the Company over the term of the loan, even though payment of that amount may not be received until a later time, usually when the loan matures. Such income may adversely affect the Company's ability to meet its distribution requirements.

     It is likely that many of the loans (with a fixed maturity date of more than one year from the date of issuance) that the Company intends to acquire from certain governmental agencies will be treated as having market discount. Generally, gain recognized on the disposition of, and any partial payment of principal on, a loan having market discount is treated as interest income to the extent the gain, or principal payment, does not exceed the "accrued market discount" on the obligation. Market discount generally accrues in equal daily installments. The Company may make one or more tax-related elections relating to market discount, which could affect the character and timing of recognition of income, including requiring market discount to be included in the Company's gross income on a ratable daily basis or a constant interest rate basis.

     The Company generally will be required to distribute dividends to shareholders representing discount income that is currently includable in the Company's gross income, even though cash representing such income may not yet have been received by the Company. Cash to pay such dividends may have to be obtained from the sale of assets held by the Company or through borrowing or the Company may have to make a taxable stock dividend.

     Dispositions of Assets. The Company may realize a gain or loss on the disposition of an asset (such as a loan) that it owns. The gain or loss may be capital or ordinary in character, depending upon a number of factors and the tax rules governing the type of disposition involved.

     If the Company were deemed to be holding property (such as real property or loans) primarily for sale to customers in the ordinary course of business (i.e., as a "dealer"), then (a) any gains recognized by the Company upon the disposition of such property could be subject to a 100% tax on prohibited transactions and (b) depending on the composition of the Company's total gross income, the Company could fail the 30% Income Test or the 75% Income Test for qualification as a real estate investment trust.

     Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. The Company intends to hold all property for investment purposes and to make occasional dispositions which are, in the opinion of the trust managers and the Investment Manager, consistent with the Company's investment objectives and in compliance with all the rules discussed above governing the qualification of the Company for REIT status under the Code. Accordingly, the Company does not expect to be treated as a "dealer" with respect to any of its assets. No assurance, however, can be given that the Service will not take a contrary position.

TAXATION OF SHAREHOLDERS

     Distributions by the Company of net investment income will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions of net capital gain, if any, designated by the Company as capital gain dividends generally will be taxable to shareholders as long-term capital gain, regardless of the length of time the Common Shares have been held by the shareholders. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. All distributions are taxable, at least to the extent of the current or accumulated earnings and profits of the Company, whether received in cash or invested in additional Common Shares. Dividends declared by the Company in October, November or December payable to shareholders of record on a date in such a month and paid during the following January will be treated as having been received by shareholders on December 31 in the year in which such dividends were declared. Income (including dividends) from the Company normally will be characterized as "portfolio" income (as opposed to "passive" income) for purposes of the tax rules governing "passive" activities; accordingly, passive losses of the shareholder may not be used to offset income derived by the shareholder from the Company.

     None of the distributions from the Company (as a REIT) received by corporate shareholders, whether characterized as ordinary income or capital gain, will qualify for the dividends received deduction generally available to corporations.

     The Company may be required to withhold and remit to the Service 31% of the dividends paid to any shareholder who (a) fails to furnish the Company with a properly certified taxpayer identification number, (b) has under reported dividend or interest income to the Service or (c) fails to certify to the Company that he is not subject to backup withholding. Any amount paid as backup withholding will be creditable against the shareholder income tax liability. The Company will report to its shareholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld.

     In general, any gain or loss realized upon a taxable disposition of Common Shares of the Company or upon receipt of a liquidating distribution by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and as short-term capital gain or loss if the Common Shares have been held for one year or less. If, however, the shareholder receives any capital gain dividends with respect to Common Shares held six months or less, any loss realized upon a taxable disposition of such Common Shares shall, to the extent of such capital gain dividends, be treated as a long-term capital loss. All or a portion of any loss realized upon a taxable disposition of Common Shares of the Company may be disallowed if other Common Shares of the Company are purchased (under a dividend reinvestment plan or otherwise) within 30 days before or after the disposition.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Except as noted below, based upon a revenue ruling issued by the Service, dividend distributions by the Company to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, if a tax-exempt entity borrows money to purchase its Common Shares, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules of the Code. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal service organizations that are exempt from taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. Also, it should be noted that dividend distributions by a REIT to an exempt organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Code. For tax years beginning after 1993, if an employee trust qualified under Code Section 401(a)(a "qualified trust") owns more than 10% by value of the Common Shares in the Company at any time during a tax year, then a portion of the dividends paid by the Company to such trust may be treated as UBTI, but only if (i) the Company would not have qualified as a REIT but for the provisions of the Code which look through such a qualified trust for purposes of determining ownership of a REIT and (ii) at least one qualified trust holds more than 25% (by value) of the Common Shares in the Company or one or more qualified trusts (each of which holds more than 10% of the Common Shares) hold in the aggregate more than 50% (by value) of the Common Shares.

     Because of the complexity and variations of the UBTI rules, tax-exempt entities should consult their own tax advisors.

     Tax exempt shareholders should also note that the Company might be regarded as a "taxable mortgage pool" under the Code. See "Other Taxation" below.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "non-U.S. shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of "United States Real Property Interests" and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Generally, such distributions will be subject to a U.S. withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a non-U.S. shareholder unless (a) a lower treaty rate applies and the non-U.S. shareholder files an IRS Form 1001 or (b) the non-U.S. shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Such distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's Common Shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it subsequently is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the Company of "United States real property interests" will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a non-U.S. shareholder as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend to the extent that such capital gain dividends are attributable to the sale or exchange by the Company of United States real property interests. This amount is creditable against the non-U.S. shareholder's Federal tax liability. Fixed rate mortgage loans will not normally be classified as "United States real property interests."

     Gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled real estate investment trust," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the Common Shares were held directly or indirectly by non-U.S. persons or if the Company is not classified as a "United States Real Property Holding Corporation." Additionally, gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA unless the shareholder beneficially owns more than 5% of the total fair market value of the Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period during which the shareholder held the Common Shares. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if
(a) investment in the Common Shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (b) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on his U.S. source capital gains. If the gain on the sale of Common Shares becomes subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     Subject to the provisions of any tax treaty that may exist between the United States and the country in which the foreign holder is domiciled at the time of his death, an individual foreign shareholder who owns Common Shares at the time of his death will have the Common Shares subject to United States Federal estate tax. The United States Federal estate tax will be assessed on the fair market value of such Common Shares at the time of the foreign holder's death.

OTHER TAXATION


     Under legislation which became effective in 1992, certain entities which employ leverage and whose assets consist principally of real estate mortgages may be classified as taxable mortgage pools. To date, the Service has issued practically no guidance on the classification of REITs as taxable mortgage pools and it is unclear whether the Company would ever be classified as one. As a result, counsel to the Company is rendering no opinion as to whether the Company would be taxable as a mortgage pool. If it were, pursuant to regulations yet to be promulgated by the Service, it is possible that certain distributions by the Company could not be offset by a shareholder's net operating losses and that such distributions would be treated as UBTI in the hands of a tax-exempt shareholder. It is not known when, if at all, regulations on this subject will be issued.


     Tax treatment of the Company and its shareholders under tax laws other than those governing Federal income tax may differ substantially from the Federal income tax treatment described in this summary. CONSEQUENTLY, EACH PROSPECTIVE SHAREHOLDER SHOULD CONSULT WITH HIS OWN TAX ADVISOR WITH REGARD TO THE STATE, LOCAL AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

                              ERISA CONSIDERATIONS

     Because the Common Shares should qualify as a "publicly-offered security," plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA Plans"), Individual Retirement Accounts ("IRAs") and H.R.10 Plans ("Keogh Plans") may purchase Common Shares and treat such Common Shares, and not the Company's assets, as plan assets. A fiduciary of an ERISA Plan should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in Common Shares. Accordingly, among other factors, such fiduciary should consider (i) whether the plan's aggregate investments (including such an investment) satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with ERISA, the Code and the documents and instruments governing the plan (as required by Section 404(a)(1)(D) of ERISA), and (iii) whether the investment is prudent, considering the role such an investment plays in the plan's portfolio, the nature of the Company's business, the possible limitations on the marketability of Common Shares and the anticipated earnings of the Company. Investors proposing to purchase Common Shares for their IRAs and Keogh Plans should consider that an IRA and a Keogh Plan may only make investments that are authorized by the appropriate governing instruments. Moreover, Keogh Plans that cover common law employees are also subject to the ERISA fiduciary standards described above.

     Any ERISA Plan or Keogh Plan covering common law employees should also consider prohibitions in ERISA relating to improper delegation of control over or responsibility for "plan assets," prohibitions in ERISA and in the Code relating to an ERISA Plan's engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan, and other provisions in ERISA dealing with "plan assets." The Code provisions relating to a plan's engaging in certain transactions involving "plan assets" with persons who are "disqualified persons" under the Code with respect to the plan also apply to IRAs and all Keogh Plans.

     If the assets of the Company were deemed to be "plan assets" of plans that are holders of Common Shares, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA (the prudence and fiduciary standards) with respect to ERISA Plans and Keogh Plans covering common law employees, and Section 4975 of the Code (the prohibitions on transactions involving disqualified persons) with respect to ERISA Plans, IRAs and Keogh Plans, would extend to transactions entered into and decisions made by the Company's management. Furthermore, the Company's management would be deemed to be fiduciaries with respect to such plans.

     ERISA and the Code do not define "plan assets." On November 13, 1986, the U.S. Department of Labor published a final regulation, amended on December 31, 1986 and effective March 13, 1987, relating to the definition of "plan assets," under which the assets of an entity in which employee benefits plans, including ERISA Plans, IRAs and Keogh Plans, acquire interests would be deemed "plan assets" under certain circumstances (the "Regulation"). The Regulation generally provides that when a plan acquires an equity interest in an entity which is a "publicly-offered security," the plan's assets include only the acquired equity interest and not any interest in the underlying assets of the entity. The Regulation defines a "publicly-offered security" as a security that is "widely held," freely transferable and registered pursuant to certain provisions of the Federal securities laws. The Company believes that the Common Shares offered hereby will be a "publicly-offered security," and thus that the Company's assets will not be deemed to be assets of any employee benefit plan that is a holder of Common Shares.

     FIDUCIARIES OF EMPLOYEE BENEFIT PLANS THAT ARE PROSPECTIVE SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN COUNSEL AND FINANCIAL ADVISORS TO DETERMINE THE CONSEQUENCES UNDER ERISA OF AN INVESTMENT IN THE COMPANY, AND TO DETERMINE THE PROPRIETY OF SUCH AN INVESTMENT IN LIGHT OF THE CIRCUMSTANCES OF THAT PARTICULAR PLAN AND CURRENT APPLICABLE LAW.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement among the Company, the Investment Manager and Oppenheimer & Co., Inc., J.C. Bradford & Co. and Fahnestock & Co. Inc., as the Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of Common Shares set forth opposite its name below:


                                                                              NUMBER OF
                                  UNDERWRITER                               COMMON SHARES
    -------------------------------------------------------------------------------------
    Oppenheimer & Co., Inc..................................................
    J.C. Bradford & Co......................................................
    Fahnestock & Co. Inc....................................................

                                                                            -------------
      Total.................................................................   2,000,000
                                                                            ============

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel, and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above Common Shares if any are purchased.

     The Underwriters propose to offer the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus, and
at such price less a concession not in excess of $          per share to certain
other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such dealers may re-allow, concessions not
in excess of $          per share to certain other dealers. The offering price
and other selling terms may be changed by the Underwriters.

     The Underwriters have been granted a 30-day over-allotment option to purchase up to an aggregate of 300,000 additional Common Shares, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of Common Shares to be purchased by it as shown in the above table bears to the 2,000,000 Common Shares offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Shares offered hereby. The Representatives of the Underwriters have informed the Company that they do not expect the Underwriters to confirm sales of Common Shares offered hereby to accounts over which they exercise discretionary authority.


     The Company and the Investment Manager have agreed to indemnify the Underwriters against losses, claims, damages, liabilities and expenses that arise out of or are based upon any untrue statement of, or omission or alleged omission to state, a material fact in the Registration Statement or any prospectus or any amendments or supplements thereto (unless based upon information furnished by the Underwriters or in certain instances where an Underwriter fails to deliver a prospectus) and to contribute to payments that the Underwriters may be required to make in respect thereof.


     The Company is concurrently, by means of this Prospectus, offering 60,000 Common Shares directly to certain trust managers and officers of the Company, at
a price equal to $          per share less underwriting
discounts and commissions payable with respect to the Common Shares offered to the public. The sale of Common Shares in the Direct Offering is contingent on the purchase of Common Shares by the Underwriters in the Underwritten Offering. There is no minimum number of Common Shares to be purchased in the Direct Offering.

     The Company has agreed that it will not offer, sell, grant any option (other than pursuant to the Share Option Plans) for the sale of, or otherwise dispose of any shares or any securities convertible into or exchangeable for, or rights to purchase or acquire Common Shares, for a period of 180 days after the date hereof without the prior written consent of Oppenheimer & Co., Inc. In addition, the officers and trust managers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any Common Shares for a period of 180 days after the date hereof without the prior written consent of Oppenheimer & Co., Inc.

                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas. Certain legal matters will be passed on for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett will rely as to all matters of Texas law on the opinion of Winstead Sechrest & Minick P.C.

                                    EXPERTS

     The financial statements of the Company as of and for the period from June 4, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P. as stated in its report with respect thereto and have been so included in reliance upon the report of such firm and upon its authority as an expert in accounting and auditing.

                                    GLOSSARY

     The following terms as used in this Prospectus are briefly defined below:

Annual Fee....................   For each calendar year during which the
                                   Company's annual Return on Average Common
                                   Equity Capital after deduction of the Base
                                   Fee (the "Actual Return") exceeds 6.69% (the
                                   "Minimum Return"), the Company will pay the Investment Manager an additional advisory fee equal to the product determined by multiplying the Average Annual Value of All Invested Assets by a percentage equal to the difference between the Actual Return and the Minimum Return, up to a maximum of one percent (1%) per annum. The Annual Fee will be earned only to the extent that the annual Return on Average Common Equity Capital after deduction of the Base Fee and Annual Fee is at least equal to the Minimum Return.

Average Annual Value of All
Assets........................   The book value of total assets determined in
                                   accordance with GAAP on the first day of the year and on the last day of each quarter of such year, divided by five.

Average Annual Value of All
  Invested Assets.............   The book value of Invested Assets determined in
                                   accordance with GAAP on the first day of the year and on the last day of each quarter of such year, divided by five.

Average Common Equity
Capital.......................   The Common Equity Capital on the first day of
                                   the year and on the last day of each quarter of such year, divided by five.

Average Quarterly Value of
  All Assets..................   The book value of total assets determined in
                                   accordance with GAAP on the first day of the quarter and on the last day of the quarter, divided by two.

Average Quarterly Value of All
  Invested Assets.............   The book value of Invested Assets determined in
                                   accordance with GAAP on the first day of the quarter and on the last day of the quarter, divided by two.

Base Fee......................   Quarterly in arrears, a fee consisting of a
                                   quarterly servicing fee of .125% of the
                                   Average Quarterly Value of All Assets and a quarterly advisory fee of .25% of the Average Quarterly Value of All Invested Assets.

Common Equity Capital.........   The sum of the stated capital plus the
                                   additional paid-in capital for the Common
                                   Shares.

Dividend Reinvestment Plan....   The plan adopted by the Company pursuant to
                                   which dividends and other Plan cash
                                   distributions are automatically invested by the Plan Agent for the account of a shareholder electing to participate in the Plan in additional newly issued Common Shares of the Company.

GAAP..........................   Generally accepted accounting principles.

Independent Trust Managers....   The trust managers of the Company who are not
                                   affiliated with PMC Capital or its
                                   subsidiaries.

Invested Assets...............   The Primary Investments plus the Other
                                   Investments.

Other Investments.............   The Company's investments in (i) loans which
                                   are current at the time of the Company's commitment to purchase, acquired from certain governmental agencies and other sellers, which meet the Company's underwriting criteria, (ii) other commercial loans secured by real estate, and (iii) real estate.

Primary Investments...........   Loans to small businesses secured by the first
                                   liens on real estate, originated by the
                                   Company to borrowers who meet the Company's underwriting criteria.

Retained Earnings.............   The sum of cumulative net income and cumulative
                                   dividends paid.

Return on Average Common
  Equity Capital..............   Net income of the Company as determined in
                                   accordance with GAAP, less preferred
                                   dividends, if any, divided by the Average
                                   Common Equity Capital.

                              PMC COMMERCIAL TRUST

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
            (THE FINANCIAL DATA AS OF AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996.....  F-3
  Consolidated Statements of Income for the period June 4, 1993 (date of inception) to
     December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996.............................................  F-4
  Consolidated Statements of Beneficiaries' Equity for the period June 4, 1993 (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996........................................  F-5
  Consolidated Statements of Cash Flows for the period June 4, 1993 (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996...................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trust Managers
PMC Commercial Trust:

     We have audited the accompanying balance sheets of PMC Commercial Trust as of December 31, 1994 and 1995, and the related statements of income, beneficiaries' equity, and cash flows for the period June 4, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PMC Commercial Trust as of December 31, 1994 and 1995, the results of its operations and its cash flows for the period June 4, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 20, 1996

                              PMC COMMERCIAL TRUST

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,
                                                          -------------------------    MARCH 31,
                                                             1994          1995          1996
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
Investments:
  Loans receivable, net.................................  $32,693,752   $59,129,536   $62,957,636
  Cash equivalents......................................   18,809,314       173,679    16,830,812
  Restricted investments................................           --            --     2,411,276
                                                          -----------   -----------   -----------
Total investments.......................................   51,503,066    59,303,215    82,199,724
                                                          -----------   -----------   -----------
Other assets:
  Cash..................................................       40,789        33,504       173,946
  Interest receivable...................................      208,525       410,073       384,055
  Deferred borrowing costs..............................           --            --       357,754
  Other assets, net.....................................       32,141        50,483        50,000
                                                          -----------   -----------   -----------
Total other assets......................................      281,455       494,060       965,755
                                                          -----------   -----------   -----------
Total assets............................................  $51,784,521   $59,797,275   $83,165,479
                                                          ===========   ===========   ===========
                              LIABILITIES AND BENEFICIARIES' EQUITY
Liabilities:
  Notes payable.........................................  $        --   $ 7,920,000   $29,500,000
  Dividends payable.....................................    1,033,659     1,518,896     1,310,166
  Accounts payable......................................           --        14,175         5,859
  Interest payable......................................           --        56,267       227,921
  Borrower advances.....................................    2,346,162       579,133     1,106,265
  Unearned commitment fees..............................      560,728       599,978       816,611
  Due to affiliates.....................................      184,523       844,786     1,043,627
  Unearned construction monitoring fees.................      219,048        81,008       154,061
                                                          -----------   -----------   -----------
Total liabilities.......................................    4,344,120    11,614,243    34,164,510
                                                          -----------   -----------   -----------
Commitments and contingencies (Note 9)
Beneficiaries' equity:
  Common shares of beneficial interest; authorized
     100,000,000 shares of $0.01 par value; 3,444,530,
     3,491,716 and 3,540,988 shares issued and
     outstanding at December 31, 1994, December 31, 1995
     and March 31, 1996, respectively...................       34,445        34,917        35,410
  Additional paid-in capital............................   47,704,383    48,326,337    49,109,477
  Cumulative net income.................................    3,215,294     8,111,318     9,455,788
  Cumulative dividends..................................   (3,513,721)   (8,289,540)   (9,599,706)
                                                          -----------   -----------   -----------
Total beneficiaries' equity.............................   47,440,401    48,183,032    49,000,969
                                                          -----------   -----------   -----------
Total liabilities and beneficiaries' equity.............  $51,784,521   $59,797,275   $83,165,479
                                                          ===========   ===========   ===========
Net asset value per share...............................  $     13.77   $     13.80   $     13.84
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              PMC COMMERCIAL TRUST

                       CONSOLIDATED STATEMENTS OF INCOME

                                   JUNE 4, 1993
                                     (DATE OF                                      THREE MONTHS ENDED
                                   INCEPTION) TO    YEARS ENDED DECEMBER 31,           MARCH 31,
                                   DECEMBER 31,     ------------------------    ------------------------
                                       1993            1994          1995          1995          1996
                                   -------------    ----------    ----------    ----------    ----------
                                                                                      (UNAUDITED)
Revenues:
  Interest income -- loans........    $ 3,039       $2,289,355    $5,610,391    $1,106,929    $1,795,603
  Interest and dividends -- other
     investments..................     12,678        1,221,768       324,779       230,617        54,348
  Other income....................         --          179,649       295,245        84,002        56,835
                                   ----------       ----------    ----------    ----------    ----------
Total revenues....................     15,717        3,690,772     6,230,415     1,421,548     1,906,786
                                   ----------       ----------    ----------    ----------    ----------
Expenses:
  Advisory and servicing fees,
     net..........................         --          357,311       945,720       160,730       276,092
  Legal and accounting fees.......         --           32,628        70,940        26,143         9,190
  General and administrative......        565           63,543        96,028        33,116        25,265
  Interest........................         --           37,148       221,703        16,435       251,769
                                   ----------       ----------    ----------    ----------    ----------
Total expenses....................        565          490,630     1,334,391       236,424       562,316
                                   ----------       ----------    ----------    ----------    ----------
Net income........................    $15,152       $3,200,142    $4,896,024    $1,185,124    $1,344,470
                                   ==========       ==========    ==========    ==========    ==========
Weighted average shares
  outstanding.....................  3,099,530        3,430,009     3,451,091     3,444,530     3,519,612
                                   ==========       ==========    ==========    ==========    ==========
Net income per share..............    $  0.01       $     0.93    $     1.42    $     0.34    $     0.38
                                   ==========       ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                              PMC COMMERCIAL TRUST

                CONSOLIDATED STATEMENTS OF BENEFICIARIES' EQUITY
            (THE FINANCIAL DATA AS OF AND FOR THE THREE MONTHS ENDED
                          MARCH 31, 1996 IS UNAUDITED)

                                              COMMON
                                            SHARES OF                ADDITIONAL     CUMULATIVE                       TOTAL
                                            BENEFICIAL      PAR        PAID-IN         NET        CUMULATIVE     BENEFICIARIES'
                                             INTEREST      VALUE       CAPITAL        INCOME       DIVIDENDS         EQUITY
                                            ----------    -------    -----------    ----------    -----------    --------------
Balances, June 4, 1993 (Inception).........        --     $    --    $        --    $      --     $        --     $         --
  Shares issued upon formation.............       200           2          2,788           --              --            2,790
  Initial shares sold to public............ 3,000,000      30,000     44,970,000           --              --       45,000,000
  Initial shares sold through direct
    offering...............................    99,330         993      1,384,660           --              --        1,385,653
  Issuance costs...........................        --          --     (3,462,365)          --              --       (3,462,365)
  Net income...............................        --          --             --       15,152              --           15,152
                                            ---------     -------    -----------    ----------    -----------     ------------
Balances, December 31, 1993................ 3,099,530      30,995     42,895,083       15,152              --       42,941,230
  Additional shares sold through initial
    public offering........................   345,000       3,450      5,171,550           --              --        5,175,000
  Issuance costs...........................        --          --       (362,250)          --              --         (362,250)
  Dividends ($1.02 per share)..............        --          --             --           --      (3,513,721)      (3,513,721)
  Net income...............................        --          --             --    3,200,142              --        3,200,142
                                            ---------     -------    -----------    ----------    -----------     ------------
Balances, December 31, 1994................ 3,444,530      34,445     47,704,383    3,215,294      (3,513,721)      47,440,401
  Shares issued through exercise of
    stock options..........................    12,996         130        122,836           --              --          122,966
  Shares issued through dividend
    reinvestment plan......................    34,190         342        499,118           --              --          499,460
  Dividends ($1.38 per share)..............        --          --             --           --      (4,775,819)      (4,775,819)
  Net income...............................        --          --             --    4,896,024              --        4,896,024
                                            ---------     -------    -----------    ----------    -----------     ------------
Balances, December 31, 1995................ 3,491,716      34,917     48,326,337    8,111,318      (8,289,540)      48,183,032
  Shares issued through exercise of
    stock options..........................     1,675          17         19,874           --              --           19,891
  Shares issued through dividend
    reinvestment plan......................    47,597         476        763,266           --              --          763,742
  Dividends ($0.37 per share)..............        --          --             --           --      (1,310,166)      (1,310,166)
  Net income...............................        --          --             --    1,344,470              --        1,344,470
                                            ---------     -------    -----------   ----------     -----------     ------------
Balances, March 31, 1996 (unaudited)....... 3,540,988     $35,410    $49,109,477   $9,455,788     $(9,599,706)    $ 49,000,969
                                            =========     =======    ===========   ==========     ===========     ============

   The accompanying notes are an integral part of the consolidated financial statements.

                              PMC COMMERCIAL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     JUNE 4, 1993
                                                       (DATE OF                                        THREE MONTHS ENDED
                                                    INCEPTION) TO     YEARS ENDED DECEMBER 31,             MARCH 31,
                                                     DECEMBER 31,    ---------------------------   --------------------------
                                                         1993            1994           1995          1995           1996
                                                    --------------   ------------   ------------   -----------   ------------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income......................................   $     15,152    $  3,200,142   $  4,896,024   $ 1,185,124   $  1,344,470
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Accretion of:
      Government securities.......................             --         (80,384)            --            --             --
      Discount on purchased loans.................             --         (22,094)       (26,460)       (6,347)        (7,074)
      Deferred commitment fees....................             --        (166,200)      (196,951)      (55,968)       (51,151)
      Construction monitoring fees................             --         (39,946)      (146,054)      (32,342)       (29,451)
    Amortization of organization costs............             --           8,040          8,040         2,010          2,011
    Commitment fees collected.....................         97,010       1,295,419        546,211       107,466        261,512
    Construction monitoring fees collected, net...             --         258,994          8,014       (27,449)       102,504
    Changes in operating assets and liabilities:
      Accrued interest receivable.................        (40,181)       (208,525)      (201,548)      (53,493)        26,018
      Other assets................................             --              --        (26,382)           --       (359,282)
      Interest payable............................             --              --         56,267            --        171,654
      Borrower advances...........................             --       2,346,162     (1,767,029)      (74,657)       527,132
      Due to affiliates...........................         24,557         159,966        660,263        61,440        198,841
      Accounts payable............................        187,115        (187,655)        14,175            --         (8,316)
                                                     ------------    ------------   ------------   -----------   ------------
Net cash provided by operating activities.........        283,653       6,563,919      3,824,570     1,105,784      2,178,868
                                                     ------------    ------------   ------------   -----------   ------------
Cash flows from investing activities:
  Loans funded/purchased..........................     (3,215,660)    (34,982,484)   (31,711,230)   (9,327,981)    (4,830,062)
  Principal collected.............................             --       4,861,525      4,991,896     2,341,401      1,015,308
  Redemption (purchase) of Government
    securities....................................     (4,919,616)      5,000,000             --            --             --
  Investment in restricted cash...................             --              --             --            --     (2,411,276)
                                                     ------------    ------------   ------------   -----------   ------------
Net cash used in investing activities.............     (8,135,276)    (25,120,959)   (26,719,334)   (6,986,580)    (6,226,030)
                                                     ------------    ------------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common shares.........     46,388,443       5,175,000        582,107            --        749,290
  Proceeds from issuance of notes payable.........             --              --      9,130,000            --     33,740,000
  Payment of dividends............................             --      (2,480,062)    (4,250,263)   (1,033,359)    (1,484,553)
  Payment of issuance costs.......................     (3,462,365)       (362,250)            --            --             --
  Payment of principal on notes payable...........             --              --     (1,210,000)           --    (12,160,000)
                                                     ------------    ------------   ------------   -----------   ------------
Net cash provided by (used in) financing
  activities......................................     42,926,078       2,332,688      4,251,844    (1,033,359)    20,844,737
                                                     ------------    ------------   ------------   -----------   ------------
Net (decrease) in cash and cash equivalents.......     35,074,455     (16,224,352)   (18,642,920)   (6,914,155)    16,797,575
Cash and cash equivalents, beginning of period....             --      35,074,455     18,850,103    18,850,103        207,183
                                                     ------------    ------------   ------------   -----------   ------------
Cash and cash equivalents, end of period..........   $ 35,074,455    $ 18,850,103   $    207,183   $11,935,948   $ 17,004,758
                                                     ============    ============   ============   ===========   ============
Supplemental disclosures:
  Dividends reinvested............................   $         --    $         --   $     40,319   $        --   $     34,343
                                                     ============    ============   ============   ===========   ============
  Dividends declared, not paid....................   $         --    $  1,033,659   $  1,518,896   $ 1,033,359   $  1,310,166
                                                     ============    ============   ============   ===========   ============
  Interest paid...................................   $         --    $     37,148   $    165,436   $        --   $     80,115
                                                     ============    ============   ============   ===========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                              PMC COMMERCIAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(THE FINANCIAL DATA AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General:

     PMC Commercial Trust (the "Company") was organized on June 4, 1993, as a Texas real estate investment trust created primarily to originate loans to small business enterprises which are collateralized by first liens on real estate. The shares of the Company are traded on the American Stock Exchange (Symbol "PCC"). The Company follows the accounting practices prescribed in Statement of Position 75-2 "Accounting Practices of Real Estate Investment Trusts." The Company's principal investment objective is to obtain current income from interest payments and other related fee income on collateralized business loans. The Company's investment advisor is PMC Advisers, Inc. ("PMC Advisers" or the "Investment Manager"), a wholly-owned subsidiary of PMC Capital, Inc. ("PMC Capital"), a regulated investment company traded on the American Stock Exchange (symbol "PMC"). The Company intends to maintain its qualified status as a real estate investment trust ("REIT") for Federal income tax purposes.

  Consolidated Financial Statements:

     On March 7, 1996, PMC Commercial Receivable Limited Partnership, a Delaware limited partnership ("PCR" or the "Partnership") and PMC Commercial Corp., a Delaware corporation, were formed. PMC Commercial Corp. is the general partner for PCR. The financial statements at March 31, 1996 and for the three months then ended include the accounts of PMC Commercial Trust, PMC Commercial Corp. and PCR. PMC Commercial Trust owns 100% of PMC Commercial Corp. and directly or indirectly all of the partnership interests of PCR (see Note 10).

  Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loans Receivable:

     Loans receivable are carried at their outstanding principal balance less any discounts, deferred fees net of related costs, and loan loss reserves. A loan loss reserve is established based on a determination, through an evaluation of the recoverability of individual loans, by the Board of Trust Managers when significant doubt exists as to the ultimate realization of the loan. To date, no loan loss reserves have been established. The determination of whether significant doubt exists and whether a loan loss provision is necessary for each loan requires judgment and considers the facts and circumstances existing at the evaluation date. Changes to the facts and circumstances of the borrower, the lodging industry and the economy may require the establishment of additional loan loss reserves in proportion to the potential loss.

     Deferred fee revenue is included in the carrying value of loans receivable and consists of non-refundable fees less certain direct loan origination costs which are being recognized over the life of the related loan as an adjustment of yield.

  Deferred Organization Costs:

     Costs incurred by the Company in connection with its organization are being amortized on a straight-line basis over a five year period.

                              PMC COMMERCIAL TRUST

  Income Taxes:

     The Company intends to maintain its qualified status as a REIT under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In order to remain qualified as a REIT under the Code, the Company must elect to be a REIT and must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and distribution of income. By qualifying, the Company will not be subject to Federal income taxes to the extent that it distributes at least 95% of its taxable income in the fiscal year. Management of the Company believes it has satisfied the various requirements to remain qualified as a REIT.

  Interest Income:

     Interest income is recorded on the accrual basis to the extent that such amounts are deemed collectible. The Company's policy is to suspend the accrual of interest income when a loan becomes 60 days delinquent.

  Construction Monitoring Fees:

     Fees related to the Company's construction monitoring activities are recognized based on the percentage of project completion over the construction period and is included in other income in the accompanying consolidated statements of income.

  Statement of Cash Flows:

     The Company generally considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents for the statement of cash flows. Cash and cash equivalents consists of cash equivalents reflected in the Investments section of the balance sheet and cash reflected in the Other Assets section of the balance sheet.

  Per Share Data:

     Net income per share is based on the weighted average number of common shares of beneficial interest outstanding during the period.

  Reclassification:

     Certain prior period amounts have been reclassified to conform to current period presentation.

  Statements of Financial Accounting Standards ("SFAS"):

     In 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These pronouncements are effective for fiscal years beginning after December 15, 1994. These statements provide income recognition criteria on loans and generally require creditors to value certain impaired and restructured loans at the present value of the expected future cash flows, discounted at the loan's effective interest rate, or at fair value of the collateral if the loan is collateral dependent. Implementing SFAS No. 114 and SFAS No. 118 did not have an effect on the Company's financial statements.

     In 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." Pursuant to SFAS No. 123, a company may elect to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) or to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value methodology outlined in SFAS No. 123. SFAS No. 123 further specifies that companies electing to continue expense recognition under APB No. 25 are required to disclose pro forma net income and pro forma earnings per share

                              PMC COMMERCIAL TRUST
as if the fair value based accounting prescribed by SFAS No. 123 has been applied. The Company has elected to continue expense recognition pursuant to APB No. 25. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995.

  Interim Financial Statements:

     The accompanying consolidated financial statements of PMC Commercial Trust and its subsidiaries as of and for the three months ended March 31, 1995 and 1996 is unaudited. In the opinion of the Company's management, the consolidated financial statements reflect all adjustments necessary to present fairly the financial position at March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1995 and 1996. These adjustments are of a normal recurring nature.

NOTE 2. LOANS RECEIVABLE:

     The Company primarily originates loans: (i) to small business enterprises that exceed the net worth, asset, income, number of employee or other limitations applicable to the Small Business Administration ("SBA") programs utilized by PMC Capital or (ii) in excess of $1.1 million to small business enterprises without regard to SBA eligibility requirements. Such loans are collateralized by first liens on real estate and are subject to the Company's underwriting criteria.

     The principal amount of loans originated by the Company have not exceeded 70% of the lesser of fair value or cost of the real estate collateral unless credit enhancements such as additional collateral or third party guarantees were obtained. Loans originated or purchased by the Company typically provide interest payments at fixed rates, although the Company may also originate and purchase variable rate loans. Loans generally have maturities ranging from five to 10 years. Most loans provide for scheduled amortization and often have a balloon payment requirement. In most cases, borrowers are entitled to prepay all or part of the principal amount subject to a prepayment penalty depending on the terms of the loan.

     During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the Company originated 38, 31 and 4 loans, respectively, to corporations, partnerships or individuals. During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the Company funded approximately $33.6, $31.7 and $4.8 million and collected commitment fees of approximately $1.3 million, $546,000 and $262,000, respectively.

     During the year ended December 31, 1994, the Company purchased loans with a face value of $1,502,005, for $1,325,113 from the U.S. Government and/or its agents. The discount on these loans is netted against loans receivable and is being amortized over the remaining life of the loans on the interest method. During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, approximately $22,000, $26,000 and $7,000 of the discount has been recognized as interest income, respectively.

     At March 31, 1996, approximately 31% and 11% of the Company's loan portfolio consisted of loans to borrowers in Texas and Maryland, respectively. At December 31, 1995, approximately 32% and 12% of the Company's loan portfolio consisted of loans to borrowers in Texas and Maryland, respectively. Approximately 38%, 11% and 10% of the Company's loan portfolio as of December 31, 1994 consisted of loans to borrowers in Texas, Maryland and Pennsylvania, respectively. No other state had a concentration of 10% or greater at March 31, 1996, December 31, 1995 or December 31, 1994. The Company's loan portfolio was approximately 92%, 96% and 96% concentrated in the lodging industry at December 31, 1994 and 1995 and March 31, 1996, respectively.

     In connection with the origination of a loan, the Company charges a commitment fee. In accordance with SFAS No. 91, this non-refundable fee, less the direct costs associated with the origination, is deferred and is included as a reduction of the carrying value of loans receivable. These net fees are being recognized as

                              PMC COMMERCIAL TRUST
income over the life of the related loan as an adjustment of yield. The Company had $664,962, $974,971 and $968,699 in deferred commitment fees at December 31, 1994 and 1995 and March 31, 1996, respectively.

NOTE 3. DUE TO AFFILIATE:

     The investments of the Company are managed by PMC Advisers. Pursuant to an investment management agreement between the Company and the Investment Manager (the "Investment Management Agreement"), the Company is obligated to pay to the Investment Manager, quarterly in arrears, a base fee (the "Base Fee") consisting of a quarterly servicing fee of 0.125% of the average quarterly value of all assets (as defined in the Investment Management Agreement), representing on an annual basis approximately 0.5% of the average annual value of all assets (as defined in the Investment Management Agreement), and a quarterly advisory fee of 0.25% of the average quarterly value of all invested assets (as defined in the Investment Management Agreement), representing on an annual basis approximately 1% of the average annual value of all invested assets (as defined in the Investment Management Agreement). In addition, commencing January 1, 1994, for each calendar year during which the Company's annual return on average equity capital (as defined in the Investment Management Agreement) after deduction of the Base Fee (the "Actual Return") exceeds 6.69% (the "Minimum Return"), the Company will pay to the Investment Manager, as incentive compensation, an additional advisory fee (the "Annual Fee") equal to the product determined by multiplying the average annual value of all invested assets (as defined in the Investment Management Agreement) by a percentage equal to the difference between the Actual Return and the Minimum Return, up to a maximum of one percent (1%) per annum. The Annual Fee will be earned only to the extent that the annual return on average common equity capital (as defined in the Investment Management Agreement) after deduction of the Base Fee and Annual Fee is at least equal to the Minimum Return. All such advisory fees will be reduced to fifty percent with respect to the value of Invested Assets that exceed common beneficiaries' equity as a result of leverage or the issuance of preferred shares.

     Pursuant to the Investment Management Agreement, the Company incurred fees of $429,000, $1,189,000 and $356,000 based upon average value of all assets of $48,993,937, $53,884,788 and $66,172,702 and average value of all invested assets of $18,922,343, $46,756,497 and $60,669,030, for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, respectively. Pursuant to the Investment Management Agreement, the Company was not obligated to pay advisory fees to the Investment Manager from inception through June 30, 1994. Of the amount of service and advisory fees paid or payable to the Investment Manager as of December 31, 1994 and 1995 and March 31, 1996, $71,500, $244,000 and $80,000, respectively, have been offset against commitment fees as a direct cost of originating loans (see NOTE 2).

NOTE 4. BORROWER ADVANCES:

     The Company finances projects during the construction phase. At December 31, 1994 and 1995 and March 31, 1996, the Company was in the process of funding approximately $16.1 million, $15.9 million and $21.6 million in construction projects, respectively, of which $11.4 million, $9.2 million and $11.7 million in future fundings remain, respectively. As part of the monitoring process to verify that the borrowers' cash equity is utilized for its intended purpose, the Company receives funds from the borrowers and releases funds upon presentation of appropriate supporting documentation. At December 31, 1994 and 1995 and March 31, 1996, the Company had $2.3 million, $579,000 and $1.1 million, respectively, in funds held on behalf of borrowers which is included as a liability in the accompanying consolidated balance sheet. The Company will use cash, cash equivalents or available advances under its revolving credit facility to fund these obligations.

                              PMC COMMERCIAL TRUST

NOTE 5. NET INCOME PER SHARE:

     The weighted average number of common shares of beneficial interest outstanding were 3,099,530, 3,430,009 and 3,451,091 for the periods ended December 31, 1993, 1994 and 1995, respectively. The weighted average number of common shares of beneficial interest outstanding were 3,444,530 and 3,519,612 for the three months ended March 31, 1995 and 1996, respectively. Net income per share for the period ended December 31, 1993 is based on the weighted average number of common shares of beneficial interest outstanding during the period December 27, 1993 (commencement of operations) to December 31, 1993. The weighted average number of common shares of beneficial interest outstanding during the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996 were not affected by outstanding options, as such options were anti-dilutive or immaterial (see NOTE 8).

NOTE 6. BENEFICIARIES' EQUITY:

     During January 1994, the Company sold 345,000 additional common shares of beneficial interest pursuant to the exercise by the underwriters of over-allotment options relating to the initial public offering for net proceeds, after underwriting discount, of approximately $4.8 million.

     As part of the requirements of qualifying for REIT status under the Code, the Company must distribute to its shareholders at least 95% of its income for Federal income tax purposes ("Taxable Income") within established time requirements of the Code. If these requirements are not met, the Company will be subject to Federal income taxes and/or excise taxes. As a result of a timing difference for the recognition of income with respect to fees collected at the inception of originating loans, the Company's Taxable Income exceeds net income in accordance with generally accepted accounting principals ("GAAP"). In order not to incur any tax liability, the Company has declared or distributed the required amount of taxable income as dividends to its shareholders. For Federal income tax purposes, these dividends do not represent a return of capital.

NOTE 7. DIVIDEND REINVESTMENT PLAN:

     The Company filed a registration statement with the Securities and Exchange Commission to implement its dividend reinvestment plan. The registration statement was declared effective by the Securities and Exchange Commission on January 13, 1995. During the year ended December 31, 1995 and the three months ended March 31, 1996, 34,190 and 47,597 shares were issued pursuant to the plan, respectively.

                              PMC COMMERCIAL TRUST

NOTE 8. SHARE OPTION PLANS:

     In accordance with the 1993 Employees Share Option Plan (the "Employees Plan") and Trust Managers Share Option Plan (the "Trust Managers Plan"), adopted by the Company, options to purchase up to 180,000 shares in aggregate can be granted to directors, officers or key employees.

     The grants outstanding at December 31, 1995 are:

NUMBER OF     EXERCISE
 SHARES        PRICE         DATE OF GRANT         EXERCISE DATE        EXPIRATION DATE
- ---------     --------     -----------------     -----------------     -----------------
   4,000      $ 15.000     December 17, 1993     December 17, 1994     December 17, 1998
   2,000      $ 14.625     May 10, 1994          May 10, 1995          May 10, 1999
   7,665      $ 11.875     December 10, 1994     December 10, 1995     December 10, 1999
  31,770      $ 11.875     December 10, 1994     December 10, 1996     December 10, 1999
   2,000      $ 11.750     December 17, 1994     December 17, 1995     December 17, 1999
   1,000      $ 14.125     May 10, 1995          May 10, 1996          May 10, 2000
   2,000      $ 15.750     December 17, 1995     December 17, 1996     December 17, 2000
  12,000      $ 15.750     December 15, 1995     January 15, 1997      December 15, 2000
   4,940      $ 15.750     December 15, 1995     December 15, 1996     December 15, 2000
   4,940      $ 15.750     December 15, 1995     December 15, 1997     December 15, 2000

  Employees Plan:

     As of December 31, 1995, 86,020 share options had been granted, net of shares cancelled in 1994 as detailed below. During December 1995, 12,996 shares were exercised at $11.875. In addition, 11,109 shares expired or were cancelled pursuant to the plan during the year ended December 31, 1995. The number of shares exercisable at December 31, 1995 and March 31, 1996 was 7,665 and 5,990, respectively.

     In December 1994, the Board of Trust Managers allowed the officers and employees holding existing options to elect to participate in an exchange of options as of December 10, 1994, whereby the then-outstanding options could be cancelled and, in lieu thereof, new options could be granted at an exchange rate of 0.6 new shares per share previously granted. As a result, 39,400 options were cancelled and 23,640 new options were issued.

  Trust Managers Plan:

     Only the trust managers who are not affiliated with PMC Capital or the Investment Manager (the "Independent Trust Managers") are eligible to participate in the Trust Managers Plan which provides for the grant of nonqualified share options covering up to an aggregate of 20,000 shares. The Trust Managers Plan is a nondiscretionary plan pursuant to which options to purchase 2,000 shares are granted to each Independent Trust Manager on the date such trust manager takes office. In addition, options to purchase 1,000 shares are granted each year thereafter on the anniversary of the date the trust manager took office so long as such trust manager is re-elected to serve as a trust manager. Such options will be exercisable at the fair market value of the shares on the date of grant. The options granted under the Trust Managers Plan become exercisable one year after date of grant and expire if not exercised on the earlier of (i) 30 days after the option holder no longer holds office as an Independent Trust Manager for any reason or (ii) within five years after date of grant. The number of shares exercisable at both December 31, 1995 and March 31, 1996 was 8,000.

NOTE 9. COMMITMENTS AND CONTINGENCIES:

     Commitments to extend credit are agreements to lend to a customer provided that the terms established in the contract are met. The Company had approximately $7.1 million and $19.2 million of loan commitments outstanding to 6 corporations and 15 corporations, partnerships or individuals in the lodging industry at

                              PMC COMMERCIAL TRUST

December 31, 1995 and March 31, 1996, respectively. The weighted average contractual interest rate on these loan commitments at December 31, 1995 and March 31, 1996 was 10.95% and 10.57%, respectively. In addition, at December 31, 1995 and March 31, 1996 the Company had $6.5 million and $8.5 million of loan commitments outstanding on 12 and 13 partially funded construction loans, respectively, and approximately $1.9 million and $8.0 million of loan commitments outstanding on SBA Section 504 program loans, respectively. The above commitments are made in the ordinary course of the Company's business and in management's opinion, are generally on the same terms as those to existing borrowers. Commitments generally have fixed expiration dates and require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. To the extent the Company has available funds, an additional $15.2 million in commitments in the lodging industry issued by the Investment Manager as of March 31, 1996, with a weighted average interest rate of 10.64% will be funded by the Company. Pursuant to the Investment Management Agreement, should the Company not have funds available for commitments, such commitments will be referred to affiliated entities.

     In the normal course of business, the Company is subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on the Company's financial position or results of operations.

NOTE 10. NOTES PAYABLE:

     During 1995, the Company completed an arrangement for a revolving credit facility providing the Company with funds to originate loans collateralized by commercial real estate. This credit facility provides to the Company up to the lesser of $20 million or an amount equal to 50% of the value of the underlying property collateralizing the borrowings. At December 31, 1995, the Company had $7.9 million outstanding under the credit facility with availability of an additional $12.1 million. The Company is charged interest on the balance outstanding under the credit facility, at the option of the Company, at either the prime rate of the lender less 50 basis points or 200 basis points over the 30, 60 or 90 day LIBOR. At December 31, 1995, the weighted average interest rate on short-term borrowings under the revolving credit facility was 8.2%.

     On March 12, 1996, a special purpose affiliate of the Company, PCR, completed a private placement of $29,500,000 of its Fixed Rate Loan Backed Notes, Series 1996-1 (the "Notes"). The Notes, issued at par, which mature in 2016 and bear interest at the rate of 6.72% per annum, are collateralized by approximately $39.7 million of loans contributed by the Company to the Partnership. In connection with this private placement, the Notes were given a rating of "AA" by Duff and Phelps Credit Rating Co. The loans were originated or purchased by the Company in accordance with the Company's lending strategy and underwriting criteria. The Partnership has the exclusive obligation for the repayment of the Notes, and the holders of the Notes have no recourse to the Company or its assets in the event of nonpayment other than the loans contributed to the Partnership and the restricted investments. The net proceeds from this issuance of the Notes (approximately $27.1 million after giving effect to costs of $500,000 and a $1.9 million deposit held by the trustee as collateral) were distributed to the Company in accordance with its interest in the Partnership. The Company used such proceeds to pay down all outstanding borrowings under the Company's credit facility and intends to make additional loans in accordance with its lending criteria.

                              PMC COMMERCIAL TRUST

NOTE 11. FAIR VALUES OF FINANCIAL INSTRUMENTS:

     At December 31, 1995, the estimated fair values of the Company's financial instruments are as follows:

                                                                 CARRYING          FAIR
                                                                  AMOUNT           VALUE
                                                                -----------     -----------
    Assets:
      Loans receivable, net...................................  $59,129,536     $60,505,163
      Cash equivalents........................................      173,679         173,679
      Cash....................................................       33,504          33,504
      Other Assets............................................      436,445         436,445
    Liabilities:
      Notes payable...........................................    7,920,000       7,920,000
      Other liabilities.......................................    3,553,237       3,553,237

  (a) Loans receivable, net

     The estimated fair value for all fixed rate loans is estimated by discounting the estimated cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities.

     The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and accordingly, delinquent loans have been disregarded in the valuation methodologies employed.

  (b) Cash equivalents

     The carrying amount is a reasonable estimation of fair value.

  (c) Cash

     The carrying amount is a reasonable estimation of fair value.

  (d) Other assets

     The carrying amount is a reasonable estimation of fair value.

  (e) Notes payable

     The carrying amount is a reasonable estimation of fair value since amounts due under the revolving credit facility are variable rate, short term obligations.

  (f) Other liabilities

     The carrying amount is a reasonable estimation of fair value.

                              PMC COMMERCIAL TRUST

NOTE 12. QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following represents selected quarterly financial data of the Company; which in the opinion of management, reflects adjustments (comprising only normal recurring adjustments) necessary for fair presentation.

                                                                        1994
                                                     ------------------------------------------
                                                                                   EARNINGS PER
                                                      REVENUES      NET INCOME        SHARE
                                                     ----------     ----------     ------------
    First Quarter..................................  $  490,596     $  410,606        $ 0.12
    Second Quarter.................................     778,500        665,075          0.19
    Third Quarter..................................   1,231,607      1,125,493          0.33
    Fourth Quarter.................................   1,190,069        998,968          0.29
                                                     ----------     ----------        ------
                                                     $3,690,772     $3,200,142        $ 0.93
                                                     ==========     ==========        ======

                                                                        1995
                                                     ------------------------------------------
                                                                                   EARNINGS PER
                                                      REVENUES      NET INCOME        SHARE
                                                     ----------     ----------     ------------
    First Quarter..................................  $1,421,548     $1,185,124        $ 0.34
    Second Quarter.................................   1,414,668      1,128,282          0.33
    Third Quarter..................................   1,591,744      1,254,743          0.36
    Fourth Quarter.................................   1,802,455      1,327,875          0.39
                                                     ----------     ----------        ------
                                                     $6,230,415     $4,896,024        $ 1.42
                                                     ==========     ==========        ======

NOTE 13. SUBSEQUENT EVENT (UNAUDITED):

     On April 23, 1996, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission to register for sale up to 2,360,000 common shares of beneficial interest. The registration is ongoing and there can be no assurance that the registration statement will be declared effective or that the Company will be able to sell any of the shares.

================================================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE COMPANY'S INVESTMENT MANAGER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                            PAGE
                                                            ----
               AVAILABLE INFORMATION.......................   2
               PROSPECTUS SUMMARY..........................   3
               RISK FACTORS................................   7
               THE COMPANY.................................  13
               USE OF PROCEEDS.............................  14
               PRICE RANGE OF COMMON SHARES................  14
               DIVIDENDS AND DISTRIBUTIONS POLICY..........  15
               CAPITALIZATION..............................  17
               SELECTED FINANCIAL DATA.....................  18
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS................................  19
               BUSINESS....................................  25
               MANAGEMENT..................................  37
               INVESTMENT MANAGER..........................  42
               PRINCIPAL SHAREHOLDERS......................  46
               DESCRIPTION OF SHARES OF BENEFICIAL
                 INTEREST..................................  47
               CERTAIN PROVISIONS OF THE TEXAS REIT ACT AND
                 OF THE COMPANY'S DECLARATION OF TRUST AND
                 BYLAWS....................................  49
               FEDERAL INCOME TAX CONSIDERATIONS...........  50
               ERISA CONSIDERATIONS........................  57
               UNDERWRITING................................  59
               LEGAL MATTERS...............................  60
               EXPERTS.....................................  60
               GLOSSARY....................................  61
               INDEX TO FINANCIAL STATEMENTS............... F-1


================================================================================

================================================================================

                                2,000,000 SHARES

                                      PMC
                                COMMERCIAL TRUST



                                COMMON SHARES OF
                              BENEFICIAL INTEREST

                              --------------------

                                   PROSPECTUS

                              --------------------



                            OPPENHEIMER & CO., INC.

                              J.C. BRADFORD & CO.

                             FAHNESTOCK & CO. INC.



                                            , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Shares being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD fee and the American Stock Exchange listing fee.

                                       ITEM                                      AMOUNT
    --------------------------------------------------------------------------- --------
    Registration Fee -- Securities and Exchange Commission..................... $ 13,733
    NASD Fee...................................................................    4,483
    American Stock Exchange Listing Fee........................................   17,500
    Transfer Agent's and Registrar's Fees*.....................................    1,000
    Printing and Engraving Fees*...............................................   80,000
    Legal Fees and Expenses (other than Blue Sky)*.............................   75,000
    Accounting Fees and Expenses*..............................................   45,000
    Blue Sky Fees and Expenses (including fees of counsel)*....................   35,000
    Travel Expense*............................................................   15,000
    Miscellaneous Expenses*....................................................   13,284
                                                                                --------
              Total............................................................ $300,000
                                                                                ========

- ---------------

* Estimated

ITEM 31. SALES TO SPECIAL PARTIES

     The Company is concurrently, by means of this registration statement, offering 60,000 Common Shares directly to trust managers, officers and employees of the Company and directors, officers and employees of PMC Advisers or of the affiliates of PMC Advisers and certain associated persons and entities, at a
price equal to $          per share less underwriting discounts and commissions
payable with respect to the Common Shares offered to the public. The obligation of such direct investors to purchase Common Shares in the Direct Offering is contingent on the purchase of Common Shares by the Underwriters. There is no minimum number of Common Shares to be purchased in the Direct Offering. As a condition to the purchase of Common Shares in the Direct Offering, such investors shall agree not to resell any Common Shares purchased by them for at least 180 days from the date of this registration statement without the consent of Oppenheimer & Co., Inc.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

     On June 7, 1993, the Company issued 100 Common Shares of beneficial interest to each of Lance B. Rosemore, President, Chief Executive Officer and Trust Manager of the Company, and Andrew S. Rosemore, Chairman of the Board of Trust Managers, Chief Operating Officer and Trust Manager of the Company, for an aggregate price of $2,790 pursuant to an exemption from registration under the Securities Act of 1933, as amended provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 33. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS

     Section 9.20 of the Texas Real Estate Investment Trust Act (the "Texas REIT Act"), subject to procedures and limitations stated therein, allows the Company to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The Company is required by Section
9.20 to indemnify a trust manager or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a trust manager or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under the Texas REIT Act, trust managers and officers are not entitled to indemnification if (i) the trust manager or officer is found liable to the real estate investment trust or is found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust and (ii) the trust manager or officer was found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. The statute provides that indemnification pursuant to its provisions is not exclusive of the rights of indemnification to which a person may be entitled under any provision of the Declaration of Trust, bylaws, agreements, or otherwise. In addition, the Company has, pursuant to Section 15.10 of the Texas REIT Act, provided in its Declaration of Trust that, to the fullest extent permitted by applicable law, a trust manager of the Company shall not be liable for any act, omission, loss, damage, or expense arising from the performance of his duty under the real estate investment trust, except for his own willful misfeasance, malfeasance or negligence.

     The Company's Declaration of Trust and Bylaws provide for indemnification by the Company of its trust managers and officers to the fullest extent permitted by the Texas REIT Act. In addition, the Company's Bylaws provide that the Company may pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer provided that (i) the trust managers have consented to the advancement of expenses (which consent shall not be unreasonably withheld) and
(ii) the Company shall have received (a) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under the Texas REIT Act and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met or it is ultimately determined that indemnification of the trust manager against expenses incurred by him in connection with that proceeding is prohibited by Section 9.20 of the Texas REIT Act.

     The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

ITEM 34. TREATMENT OF PROCEEDS FROM COMMON SHARES BEING REGISTERED

     Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  a. Financial Statements

     Report of Independent Accountants

        Consolidated Financial Statements:

        Consolidated Balance Sheets as of December 31, 1994 and 1995 and March
         31, 1996

        Consolidated Statements of Income for the period June 4, 1993 (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996

        Consolidated Statements of Beneficiaries' Equity for the period June 4,
         1993 (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996

        Consolidated Statements of Cash Flows for the period June 4, 1993 (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996

     Notes to Consolidated Financial Statements

  b. Schedules to Financial Statements

     None.

  c. Exhibits


        1.1          -- Form of Underwriting Agreement*
        3.1          -- Declaration of Trust (previously filed with the Company's
                        Registration Statement on Form S-11 filed with the Securities and
                        Exchange Commission on June 25, 1993, as amended (Registration No.
                        33-65010), as Exhibit No. 3.1 and incorporated herein by reference)
        3.1(a)       -- Amendment No. 1 to Declaration of Trust (previously filed with the
                        Company's Amendment No. 1 on Form S-11 filed with the Securities and
                        Exchange Commission on September 30, 1993, as amended (Registration
                        No. 33-65010), as Exhibit No. 3.1(a) and incorporated herein by reference)
        3.1(b)       -- Amendment No. 2 to Declaration of Trust (previously filed with the
                        Company's Annual Report on Form 10-K for the year ended December 31,
                        1993 as Exhibit No. 3.1(b) and incorporated herein by reference)
        3.2          -- Bylaws (previously filed with the Company's Registration Statement on
                        Form S-11 filed with the Securities and Exchange Commission on June
                        25, 1993, as amended (Registration No. 33-65010), as Exhibit No. 3.2 and incorporated herein by reference)
        4.           -- Form of Share Certificate*
        5.           -- Opinion of Winstead Sechrest & Minick P.C., regarding the legality of the Common Shares*
        8.           -- Opinion of Winstead Sechrest & Minick P.C., regarding tax matters*
       10.1          -- Investment Management Agreement between the Company and PMC Advisers,
                        Inc.*
       10.2          -- 1993 Employee Share Option Plan (previously filed with the Company's
                        Registration Statement on Form S-11 filed with the Securities and
                        Exchange Commission on June 25, 1993, as amended (Registration No.
                        33-65010), as Exhibit No. 10.2 and incorporated herein by reference)
       10.3          -- 1993 Trust Manager Share Option Plan (previously filed with the
                        Company's Registration Statement on Form S-11 filed with the
                        Securities and Exchange Commission on June 25, 1993, as amended
                        (Registration No. 33-65010), as Exhibit No. 10.3 and incorporated herein by reference)
       10.4          -- Dividend Reinvestment Plan (previously filed with the Company's
                        Registration Statement on Form S-11 filed with the Securities and
                        Exchange Commission on June 25, 1993, as amended (Registration No.
                        33-65010), as Exhibit No. 10.4 and incorporated herein by reference)
       10.5          -- Loan Origination Agreement (previously filed with the Company's
                        Registration Statement on Form S-11 filed with the Securities and
                        Exchange Commission on June 25, 1993, as amended (Registration No.
                        33-65010), as Exhibit No. 10.5 and incorporated herein by reference)
       10.6          -- Revolving Credit Facility (previously filed with the Company's Annual
                        Report on Form 10-K for the year ended December 31, 1995 as Exhibit
                        No. 10.6 and incorporated herein by reference)
       10.7          -- Structured Financing (previously filed with the Company's Annual
                        Report on Form 10-K for the year ended December 31, 1995 as Exhibit
                        No. 10.7 and incorporated herein by reference)

       10.8          -- Marketing/Reserve Agreement between U.S. Franchise Systems, Inc. and the Company*
       23.1          -- Consent of Coopers & Lybrand L.L.P.**
       23.2          -- Consent of Winstead Sechrest & Minick P.C. Included in responses to items 5 and 8*
       24.           -- Powers of attorney of the persons signing this registration statement*
       27.           -- Financial Data Schedule*


- ---------------


 * Previously filed



** Filed herewith


ITEM 36. UNDERTAKINGS

  (a) Undertaking related to acceleration of effectiveness:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) Undertaking related to equity offerings of non-reporting registrants:

     The undersigned registrant hereby undertakes to provide to the representatives of the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the representatives of the underwriters to permit prompt delivery to each purchaser.

  (c) Undertaking related to Rule 430A:

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 19, 1996.


                                            PMC COMMERCIAL TRUST

                                            By: /s/  Lance B. Rosemore
                                            ------------------------------------
                                                Lance B. Rosemore, President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.



                    NAME                                  TITLE                    DATE
- ---------------------------------------------  ------------------------------------------------
         /s/  Dr. ANDREW S. ROSEMORE           Chairman of the Board, Chief    June 19, 1996
- ---------------------------------------------    Operating Officer and
           Dr. Andrew S. Rosemore                Trust Manager


           /s/  LANCE B. ROSEMORE              President, Chief Executive     June 19, 1996
- ---------------------------------------------    Officer, Secretary and
              Lance B. Rosemore                  Trust Manager (principal
                                                 executive officer)


            /s/  BARRY N. BERLIN               Chief Financial Officer        June 19, 1996
- ---------------------------------------------    (principal financial and
               Barry N. Berlin                   accounting officer)


            /s/  NATHAN G. COHEN*              Trust Manager                  June 19, 1996
- ---------------------------------------------
               Nathan G. Cohen


        /s/  DR. MARTHA R. GREENBERG*          Trust Manager                  June 19, 1996
- ---------------------------------------------
           Dr. Martha R. Greenberg


           /s/  ROY H. GREENBERG*              Trust Manager                  June 19, 1996
- ---------------------------------------------
              Roy H. Greenberg


              /s/  IRVING MUNN*                Trust Manager                  June 19, 1996
- ---------------------------------------------
                 Irving Munn


            /s/  DR. IRA SILVER*               Trust Manager                  June 19, 1996
- ---------------------------------------------
               Dr. Ira Silver


       *By:     /s/  LANCE B. ROSEMORE
- ---------------------------------------------
              Lance B. Rosemore
              Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                   DESCRIPTION                                  PAGE
- ---------- ------------------------------------------------------------------------   ----
   1.1     -- Underwriting Agreement*
   3.1     -- Declaration of Trust (previously filed with the Company's
              Registration Statement on Form S-11 filed with the Securities and
              Exchange Commission on June 25, 1993, as amended (Registration No.
              33-65910), as Exhibit No. 3.1 and incorporated herein by reference)
   3.1(a)  -- Amendment No. 1 to Declaration of Trust (previously filed with the
              Company's Amendment No. 1 on Form S-11 filed with the Securities and
              Exchange Commission on September 30, 1993, as amended (Registration
              No. 33-65010), as Exhibit No. 3.1(a) and incorporated herein by reference)
   3.1(b)  -- Amendment No. 2 to Declaration of Trust (previously filed with the
              Company's Annual Report on Form 10-K for the year ended December 31,
              1993 as Exhibit No. 3.1(b) and incorporated herein by reference)
   3.2     -- Bylaws (previously filed with the Company's Registration Statement on
              Form S-11 filed with the Securities and Exchange Commission on June
              25, 1993, as amended (Registration No. 33-65910), as Exhibit No. 3.2 and incorporated herein by reference)
   4.      -- Form of Share Certificate*
   5.      -- Opinion of Winstead Sechrest & Minick P.C., regarding the legality of the Common Shares*
   8.      -- Opinion of Winstead Sechrest & Minick P.C., regarding tax matters*
  10.1     -- Investment Management Agreement between the Company and PMC Advisers,
              Inc.*
  10.2     -- 1993 Employee Share Option Plan (previously filed with the Company's
              Registration Statement on Form S-11 filed with the Securities and
              Exchange Commission on June 25, 1993, as amended (Registration No.
              33-65910), as Exhibit No. 10.2 and incorporated herein by reference)
  10.3     -- 1993 Trust Manager Share Option Plan (previously filed with the
              Company's Registration Statement on Form S-11 filed with the
              Securities and Exchange Commission on June 25, 1993, as amended
              (Registration No. 33-65910), as Exhibit No. 10.3 and incorporated herein by reference)
  10.4     -- Dividend Reinvestment Plan (previously filed with the Company's
              Registration Statement on Form S-11 filed with the Securities and
              Exchange Commission on June 25, 1993, as amended (Registration No.
              33-65910), as Exhibit No. 10.4 and incorporated herein by reference)
  10.5     -- Loan Origination Agreement (previously filed with the Company's
              Registration Statement on Form S-11 filed with the Securities and
              Exchange Commission on June 25, 1993, as amended (Registration No.
              33-65910), as Exhibit No. 10.5 and incorporated herein by reference)
  10.6     -- Revolving Credit Facility (previously filed with the Company's Annual
              Report on Form 10-K for the year ended December 31, 1995 as Exhibit
              No. 10.6 and incorporated herein by reference)
  10.7     -- Structured Financing (previously filed with the Company's Annual
              Report on Form 10-K for the year ended December 31, 1995 as Exhibit
              No. 10.7 and incorporated herein by reference)

 EXHIBIT
   NO.                                   DESCRIPTION                                  PAGE
- ---------- ------------------------------------------------------------------------   ----
  10.8     -- Marketing/Reserve Agreement between U.S. Franchise Systems, Inc. and the Company*
  23.1     -- Consent of Coopers & Lybrand L.L.P.**
  23.2     -- Consent of Winstead Sechrest & Minick P.C. Included in responses to items 5 and 8*
  24.      -- Powers of attorney of the persons signing this registration statement*
  27.      -- Financial Data Schedule*


- ---------------


 * Previously filed.


** Filed herewith.